Exhibit 99.1

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

INTRODUCTION

Management’s Discussion and Analysis should be read in conjunction with the Consolidated Financial Statements and Notes for the years ended December 31, 2006, 2005 and 2004.

EXECUTIVE OVERVIEW

In June 2006, the Board of Directors of Duke Energy authorized management to pursue a plan to create two separate publicly traded companies by spinning off Duke Energy’s natural gas businesses that were owned through Duke Energy’s wholly-owned subsidiary, Duke Capital LLC (now Spectra Energy Capital, LLC). On January 2, 2007, Duke Energy completed the spin-off of its natural gas businesses, including Spectra Energy Capital, to Duke Energy’s shareholders. Spectra Energy Capital was contributed by Duke Energy to Spectra Energy and all of the outstanding common stock of Spectra Energy was distributed to the Duke Energy shareholders. The Duke Energy shareholders received one share of Spectra Energy common stock for every two shares of Duke Energy common stock, resulting in the issuance of approximately 631 million shares of Spectra Energy on January 2, 2007.

Prior to the distribution by Duke Energy, Spectra Energy Capital implemented an internal reorganization in which the operations and assets of Spectra Energy Capital that were not associated with the natural gas businesses, were contributed by Spectra Energy Capital to Duke Energy or its subsidiaries. The contribution to Duke Energy included the following operations:

•	International Energy business segment,

•	Crescent Resources (a real estate business),

•

The remaining portion of Spectra Energy Capital’s business formerly known as DENA (Duke Energy North America), which included unregulated power plant development and operations, and the marketing and trading of various energy services and commodities, and

•	Other miscellaneous operations, such as a fiber optic communications network and a project development services partnership, that were not associated with the natural gas operations of Spectra Energy.

Following this internal reorganization and the distribution by Duke Energy to Spectra Energy, Spectra Energy Capital became a direct, wholly-owned subsidiary of Spectra Energy. All of the operating assets, liabilities and operations of Spectra Energy are held by Spectra Energy Capital, except for employee benefit plan assets and liabilities that were contributed by Duke Energy directly to Spectra Energy in the separation transaction. As a result of these spin-off steps, Spectra Energy Capital is treated as the predecessor entity of Spectra Energy for financial statement purposes. Accordingly, this report includes the audited consolidated financial statements of Spectra Energy Capital. References throughout this document, including the discussions throughout this Management’s Discussion and Analysis of Financial Condition and Results of Operations, to the consolidated financial statements or notes thereto are referring to the statements of Spectra Energy Capital. Future financial statements and related information of Spectra Energy will reflect that of Spectra Energy Capital for all prior periods reported.

The results of operations of substantially all of the businesses retained by Duke Energy are reflected as discontinued operations in the accompanying Consolidated Statements of Operations for all periods presented. Transferred corporate services entities remain presented within continuing operations of Spectra Energy Capital for all periods presented since Spectra Energy Capital will continue to provide similar corporate services to support the operations of Spectra Energy.

Effective upon the completion of the spin-off in January 2007, Spectra Energy Capital adopted new business segments to align the various operations of Spectra Energy Capital with how the chief operating decision maker views the business: U.S. Transmission, Distribution, Western Canada Transmission & Processing and Field Services. All prior period information discussed herein has been re-cast to reflect these new business segments.

2006 Financial Results.     For the year-ended December 31, 2006, Spectra Energy Capital reported income from continuing operations of $936 million as compared to income from continuing operations of $1,409 million for the year ended December 31, 2005. The decrease in income from continuing operations was due primarily to the absence of prior year pre-tax gains of approximately $900 million (net of minority interest of approximately $343 million) recorded in 2005 related to DCP Midstream’s sale of TEPPCO GP, which is the general partner of TEPPCO LP and Spectra Energy Capital’s sale of its limited partner interests in TEPPCO LP, and an approximate $575 million gain recorded in 2005 as a result of the DCP Midstream disposition transaction, partially offset by the absence of prior year hedge losses in 2006 associated with de-designated Field Services’ hedges and reduced income tax expense in 2006, as discussed below. The highlights for 2006 include the following:

•

U.S. Transmission’s earnings decreased primarily as a result of higher operating and maintenance expenses, partially offset by increased revenues from completed pipeline expansion projects and higher prices and volumes related to processing activities.

•

Distribution’s earnings decreased primarily as a result of lower gas usage associated with warmer winter weather experienced in 2006 as compared to 2005, partially offset by the favorable Canadian dollar foreign exchange impacts.

•

Western Canada Transmission & Processing benefited from the processing activities and associated strong commodity prices in 2006 on the Empress System that was acquired in August 2005 as part of the DCP Midstream disposition transaction with ConocoPhillips.

•

Field Services experienced lower earnings in 2006 primarily as a result of the 2005 gains on the sale of the TEPPCO investments and the transfer of a 19.7% interest in DCP Midstream to ConocoPhillips in July 2005, which resulted in the deconsolidation of the investment in DCP Midstream. Results in 2006 were favorably affected by strong commodity prices.

•

Other experienced lower losses in 2006 primarily as a result of prior year impact of realized and unrealized mark-to-market impacts on certain discontinued cash flow hedges originally entered into to hedge Field Services’ commodity price risk and decreased captive insurance expenses due to the transfer of ownership in Bison to Duke Energy effective April 1, 2006.

•

Income tax expense from continuing operations, net of tax, was lower in 2006 as a result of a decrease in earnings from continuing operations before income taxes and a reduction in the effective tax rate. The reduction in the effective tax rate resulted primarily from a benefit to state taxes due to a reduction in the unitary state tax rate in 2006 as a result of Duke Energy’s merger with Cinergy.

•

Income (loss) from discontinued operations improved in 2006 compared to the prior year due primarily to an approximate $0.7 billion after-tax impairment charge (approximately $0.9 billion pre-tax) in 2005 related to the former DENA segment, as a result of the decision to exit substantially all former DENA operations except for the Midwestern operations, remaining Southeastern operations, and the related investment in DETM. For purposes of these financial statements, the Midwestern operations are included in discontinued operations for all periods presented as the Midwestern assets and related operations were transferred by Spectra Energy Capital to Duke Energy Ohio in April 2006. Additionally, results reflect the net of tax impacts of the operations of International Energy and Spectra Energy Capital’s interest in Crescent, including an approximate $250 million pre-tax gain recorded in 2006 on Spectra Energy Capital’s sale of an effective 50% of its interest in Crescent, and various operations previously included in Other, which are classified in discontinued operations as a result of Spectra Energy Capital transferring these operations to Duke Energy in December 2006, and the impacts of termination or sale of the final remaining contracts at former DENA.

Spectra Energy’s Strategy.    Following the spin-off from Duke Energy, Spectra Energy expects to benefit from a sharper focus on core business and growth opportunities, with greater flexibility in accessing capital markets and responding to changes in the industry.

Spectra Energy’s primary business objective is to provide value added, reliable and safe services to customers, which Spectra Energy believes will create opportunities to deliver increased dividends per share and value to shareholders of Spectra Energy. Spectra Energy intends to accomplish this objective by executing the following overall business strategies:

•	Capitalize on the size and attributes of existing assets,

•	Pursue organic growth, expansion projects, strategic acquisitions and other business opportunities arising in Spectra Energy’s market and supply areas,

•	Continue to develop operational efficiencies among existing assets,

•	Utilize tax-efficient financial structures, such as MLPs, to improve access to capital, optimize returns on assets and finance portfolio growth,

•	Continue to focus on operational excellence including safety, reliability, compliance and stringent cost management, and

•	Retain and enhance customer and other stakeholder relationships.

Through the continued execution of these strategies, Spectra Energy expects to grow and strengthen the overall business, capture new growth opportunities and deliver value to Spectra Energy’s stakeholders.

Economic Factors for Spectra Energy’s Business.    At December 31, 2006, Spectra Energy operated within the business unit structure of Duke Energy, as the Natural Gas Transmission and Field Services segments of Duke Energy. The business units of Duke Energy, including the Natural Gas Transmission, Field Services, U.S. Franchised Electric and Gas and International Energy operations, were generally managed autonomously from one another. Therefore, the primary business operations of Spectra Energy and Spectra Energy Capital are not expected to change significantly from the previous operating environment of the Natural Gas Transmission and Field Services segments. There were certain shared functions among Duke Energy units, including shared corporate and business services, as well as shared strategic initiatives and capital resource allocations that will no longer be reflected in Spectra Energy’s results of operations. The scope of Spectra Energy’s corporate management will increase as a result of the separation from Duke Energy because Spectra Energy will be creating new governance and business support functions—previously provided by Duke Energy—that are required in order to operate as a separate company.

Spectra Energy’s regulated businesses are generally economically stable and are not significantly impacted in the long-term by seasonal temperature variations and changing commodity prices. However, all of Spectra Energy’s businesses can be negatively affected by sustained downturns or sluggishness in the economy, including reductions in demand and low market prices for natural gas and NGLs, all of which are beyond Spectra Energy’s control, and could impair the ability to meet long-term goals.

Subsequent to the deconsolidation of DCP Midstream, and the December 2006 distribution of the operations discussed above to Duke Energy, substantially all of Spectra Energy’s revenues are based on regulated tariff rates, which include the recovery of certain fuel costs. However, lower overall economic output would cause Spectra Energy to experience a decline in the volume of natural gas transported and distributed or gathered and processed at its plants, resulting in lower earnings and cash flows. This decline would primarily affect distribution revenues in the short-term. Processing revenues are also impacted by volumes of natural gas made available to the system, which is primarily driven by levels of natural gas drilling activity. Transmission revenues could be impacted by long-term economic declines that could result in the non-renewal of long-term contracts at time of expiration. Pipeline transportation and storage customers continue to renew most contracts as they expire.

Spectra Energy’s key markets—the Northeast United States, Florida and the Southeast United States, Ontario and the Pacific Northwest—are projected to continue to exhibit higher than average annual growth in natural gas demand versus the North American and U.S. Lower 48 average growth rates through 2015. This demand growth is primarily driven by the natural gas-fired electric generation sector. The natural gas industry is currently experiencing a significant shift in the sources of supply, and this dramatic change is affecting Spectra Energy’s growth strategies. Traditionally, supply to Spectra Energy’s markets has come from the Gulf Coast region, onshore and offshore, as well as from fields in Western Canada and Eastern Canada. The national supply profile is shifting to new, and, in some cases, non-conventional sources of gas from basins in the Rockies, Mid-Continent and East Texas. In addition, the natural gas supply outlook will be shaped by new LNG re-gasification facilities being built. LNG will clearly be an important new source of supply, but the timing and extent of incremental supply from LNG is yet to be determined and, at present, LNG remains a small percentage of the overall supply to the markets Spectra Energy serves. These supply shifts are shaping the growth strategies that Spectra Energy will pursue, and therefore, will affect the nature of the projects anticipated in the capital and investment expenditure increases discussed below in “—Liquidity and Capital Resources.”

Spectra Energy’s businesses in the U.S. are subject to regulations on the federal and state level. Regulations, applicable to the gas transmission and storage industry, have a significant impact on the nature of the businesses and the manner in which they operate. Changes to regulations are ongoing and Spectra Energy cannot predict the future course of changes in the regulatory environment or the ultimate effect that any future changes will have on its business. Additionally, investments and projects located in Canada expose Spectra Energy to risks related to Canadian laws, taxes, economic conditions, fluctuations in currency rates, political conditions and policies of the Canadian government. From 2002 through 2006, the Canadian dollar has strengthened significantly compared to the U.S. dollar, which has favorably impacted earnings during these periods. Changes in this exchange rate or other of these factors are difficult to predict and may impact future results.

Certain of Spectra Energy’s earnings are impacted by fluctuations in commodity prices, especially the earnings of the DCP Midstream investment and the Empress NGL operations in Canada. Although natural gas and NGL commodity prices increased in 2005 and 2006, this trend in commodity prices may not be indicative of future prices. Currently, Spectra Energy does not enter into derivative instruments to hedge the expected exposures associated with its processing business in Canada. Prior to 2006, to mitigate the risks associated with its investment in DCP Midstream, Spectra Energy entered into derivative instruments to hedge a portion of these expected exposures. Management evaluates, on an ongoing basis, the level of such hedging and currently does not have any plans to enter into new hedge positions around these earnings.

It is expected that the effective income tax rates will approximate 30-35% on an annual basis, taking into consideration the United States and Canadian tax jurisdictions applicable to operations.

Spectra Energy relies on access to both short-term money markets and longer-term capital markets as a source of liquidity for capital requirements not met by cash flow from operations. An inability to access capital at competitive rates could adversely affect Spectra Energy’s ability to implement its strategy. Market disruptions, or a downgrade of the credit ratings of Spectra Energy Capital or its subsidiaries may increase the cost of borrowing or adversely affect the ability to access one or more sources of liquidity.

For further information related to management’s assessment of Spectra Energy’s risk factors, see Item 1A. “Risk Factors” of Spectra Energy’s Annual Report on Form 10-K for the year ended December 31, 2006.

RESULTS OF OPERATIONS OF SPECTRA ENERGY CAPITAL

Consolidated Operating Revenues

Year Ended December 31, 2006 as Compared to December 31, 2005. Consolidated operating revenues for 2006 decreased $4,922 million, compared to 2005. This change was driven by:

•	A $5,530 million decrease due to the deconsolidation of DCP Midstream, effective July 1, 2005, and

•	An $87 million decrease in captive insurance revenues due to the transfer of ownership in Bison to Duke Energy effective April 1, 2006.

Partially offsetting these decreases in revenues were:

•

A $330 million increase at Western Canada Transmission & Processing primarily resulting from processing revenues on the Empress System acquired in August 2005 and favorable Canadian dollar foreign exchange impacts,

•

An approximate $130 million increase in Other related to the prior year impact of mark-to-market losses, primarily unrealized, due to increased commodity prices as a result of the discontinuance of certain cash flow hedges entered into to hedge Field Services’ commodity price risk (see Note 7 to the Consolidated Financial Statements, “Risk Management and Hedging Activities, Credit Risk, and Financial Instruments”) from February 22, 2005 to June 30, 2005. Effective with the deconsolidation of DCP Midstream on July 1, 2005, mark-to-market changes related to these discontinued hedges are classified in Other income and expenses, net on the Consolidated Statements of Operations,

•

A $97 million increase at Distribution driven by the recovery of higher natural gas commodity prices passed through to customers without a mark-up and favorable Canadian dollar exchange impacts, partially offset by lower gas usage due to unseasonably warmer winter weather, and

•	A $50 million increase at U.S. Transmission that resulted from new pipeline expansion revenues and higher processing revenues associated with pipeline transportation.

Year Ended December 31, 2005 as Compared to December 31, 2004. Consolidated operating revenues for 2005 decreased $3,979 million, compared to 2004. This change was driven by:

•	A $5,380 million decrease due to the deconsolidation of DCP Midstream, effective July 1, 2005

•

An approximate $130 million decrease resulting from mark-to-market losses, primarily unrealized, due to increased commodity prices as a result of the discontinuance of certain cash flow hedges entered into to hedge Field Services’ commodity price risk discussed above, and

•	A $113 million decrease at Commercial Power due to the sale of the Southeast plants in 2004.

Partially offsetting these decreases in revenues were:

•

An approximate $850 million increase at Field Services, excluding the impact of the deconsolidation of DCP Midstream, due primarily to higher average commodity prices, primarily NGL and natural gas in the first six months of 2005, and

•	A $316 million increase at Western Canada Transmission & Processing mainly reflecting the acquisition of the Empress System in August 2005,

•

A $297 million increase at Distribution due to higher natural gas prices that are passed through to customers, favorable foreign exchange rates as a result of the strengthening Canadian dollar and increased gas distribution revenues resulting from higher gas usage in the power market, and

•	A $97 million increase at U.S. Transmission as a result of higher rates on the M&N Pipeline, higher commodity prices for processing activities and revenues from expansion projects placed into service.

For a more detailed discussion of operating revenues, see the segment discussions that follow.

Consolidated Operating Expenses

Year Ended December 31, 2006 as Compared to December 31, 2005. Consolidated operating expenses for 2006 decreased $4,789 million, compared to 2005. The change was primarily driven by:

•	An approximate $5,090 million decrease due to the deconsolidation of DCP Midstream, effective July 1, 2005,

•

A $133 million decrease in captive insurance expenses due primarily to the transfer of ownership in Bison to Duke Energy effective April 1, 2006, and prior year recognition of reserves for estimated property damage related to hurricanes and business interruption losses, and

•

An approximate $120 million decrease associated with the prior year recognition of unrealized losses in accumulated other comprehensive income (AOCI) as a result of the discontinuance of certain cash flow hedges entered into to hedge Field Services’ commodity price risk, which were previously accounted for as cash flow hedges (see Note 7 to the Consolidated Financial Statements, “Risk Management and Hedging Activities, Credit Risk, and Financial Instruments”).

Partially offsetting these decreases in expenses were:

•	A $232 million increase at Western Canada Transmission & Processing primarily due to the Empress System being acquired in August 2005 and Canadian dollar foreign exchange impacts,

•

A $108 million increase at Distribution that reflects increased natural gas prices passed through to customers without a mark-up and Canadian dollar exchange impacts, partially offset by lower gas usage resulting from unseasonably warmer winter weather, and

•

A $109 million increase at U.S. Transmission resulting from higher pipeline and storage operating costs, increased pipeline integrity and project development expenses, and higher corporate costs allocated from Duke Energy.

Year Ended December 31, 2005 as Compared to December 31, 2004. Consolidated operating expenses for 2005 decreased $3,634 million, compared to 2004. The change was primarily driven by:

•	A $5,072 million decrease due to the deconsolidation of DCP Midstream, effective July 1, 2005, and

•	A $143 million decrease at Commercial Power due to the sale of the Southeast Plants in 2004.

Partially offsetting these decreases in expenses were:

•	An approximate $675 million increase in operating expenses at Field Services driven primarily by higher average NGL and natural gas prices in the first six months of 2005,

•	A $313 million increase at Western Canada Transmission & Processing primarily reflecting gas purchase costs associated with the Empress System acquired in August 2005,

•	A $294 million increase at Distribution that includes increased natural gas prices, foreign exchange impacts, and increased gas purchases primarily as a result of higher gas usage in the power market,

•

An approximate $120 million increase related to the recognition of unrealized losses in AOCI as a result of the discontinuance of certain cash flow hedges entered into to hedge Field Services’ commodity price risk, which were previously accounted for as cash flow hedges (see Note 7 to the Consolidated Financial Statements, “Risk Management and Hedging Activities, Credit Risk, and Financial Instruments”), and

•	A $59 million increase as a result of the 2004 correction of an immaterial accounting error in prior periods related to reserves at Bison.

For a more detailed discussion of operating expenses, see the segment discussions that follow.

Consolidated Gains (Losses) on Sales of Other Assets and Other, net

Consolidated gains (losses) on sales of other assets and other, net was a gain of $47 million for 2006, a gain of $522 million for 2005, and a loss of $349 million for 2004. The gain in 2006 was due primarily to gains on settlements of customers’ transportation contracts at U.S. Transmission (approximately $28 million). The gain in 2005 was due primarily to the pre-tax gain resulting from the DCP Midstream disposition transaction (approximately $575 million), partially offset by net pre-tax losses at Commercial Power, principally the termination of former DENA structured power contracts in the Southeast region (approximately $70 million). The loss in 2004 was due primarily to pre-tax losses on the sale of the Southeast Plants (approximately $360 million) at Commercial Power.

Consolidated Operating Income

Year Ended December 31, 2006 as Compared to December 31, 2005. For 2006, consolidated operating income decreased $608 million, compared to 2005. Decreased operating income was primarily related to an approximate $575 million gain in 2005 resulting from the DCP Midstream disposition transaction and the impacts of the deconsolidation of DCP Midstream, effective July 1, 2005, which amounted to approximately $440 million for 2005. Partially offsetting these decreases were an approximate $250 million negative impact to operating income in 2005 related to the discontinuance of certain cash flow hedges entered into to hedge Field Services’ commodity price risk and an approximate $70 million charge in 2005 related to the termination of former DENA structured power contracts in the Southeast region.

Year Ended December 31, 2005 as Compared to December 31, 2004. For 2005, consolidated operating income increased $526 million, compared to 2004. Increased operating income was due primarily to the gain in 2005 resulting from the DCP Midstream disposition transaction and the charge in 2004 associated with the sale of the Southeast Plants in 2005, partially offset by charges in 2005 related to the discontinuance of certain cash flow hedges entered into to hedge Field Services’ commodity price risk, charges in 2005 related to the termination of structured power contracts in the Southeast region and increased liabilities associated with mutual insurance companies.

Other drivers to operating income are discussed above. For more detailed discussions, see the segment discussions that follow.

Consolidated Other Income and Expenses

Year Ended December 31, 2006 as Compared to December 31, 2005. For 2006, consolidated other income and expenses decreased $932 million, compared to 2005. The decrease was due primarily to $1,245 million of pre-tax gains on sales of equity investments recorded in 2005, primarily associated with the sale of TEPPCO GP and Spectra Energy Capital’s limited partner interest in TEPPCO LP, partially offset by an increase of approximately $254 million in equity in earnings of unconsolidated affiliates due primarily to the deconsolidation of DCP Midstream effective July 1, 2005.

Year Ended December 31, 2005 as Compared to December 31, 2004. For 2005, consolidated other income and expenses increased $1,362 million, compared to 2004. The increase was due primarily to $1,245 million of pre-tax gains associated with the sale of TEPPCO GP and Spectra Energy Capital’s limited partner interest in TEPPCO LP, equity income of $292 million for the investment in DCP Midstream subsequent to the deconsolidation of DCP Midstream, effective July 1, 2005, slightly offset by the realized and unrealized pre-tax losses recognized in 2005 on certain derivative contracts hedging Field Services commodity price risk which were discontinued as cash flow hedges as a result of the deconsolidation of DCP Midstream by Spectra Energy Capital. Effective with the deconsolidation of DCP Midstream on July 1, 2005, mark-to-market changes related to the Field Services discontinued hedges are classified in Other income and expenses, net on the Consolidated Statements of Operations, while from February 22, 2005 to June 30, 2005 these mark-to-market changes were classified in Non-regulated electric, natural gas, natural gas liquids and other revenues on the Consolidated Statements of Operations.

Consolidated Interest Expense

Year Ended December 31, 2006 as Compared to December 31, 2005. For 2006, consolidated interest expense decreased $70 million, compared to 2005. This decrease is primarily attributable to reduced interest expense associated with DCP Midstream, which was deconsolidated on July 1, 2005 (an approximate $82 million impact).

Year Ended December 31, 2005 as Compared to December 31, 2004. For 2005, consolidated interest expense decreased $183 million, compared to 2004. This decrease was due primarily to Spectra Energy Capital’s debt reduction in 2004 (an approximate $120 million impact) and the deconsolidation of DCP Midstream effective July 1, 2005 (an approximate $80 million impact).

Consolidated Minority Interest Expense

Year Ended December 31, 2006 as Compared to December 31, 2005. For 2006, consolidated minority interest expense decreased $466 million, compared to 2005. This decrease primarily resulted from the 2005 gain associated with the sale of TEPPCO GP and the impact of deconsolidation of DCP Midstream effective July 1, 2005.

Year Ended December 31, 2005 as Compared to December 31, 2004. For 2005, consolidated minority interest expense increased $297 million, compared to 2004. This increase was driven primarily by increased earnings at DCP Midstream in the first six months of 2005 as a result of the sale of TEPPCO GP and higher commodity prices, offset by the impact of the deconsolidation of DCP Midstream effective July 1, 2005.

Consolidated Income Tax Expense from Continuing Operations

Year Ended December 31, 2006 as Compared to December 31, 2005. For 2006, consolidated income tax expense from continuing operations decreased $531 million, compared to 2005. This decrease primarily resulted from lower pre-tax earnings, due primarily to the 2005 gains associated with the sale of TEPPCO GP and Spectra Energy Capital’s limited partner interest in TEPPCO LP as discussed above. The effective tax rate decreased in 2006 (30%) compared to 2005 (40%). The lower effective tax rate for year ended December 31, 2006 as compared to December 31, 2005 resulted primarily from a $30 million benefit to state taxes due to a reduction in the unitary state tax rate in 2006 as a result of Duke Energy’s merger with Cinergy, a $25 million tax benefit in 2006 related to the impairment of an investment in Bolivia and a $34 million tax expense related to the repatriation of foreign earnings.

Year Ended December 31, 2005 as Compared to December 31, 2004. For 2005, consolidated income tax expense from continuing operations decreased $342 million, compared to 2004. The decrease in income tax expense from continuing operations is primarily a result of the reorganization of Duke Energy Americas LLC (DEA) in 2004 which caused the recognition of tax expense of approximately $1,030 million offset by approximately $2.0 billion in higher pre-tax earnings in 2005, due primarily to the gains associated with the sale of TEPPCO GP, Spectra Energy Capital’s limited partner interest in TEPPCO LP, and the DCP Midstream disposition transaction (see Note 2 to the Consolidated Financial Statements, “Acquisitions and Dispositions”). The effective tax rate for 2005 was 40%, compared to approximately 226% in 2004. The decrease in the effective tax rate was due primarily to the decrease in deferred taxes of approximately $1,030 million related to the restructuring of certain subsidiaries in 2004. (See Note 5 to the Consolidated Financial Statements, “Income Taxes.”)

Consolidated Income (Loss) from Discontinued Operations, net of tax

Consolidated income (loss) from discontinued operations was $308 million for 2006, ($731) million for 2005, and $593 million for 2004. These amounts represent results of operations and gains (losses) on dispositions related primarily to former DENA’s assets and contracts outside the Midwestern and Southeastern United States, which are included in Other, as well as the operations of International Energy and Spectra Energy Capital’s effective 50% interest in Crescent, and a number of businesses previously included in Other, which are classified in discontinued operations as a result of Spectra Energy Capital transferring these businesses to Duke Energy in December 2006 (see Note 12 to the Consolidated Financial Statements, “Discontinued Operations and Assets Held for Sale”). The 2006 amount is primarily comprised of the net favorable operations of International Energy and Spectra Energy Capital’s effective 50% interest in Crescent.

The 2005 amount is primarily comprised of an approximate $740 million non-cash, after-tax charge (approximately $900 million pre-tax) for the impairment of assets, and the discontinuance of hedge accounting and the discontinuance of the normal purchase/normal sale exception for certain positions, as a result of the decision to exit substantially all of former DENA’s remaining assets and contracts outside the Midwestern United States and certain contractual positions related to the Midwestern assets. Additionally, during 2005, Spectra Energy Capital recognized after-tax losses of approximately $330 million (approximately $400 million pre-tax) as the result of selling certain gas transportation and structured contracts related to the former DENA operations. These charges were offset by the recognition of after-tax gains of approximately $160 million (approximately $200 million pre-tax) related to the recognition of deferred gains in AOCI related to discontinued cash flow hedges related to the former DENA operations and the net favorable operations of International Energy and Spectra Energy Capital’s effective 50% interest in Crescent, and a number of businesses previously included in Other.

The 2004 amount is primarily comprised of a $273 million after-tax gain resulting from the sale of International Energy’s Asia-Pacific Business, and an approximate $180 million after-tax gain on the sale of two partially constructed merchant power plants in the western United States offset by operating losses at the western and northeast merchant power plants and the net favorable operations of International Energy and Spectra Energy Capital’s effective 50% interest in Crescent, and a number of businesses previously included in Other.

Consolidated Cumulative Effect of Change in Accounting Principle, net of tax and minority interest

During 2005, Spectra Energy Capital recorded a net-of-tax and minority interest cumulative effect adjustment for a change in accounting principle of $4 million as a reduction in earnings. The change in accounting principle related to the implementation of FASB Interpretation (FIN) No. 47, “Accounting for Conditional Asset Retirement Obligations,” in which the timing or method of settlement are conditional on a future event that may or may not be within the control of Spectra Energy Capital.

Segment Results

Management evaluates segment performance based on earnings before interest and taxes from continuing operations, after deducting minority interest expense related to those profits (EBIT). On a segment basis, EBIT excludes discontinued operations, represents all profits from continuing operations (both operating and non-operating) before deducting interest and taxes, and is net of the minority interest expense related to those profits. Cash, cash equivalents and short-term investments are managed centrally by Spectra Energy Capital, so the gains and losses on foreign currency remeasurement, and interest and dividend income on those balances, are excluded from the segments’ EBIT. Management considers segment EBIT to be a good indicator of each segment’s operating performance from its continuing operations, as it represents the results of Spectra Energy Capital’s ownership interest in operations without regard to financing methods or capital structures.

Effective upon the completion of the spin-off from Duke Energy in January 2007, Spectra Energy Capital adopted new business segments that management believes properly align the various operations of Spectra Energy with how the chief operating decision maker views the business: U.S. Transmission, Distribution, Western Canada Transmission & Processing and Field Services. All periods presented have been re-cast to conform the business segment disclosures to the segment structure as described above. All of Spectra Energy Capital’s business segments operating segments and are considered reportable segments under Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

U.S. Transmission provides transportation and storage of natural gas for customers in various regions of the Eastern and Southeastern United States and the Maritime Provinces in Canada.

Distribution provides retail natural gas distribution service in Ontario, Canada, as well as natural gas transportation and storage services to other utilities and energy market participants in Ontario, Quebec and the United States. These services are provided by Union Gas Limited (Union Gas).

Western Canada Transmission & Processing provides transportation of natural gas, natural gas gathering and processing services, and NGL extraction, fractionation, transportation, storage and marketing to customers in Western Canada and the northern tier of the United States. This segment conducts business primarily through the BC Pipeline and Field Services operations, the Empress System and the Midstream business, which owns a 46% interest in the operations of the Spectra Energy Income Fund (the Income Fund).

Field Services gathers, compresses, processes, transports, trades and markets, and stores natural gas; and fractionates, transports, gathers, treats, processes, trades and markets, and stores NGLs. It conducts operations primarily through DCP Midstream, which is owned 50% by ConocoPhillips and 50% by Spectra Energy Capital. Field Services gathers raw natural gas through gathering systems located in seven major natural gas producing regions: Permian, Mid-Continent, East Texas-North Louisiana, South, Central, Rocky Mountain and Gulf Coast.

The remainder of Spectra Energy Capital’s operations is presented as “Other”. While it is not considered a business segment, Other primarily includes certain unallocated corporate costs, certain discontinued hedges and Bison, Spectra Energy Capital’s wholly owned, captive insurance subsidiary. On April 1, 2006, Spectra Energy Capital transferred the operations of Bison to Duke Energy. Accordingly, Bison’s operations are not included in Spectra Energy Capital’s results of operations subsequent to its transfer to Duke Energy. Due to continuing involvement between Bison and Spectra Energy Capital entities, the results of operations of Bison do not qualify for discontinued operations treatment.

Additionally, in April 2006, Spectra Energy Capital indirectly transferred to Duke Energy Ohio, its ownership interest in former DENA’s Midwestern assets, representing a mix of combined cycle and peaking plants, with a combined capacity of approximately 3,600 MW. This transfer has been accounted for as a capital contribution at historical cost. An agreement between Spectra Energy Capital and Duke Energy Ohio associated with the transfer was assigned by Spectra Energy Capital to Duke Energy in the fourth quarter of 2006. The results of operations for former DENA’s Midwestern assets have been reflected as discontinued operations in the accompanying Consolidated Statements of Operations.

In December 2006, Spectra Energy Capital transferred the operations of International Energy and Spectra Energy Capital’s effective 50% interest in Crescent, and various other operations previously included in Other to Duke Energy. The results of operations for the majority of these operations have been reflected as discontinued operations in the accompanying Consolidated Statements of Operations. Spectra Energy Capital’s corporate and shared services operations were also transferred to Duke Energy in December 2006. However, as Spectra Energy Capital will have similar types of functions and costs in future periods, substantially all expenses associated with these corporate governance and shared service functions are classified within results from continuing operations in Other for all periods.

As discussed in Note 12 to the Consolidated Financial Statements, “Discontinued Operations and Assets Held for Sale” during the third quarter of 2005, the Board of Directors of Duke Energy authorized and directed management to execute the sale or disposition of substantially all former DENA’s remaining assets and contracts outside the Midwestern United States and certain contractual positions related to the Midwestern assets. As a result of this exit plan, as well as the transfers of the former DENA Midwestern assets and certain businesses previously included in Other (including DETM), as discussed above, the continuing operations of the former DENA segment, which are now reflected as a component of the Commercial Power segment, include only the Southeastern operations which were disposed of in 2004 and related structured power contracts that were terminated during 2005.

Spectra Energy Capital’s segment EBIT may not be comparable to a similarly titled measure of another company because other entities may not calculate EBIT in the same manner. Segment EBIT is summarized in the following table, and detailed discussions follow.

EBIT by Business Segment

	Years Ended December 31,
	2006	2005	Variance 2006 vs 2005	2004	Variance 2005 vs 2004
	(in millions)
U.S. Transmission	$816	$840	$(24)	$774	$66
Distribution	265	277	(12)	282	(5)
Western Canada Transmission & Processing	345	243	102	230	13
Field Services(a)	569	1,946	(1,377)	367	1,579
Commercial Power(b)	—	(70)	70	(386)	316

Total reportable segment EBIT	1,995	3,236	(1,241)	1,267	1,969
Other	(77)	(250)	173	91	(341)

Total reportable segment and other EBIT	1,918	2,986	(1,068)	1,358	1,628
Interest expense	(605)	(675)	70	(858)	183
Interest income and other(c)	18	24	(6)	61	(37)

Consolidated earnings from continuing operations before income taxes	$1,331	$2,335	$(1,004)	$561	$1,774

(a)	In July 2005, Duke Energy caused a Spectra Energy Capital subsidiary to complete the agreement with ConocoPhillips to reduce Spectra Energy Capital’s ownership interest in DCP Midstream from 69.7% to 50%. Field Services segment data includes DCP Midstream as a consolidated entity for periods prior to July 1, 2005 and an equity method investment for periods after June 30, 2005.

(b)	Reflects amounts associated with former DENA’s Southeast operations prior to the sale of the plants in August 2004 and the sale of the structured power contracts in December 2005.

(c)	Other includes foreign currency transaction gains and losses and additional minority interest expense not allocated to the segment results.

Minority interest expense as shown and discussed below includes only minority interest expense related to EBIT of Spectra Energy Capital’s joint ventures. It does not include minority interest expense related to interest and taxes of the joint ventures.

The amounts discussed below include intercompany transactions that are eliminated in the Consolidated Financial Statements.

U.S. Transmission

	Years Ended December 31,
	2006	2005	Variance 2006 vs 2005	2004	Variance 2005 vs 2004
	(in millions, except where noted)
Operating revenues	$1,503	$1,453	$50	$1,356	$97
Operating expenses
Operating, maintenance and other	544	431	113	399	32
Depreciation and amortization	203	207	(4)	204	3
Gains (losses) on sales of other assets and other, net	44	6	38	7	(1)

Operating income	800	821	(21)	760	61
Other income and expenses, net	44	47	(3)	36	11
Minority interest expense	28	28	—	22	6

EBIT	$816	$840	$(24)	$774	$66

Proportional throughput, TBtu (a)	1,930	1,953	(23)	1,909	44

(a)	Trillion British thermal units. Revenues are not significantly impacted by pipeline throughput fluctuations since revenues are primarily composed of demand charges.

Year Ended December 31, 2006 as Compared to December 31, 2005

Operating Revenues.    The increase was driven primarily by:

•

A $27 million increase in processing revenues resulting from higher prices and volumes associated with hurricane activities, partially offset by lower transportation and storage revenues primarily from lower negotiated rates in 2006 and 2005 contract settlements, and

•	A $26 million increase from completed and operational pipeline expansion projects primarily from the acquisition of the remaining 50% interest in Saltville in August 2005.

Operating, Maintenance and Other.    The increase was driven primarily by:

•	A $35 million increase primarily related to higher labor and outside service costs for pipeline and storage operations,

•

A $31 million increase in corporate costs allocations from Duke Energy, primarily as a result of the completion in 2006 of various business reorganizations by Duke Energy, including the merger with Cinergy,

•	A $15 million increase in plant processing fees,

•	A $12 million increase resulting from completed and operational pipeline expansion projects primarily from the acquisition of the remaining 50% interest in Saltville in August 2005,

•

A $12 million increase in pipeline integrity expenses that are reflected in operating and maintenance expenses beginning in 2006 as a result of a Federal Energy Regulatory Commission (FERC) accounting order, and

•	An $8 million increase in project development expenses, partially offset by

•	A $15 million decrease related to the resolution in 2006 of prior tax years’ ad valorem tax issues.

Gains (Losses) on Sales of Other Assets and Other, net.    The increase was driven primarily by a $28 million gain in 2006 on the settlement of a customer’s transportation contract, and a $5 million gain on the sale of Stone Mountain assets in 2006.

EBIT.    The decrease in EBIT was primarily due to increased operating and maintenance expenses, partially offset by higher revenue resulting from pipeline expansion projects, increased processing revenues associated with transportation and the gain on a settlement of a customer’s transportation contract.

Matters Impacting Future U.S. Transmission Results

U.S. Transmission plans to continue earnings growth through capital efficient projects, such as transportation and storage expansion to support a two-pronged “supply push” / “market pull” strategy, as well as continued focus on optimizing the performance of the existing operations through organizational efficiencies and cost control. Future earnings growth will be dependent on the success of expansion plans in both the market and supply areas of the pipeline network, the ability to continue renewing service contracts and continued regulatory stability. Commodity prices will continue to impact processing revenues that are associated with transportation services.

Year Ended December 31, 2005 as Compared to December 31, 2004

Operating Revenues.    The increase was driven primarily by:

•

A $60 million increase driven by higher rates at Maritimes & Northeast Pipeline, LLC and Maritimes & Northeast Pipeline, LP (collectively, M&N Pipeline) and favorable commodity price impacts on natural gas processing associated with pipeline transportation,

•	A $20 million increase from mainline expansion projects placed into service in late 2004 in the Northeast markets, and

•	An $8 million increase as a result of strengthening Canadian currency impacts on the Canadian portion of the M&N Pipeline.

Operating, Maintenance and Other.    The increase was driven primarily by:

•	A $22 million increase primarily related to project development expenses and higher insurance premiums, primarily driven by 2005 Gulf Coast hurricane activity,

•	A $23 million increase related to the 2004 resolution of ad valorem tax issues in various states, and

•	A $3 million increase associated with foreign currency impacts.

Other Income and Expenses, net.    The increase was driven primarily by the successful completion of the Gulfstream Phase II project which went into service in February 2005 and increased volumes at Gulfstream, resulting in an $11 million increase in U.S. Transmission’s 50% equity earnings and a $5 million construction fee received from an affiliate. These increases were partially offset by a gain in 2004 on the sale of an equity investment.

EBIT.    The increase in EBIT was primarily due to earnings from pipeline expansion projects and higher processing revenues associated with pipeline transportation.

Distribution

	Years Ended December 31,
	2006	2005	Variance 2006 vs 2005	2004	Variance 2005 vs 2004
	(in millions, except where noted)
Operating revenues	$1,822	$1,725	$97	$1,428	$297
Operating expenses
Natural gas purchased	1,091	1,024	67	767	257
Operating, maintenance and other	322	296	26	271	25
Depreciation and amortization	144	129	15	117	12
Gains (losses) on sales of other assets and other, net	—	—	—	9	(9)

Operating income	265	276	(11)	282	(6)
Other income and expenses, net	—	1	(1)	—	1

EBIT	$265	$277	$(12)	$282	$(5)

Number of customers	1,268	1,249	19	1,224	25
Heating degree days	6,489	7,273	(784)	7,463	(190)
Pipeline throughput, TBtu	736	849	(113)	789	60

Year Ended December 31, 2006 as Compared to December 31, 2005

Operating Revenues.    The increase was driven primarily by:

•	A $146 million increase from higher natural gas prices passed through to customers without a markup,

•	A $102 million increase caused by foreign exchange impacts as a result of the strengthening Canadian dollar,

•	An $18 million increase as a result of growth in the number of customers, and

•	A $16 million increase in storage and transmission revenues primarily due to higher storage prices driven by warmer weather, partially offset by

•	A $186 million decrease primarily resulting from lower gas usage due to warmer weather compared to 2005.

Natural Gas Purchased.    The increase was driven primarily by:

•	A $146 million increase from higher natural gas prices passed through to customers,

•	A $60 million increase caused by foreign exchange impacts, and

•	A $10 million increase as a result of growth in the number of customers, partially offset by

•	A $157 million decrease primarily resulting from lower gas usage due to unseasonably warmer weather.

Operating, Maintenance and Other.    The increase was driven primarily by:

•	A $19 million increase caused by foreign exchange impacts, and

•	A $7 million increase primarily related to higher labor and benefit costs.

Depreciation and Amortization.    The increase was driven primarily by:

•	A $6 million increase resulting from expansion projects placed into service, and

•	A $9 million increase caused by foreign exchange impacts.

EBIT.    The decrease in EBIT of $12 million was primarily due to lower gas distribution margins associated with warmer weather and the resulting lower customer usage as compared with 2005, and higher operating costs. These decreases were partially offset by the impact of foreign exchange related to the strengthening Canadian dollar.

Matters Impacting Future Distribution Results

Distribution plans to continue earnings growth through capital efficient “market pull” expansion projects of transportation and storage capacity to support the projected demand growth in the Ontario market. The projected natural gas demand in Ontario benefits the continued retail distribution growth as well. Distribution’s earnings are impacted significantly by weather during the winter heating season. In addition, earnings over the last several years have benefited from the strengthening Canadian dollar and would be impacted by future changes in the U.S./Canadian dollar exchange rates. As with all of Spectra Energy Capital’s regulated entities, regulatory changes may impact future earnings.

Year Ended December 31, 2005 as Compared to December 31, 2004

Operating Revenues.    The increase was driven primarily by:

•	A $152 million increase from higher natural gas prices passed through to customers without a markup,

•	A $107 million increase caused by foreign exchange impacts as a result of the strengthening Canadian dollar,

•	A $36 million increase primarily due to higher gas usage in the power market, and

•	A $17 million increase as a result of growth in the number of customers, partially offset by

•

A $9 million decrease resulting from the 2005 earnings sharing provision imposed by the Ontario Energy Board, requiring earnings above a specified return on equity be shared equally between ratepayers and Union Gas.

Natural Gas Purchased.    The increase was driven primarily by:

•	A $152 million increase from higher natural gas prices passed through to customers,

•	A $63 million increase caused by foreign exchange impacts,

•	A $43 million increase primarily due to higher gas usage in the power market, and

•	A $10 million increase as a result of growth in the number of customers.

Operating, Maintenance and Other.    The increase was driven primarily by:

•	A $20 million increase caused by foreign exchange impacts, and

•	A $7 million increase primarily related to higher labor and benefit costs.

Depreciation and Amortization.    The increase was driven primarily by:

•	A $9 million increase caused by foreign exchange impacts, and

•	A $3 million increase resulting from expansion projects placed into service.

Gains (Losses) on Sales of Other Assets and Other, net.    The $9 million decrease was primarily due to a gain on the sale of base pressure storage gas in 2004.

EBIT.    The $5 million decrease in EBIT primarily resulted from the 2004 gain on the sale of base pressure gas.

Western Canada Transmission & Processing

	Years Ended December 31,
	2006	2005	Variance 2006 vs 2005	2004	Variance 2005 vs 2004
	(in millions, except where noted)
Operating revenues	$1,204	$874	$330	$558	$316
Operating expenses
Natural gas and petroleum products purchased	349	216	133	—	216
Operating, maintenance and other	392	306	86	220	86
Depreciation and amortization	133	120	13	109	11
Gains (losses) on sales of other assets and other, net	—	6	(6)	1	5

Operating income	330	238	92	230	8
Other income and expenses, net	25	6	19	6	—
Minority interest expense	10	1	9	6	(5)

EBIT	$345	$243	$102	$230	$13

Pipeline throughput, Tbtu	594	636	(42)	669	(33)
Volumes processed, Tbtu	680	607	73	564	43
Empress inlet volumes, Tbtu	811	354	457	—	354

Year Ended December 31, 2006 as Compared to December 31, 2005

Operating Revenues.    The increase was driven primarily by:

•	A $279 million increase in processing revenues, due primarily to the Empress System purchased in August 2005 and associated stronger commodity prices in 2006 as compared to 2005, and

•	A $47 million increase due to foreign exchange rates favorably impacting revenues as a result of the strengthening Canadian dollar.

Natural Gas Purchased.    The increase was driven primarily by:

•	A $131 million increase due to the Empress assets purchased in August 2005 and higher gas prices in 2006, and

•	A $7 million increase caused by foreign exchange rate impacts.

Operating, Maintenance and Other.    The increase was driven primarily by:

•	A $43 million increase due to the Empress assets purchased in August 2005,

•	A $25 million increase caused by foreign exchange rate impacts, and

•	A $12 million increase related to higher labor and benefit costs and higher insurance premiums.

Depreciation and Amortization.    The increase was driven primarily by:

•	A $9 million increase caused by foreign exchange rate impacts, and

•	A $6 million increase due to Empress assets purchased in August 2005.

Minority Interest Expense.    The increase resulted from the 2006 issuance of Trust Units in the Income Fund, which reduced Spectra Energy Capital’s ownership in those operations to approximately 46% as of December 31, 2006.

Other Income and Expenses, net.    The increase was driven primarily by a pre-tax Staff Accounting Bulletin (SAB) No. 51 gain of $15 million related to the Income Fund’s issuance of additional units.

EBIT.    The increase in EBIT was primarily due to the increase in processing earnings (primarily Empress System), the gain on the Income Fund’s issuance of additional units and favorable foreign exchange impacts from the strengthening Canadian dollar.

Matters Impacting Future Western Canada Transmission & Processing Results

Western Canada Transmission & Processing plans to continue earnings growth through capital efficient “supply push” projects, primarily associated with gathering and processing expansion to support drilling activity in northern British Columbia. Earnings will also continue to benefit from optimizing the performance of the existing system and through organizational efficiencies. Earnings can fluctuate from period-to-period as a result of the timing of processing plant turnarounds that reduce revenues while the plant is out of service and increase operating costs as a result of the turnaround maintenance work. Western Canada Transmission & Processing’s 19 processing plants are generally scheduled for turnaround work every two to three years, with the work being staggered to prevent significant outages at any given time in a single geographic area. In addition, future earnings will be impacted by the ability to renew service contracts and regulatory stability. Earnings from processing services will be impacted by the ability to access additional natural gas reserves. In addition, the Empress NGL business will be impacted by both gas flows and the effects of natural gas and NGL commodity prices. On October 31, 2006, the Minister of Finance in Canada announced proposed changes to the income tax treatment of “flow-through entities,” including income trusts, such as the Income Fund, in which the Western Canada Transmission & Processing segment owns approximately 46% as of December 2006. If the proposal is implemented in its current form, income trusts will be subject to tax at corporate rates on the taxable portion of their distributions which would apply beginning with the 2011 taxation year of the Income Fund. On December 15, 2006, the Department of Finance of Canada provided further guidance on “normal growth” for flow-through entities. The guidance limits the amount of new equity that can be issued if the Income Fund wishes to retain its current tax status until 2011. The guidance indicates, subject to annual limits, that the Income Fund can issue up to Canadian $296 million of new equity prior to December 31, 2010 without losing its current tax status. The legislation is still in draft form and is subject to continuing debate. The implementation of the legislation could have an adverse effect on the Income Fund, its ability to pay distributions and the market value of its units. Spectra Energy Capital will monitor the impact of these proposed changes on the Income Fund and on the future use of such entities, but does not currently expect significant impacts to Spectra Energy Capital as a result of these changes.

Year Ended December 31, 2005 as Compared to December 31, 2004

Operating Revenues.    The increase was driven primarily by:

•	A $269 million increase due primarily to processing activities of the Empress System purchased in August 2005, and

•	A $38 million increase due to foreign exchange rates favorably impacting revenues as a result of the strengthening Canadian dollar.

Natural Gas Purchased.    The increase was driven primarily by gas purchase costs associated with the Empress System purchased in August 2005.

Operating, Maintenance and Other.    The increase was driven primarily by:

•	A $57 million increase primarily due to the Empress System acquisition, and

•	A $22 million increase caused by foreign exchange rate impacts.

Depreciation and Amortization.    The increase was driven primarily by:

•	An $8 million increase caused by foreign exchange rate impacts, and

•	A $4 million increase due to Empress assets purchased in August 2005.

EBIT.    The increase in EBIT was due primarily to the favorable foreign exchange impacts from the strengthening Canadian dollar.

Field Services

	Years Ended December 31,
	2006	2005	Variance 2006 vs 2005	2004	Variance 2005 vs 2004
	(in millions, except where noted)
Operating revenues	$—	$5,530	$(5,530)	$10,044	$(4,514)
Operating expenses	5	5,215	(5,210)	9,489	(4,274)
Gains (losses) on sales of other assets and other, net	—	577	(577)	2	575

Operating income	(5)	892	(897)	557	335
Equity in earnings of unconsolidated affiliates (a)	574	292	282	—	292
Other income and expenses, net	—	1,259	(1,259)	37	1,222
Minority interest expense	—	497	(497)	227	270

EBIT	$569	$1,946	$(1,377)	$367	$1,579

Natural gas gathered and processed/transported, TBtu/d (b)	6.8	6.8	—	6.8	—
NGL production, MBbl/d (c)	361	353	8	356	(3)
Average natural gas price per MMBtu (d)	$7.23	$8.59	$(1.36)	$6.14	$2.45
Average NGL price per gallon (e)	$0.94	$0.85	$0.09	$0.68	$0.17

(a)	Includes Spectra Energy Capital’s 50% equity in earnings of DCP Midstream net income subsequent to the deconsolidation of DCP Midstream effective July 1, 2005. Results of DCP Midstream prior to July 1, 2005 are presented on a consolidated basis.
(b)	Trillion British thermal units per day
(c)	Thousand barrels per day
(d)	Million British thermal units. Average price based on NYMEX Henry Hub
(e)	Does not reflect results of commodity hedges

In July 2005, Duke Energy caused a Spectra Energy Capital subsidiary to complete the transfer of a 19.7% interest in DCP Midstream to ConocoPhillips, Spectra Energy Capital’s co-equity owner in DCP Midstream, which reduced Spectra Energy Capital’s ownership interest in DCP Midstream from 69.7% to 50% and resulted in Spectra Energy Capital and ConocoPhillips becoming equal 50% owners in DCP Midstream. As a result of the DCP Midstream disposition transaction, Spectra Energy Capital deconsolidated its investment in DCP Midstream and subsequently has accounted for DCP Midstream as an investment utilizing the equity method of accounting (see Note 2 to the Consolidated Financial Statements, “Acquisitions and Dispositions”).

Year Ended December 31, 2006 as Compared to December 31, 2005

Operating Revenues.    The decrease was due to the DCP Midstream disposition transaction and subsequent deconsolidation of DCP Midstream.

Operating Expenses.    The decrease was due to the DCP Midstream disposition transaction and subsequent deconsolidation of DCP Midstream. Operating expenses for 2005 were also impacted by approximately $120 million of losses recognized due to the reclassification of pre-tax unrealized losses in AOCI as a result of the discontinuance of certain cash flow hedges entered into to hedge Field Services’ commodity price risk, which were previously accounted for as cash flow hedges.

Gains (Losses) on Sales of Other Assets and Other, net.    The decrease was due primarily to an approximate pre-tax gain of $575 million on the DCP Midstream disposition transaction in the prior year.

Equity in Earnings of Unconsolidated Affiliates.    The increase was due to Spectra Energy Capital’s 50% of equity in earnings of DCP Midstream’ net income for the twelve months ended December 31, 2006 as compared to equity in earnings of DCP Midstream’ net income for the six months ended December 31, 2005. DCP Midstream’ earnings during the twelve months ended December 31, 2006 have continued to be favorably impacted by increased NGL and crude oil prices as compared to the prior period, as well as increased trading and marketing gains due primarily to changes in natural gas prices and the timing of derivative and inventory transactions.

Other Income and Expenses, net.    The decrease was due to the DCP Midstream disposition transaction and subsequent deconsolidation of DCP Midstream. In 2005, DCP Midstream had a pre-tax gain on the sale of its wholly-owned subsidiary, TEPPCO GP, the general partner of TEPPCO LP of $1.1 billion, and Spectra Energy Capital had a pre-tax gain on the sale of its limited partner interest in TEPPCO LP of approximately $97 million. TEPPCO GP and Spectra Energy Capital’s limited partner interest in TEPPCO LP were each sold to Enterprise GP Holdings LP, an unrelated third party.

Minority Interest Expense.    The decrease was due to the DCP Midstream disposition transaction and subsequent deconsolidation of DCP Midstream. Minority interest expense for 2005 was due primarily to the gain on the sale of TEPPCO GP to Enterprise GP Holdings LP for approximately $1.1 billion, as discussed above.

EBIT.    The decrease in EBIT from 2006 to 2005 resulted primarily from the gain on sale of TEPPCO GP and Spectra Energy Capital’s limited partner interest in TEPPCO LP in 2005 and gain on the DCP Midstream disposition transaction in 2005. These decreases were partially offset by increased NGL and crude oil prices in 2006 as compared to the prior year.

Matters Impacting Future Field Services Results

Field Services, through its 50% investment in DCP Midstream, has developed significant size and scope in natural gas gathering, processing and NGL marketing and plans to focus on operational excellence and organic growth. DCP Midstream’s revenues and expenses are significantly dependent on prevailing commodity prices for NGLs and natural gas, and past and current trends in price changes of these commodities may not be indicative of future trends. DCP Midstream anticipates that current price levels will continue to stimulate drilling and help to offset declining raw natural gas supplies. Although the prevailing price of natural gas has less short term significance to its operating results than the price of NGLs, in the long term, the growth and sustainability of DCP Midstream’s business depends on natural gas prices being at levels sufficient to provide incentives and capital for producers to increase natural gas exploration and production. Future equity in earnings of DCP Midstream will continue to be sensitive to commodity prices that have historically been cyclical and volatile. There are many important factors that could cause actual results to differ materially from the expectations expressed. Management can provide no assurances regarding the impact of future commodity prices or drilling activity.

Year Ended December 31, 2005 as Compared to December 31, 2004

Operating Revenues.    The decrease was due to the DCP Midstream disposition transaction and subsequent deconsolidation of DCP Midstream. This decrease was partially offset by increased revenues of approximately $850 million during the six months ended June 30, 2005 versus the comparable period in the prior year which was primarily attributable to a $0.14 per gallon increase in average NGL prices and a $0.66 per MMBtu increase in average natural gas prices.

Operating Expenses.    The decrease was due to the DCP Midstream disposition transaction and subsequent deconsolidation of DCP Midstream. Subsequent to June 2005, the results of DCP Midstream are included in Equity in Earnings of Unconsolidated Affiliates. This decrease was partially offset by:

•

Increased operating expense of approximately $675 million during the six months ended June 30, 2005 versus the comparable period in the prior year which was primarily attributable to higher average costs of raw natural gas supply, due primarily to an increase in average NGL and natural gas prices, and

•

An approximate $120 million increase due to the reclassification of pre-tax unrealized losses in AOCI in 2005 as a result of the discontinuance of certain cash flow hedges entered into to hedge Field Services’ commodity price risk, which were previously accounted for as cash flow hedges (see Note 7 to the Consolidated Financial Statements, “Risk Management and Hedging Activities, Credit Risk, and Financial Instruments”). After the discontinuance of these hedges, changes in their fair value are being recognized in Other results, as management considers the discontinuance to be an event which disassociates the contracts from the Field Services’ results.

Gains (Losses) on Sales of Other Assets and Other, net.    The increase was primarily due to an approximate pre-tax gain of $575 million on the DCP Midstream disposition transaction.

Equity in Earnings of Unconsolidated Affiliates.    The increase was driven by the equity in earnings of $292 million for Spectra Energy Capital’s investment in DCP Midstream subsequent to the completion of the DCP Midstream disposition transaction and related deconsolidation. DCP Midstream earnings during the six months ended December 31, 2005 have continued to be favorably impacted by increased commodity prices. These increases were partially offset by higher operating costs and pipeline integrity work as well as lower volumes due in part to hurricane interruptions.

Other Income and Expenses, net.    The increase was driven primarily by an approximate $1.1 billion pre-tax gain in 2005 on the sale of DCP Midstream’ wholly-owned subsidiary, TEPPCO GP, the general partner of TEPPCO LP, and the pre-tax gain on the sale of Spectra Energy Capital’s limited partner interest in TEPPCO LP of approximately $100 million. TEPPCO GP and Spectra Energy Capital’s limited partner interest in TEPPCO LP were each sold to Enterprise GP Holdings LP, an unrelated third party. The gain was partially offset by a $33 million decrease in earnings from equity method investments, primarily as a result of the sale of TEPPCO GP and Spectra Energy Capital’s limited partner interest in TEPPCO LP in the first quarter of 2005.

Minority Interest Expense.    The increase was due primarily to the minority interest impact of the gain on the sale of TEPPCO GP to Enterprise GP Holdings LP as well as increased earnings at DCP Midstream during the six months ended June 30, 2005 due to commodity price increases. This increase was partially offset by the DCP Midstream disposition transaction and the related deconsolidation of Spectra Energy Capital’s investment in DCP Midstream.

EBIT.    The increase was primarily driven by the gain on sale of TEPPCO GP and Spectra Energy Capital’s limited partner interest in TEPPCO LP, the gain as a result of the DCP Midstream disposition transaction and favorable effects of commodity price increases, partially offset by the impact of Spectra Energy Capital’s decreased ownership percentage resulting from the completion of the DCP Midstream disposition transaction. Also, in the first quarter of 2005, Spectra Energy Capital discontinued certain cash flow hedges entered into to hedge Field Services’ commodity price risk (see Note 7 to the Consolidated Financial Statements, “Risk Management and Hedging Activities, Credit Risk, and Financial Instruments”). As a result of the discontinuance of these cash flow hedges and hedge accounting treatment, approximately $120 million of pre-tax unrealized losses in AOCI related to these contracts have been recognized by Field Services during the year ended December 31, 2005. Field Services’ future results are subject to volatility for factors such as commodity price changes.

Supplemental Data

Below is supplemental information for DCP Midstream operating results subsequent to deconsolidation on July 1, 2005:

	Twelve Months Ended December 31, 2006	Six Months Ended December 31, 2005
	(in millions)
Operating revenues	$12,335	$7,463
Operating expenses	11,063	6,814

Operating income	1,272	649
Other income and expenses, net	5	1
Interest expense, net	119	62
Income tax expense	23	4

Net income	$1,135	$584

Commercial Power

	Years Ended December 31,
	2006	2005	Variance 2006 vs 2005	2004	Variance 2005 vs 2004
	(in millions)
Operating revenues	$—	$—	$—	$113	$(113)
Operating expenses	—	—	—	143	(143)
Gains (losses) on sales of other assets and other, net	—	(70)	70	(359)	289

Operating income	—	(70)	70	(389)	319
Other income and expenses, net	—	—	—	3	(3)

EBIT	$—	$(70)	$70	$(386)	$316

Commercial Power includes the historical results of the remaining Southeastern operations related to the assets which were disposed of in 2004 and the sale of the structured power contracts in 2005, but are not included in discontinued operations due to continuing involvement (see Note 12 to the Consolidated Financial Statements, “Discontinued Operations and Assets Held for Sale.”)

Year Ended December 31, 2006 as compared to December 31, 2005

Gain (losses) on Sales of Other Assets and Other, net.    The increase was driven primarily by an approximate $70 million pre-tax charge in 2005 related to the termination of structured power contracts in the Southeastern Region.

EBIT.    The increase was due to the approximate $70 million pre-tax charge in 2005 related to the termination of structured power contracts in the Southeastern Region.

Year Ended December 31, 2005 as compared to December 31, 2004

Operating Revenues.    The decrease was due to the sale of the Southeast plants in 2004.

Operating Expenses.    The decrease was due to the sale of the Southeast plants in 2004.

Gains (Losses) on Sales of Other Assets and Other, net.    The 2005 loss was due primarily to an approximate $70 million pre-tax charge related to the termination of structured power contracts in the Southeastern Region. The 2004 results include pre-tax losses of approximately $360 million associated with the sale of the Southeast Plants.

EBIT.    EBIT loss decreased driven by the loss recognized in 2004 on the sale of the Southeast Plants.

Other

	Years Ended December 31,
	2006	2005	Variance 2006 vs 2005	2004	Variance 2005 vs 2004
	(in millions, except where noted)
Operating revenues	$29	$(1)	$30	$119	$(120)
Operating expenses
Operating, maintenance and other	166	276	(110)	199	77
Depreciation and amortization	9	12	(3)	10	2
Gains (losses) on sales of other assets and other, net	2	4	(2)	(8)	12

Operating income	(144)	(285)	141	(98)	(187)
Other income and expenses, net	67	35	32	189	(154)

EBIT	$(77)	$(250)	$173	$91	$(341)

Year Ended December 31, 2006 as Compared to December 31, 2005

Operating Revenues.    The increase was driven primarily by:

•

An approximate $130 million increase as a result of the prior year impact of realized and unrealized mark-to-market losses on certain discontinued cash flow hedges originally entered into to hedge Field Services’ commodity price risk which were accounted for as Operating Revenues prior to the deconsolidation of DCP Midstream, effective July 1, 2005.

Partially offsetting this increase were:

•	An $87 million decrease in captive insurance revenues due to the transfer of ownership in Bison to Duke Energy effective April 1, 2006, and

•	A $21 million decrease due to a prior year mark-to-market gain related to former DENA’s hedge discontinuance in the Southeast.

Operating, Maintenance and Other.    The decrease was driven primarily by:

•

A $133 million decrease in captive insurance expenses due primarily to the transfer of ownership in Bison to Duke Energy effective April 1, 2006, and prior year recognition of reserves for estimated property damage related to hurricanes and business interruption losses.

Partially offsetting this decrease was:

•	A $13 million increase primarily associated with Duke Capital’s proportionate share of Duke Energy’s costs to achieve the Cinergy merger in 2006.

Other Income and Expenses, net.    The increase was driven primarily by an approximate $45 million favorable variance resulting from the realized and unrealized mark-to-market impacts associated with certain discontinued cash flow hedges originally entered into to hedge Field Services’ commodity price risk which are recorded in Other income and expenses, net on the Consolidated Statements of Operations subsequent to the deconsolidation of DCP Midstream, effective July 1, 2005. Other income and expenses, net includes $82 million and $68 million in 2006 and 2005, respectively, related to management fees charged to an unconsolidated affiliate.

EBIT.    The increase was due primarily to the favorable variance related to realized and unrealized mark-to-market impacts of certain discontinued cash flow hedges originally entered into to hedge Field Services’ commodity price risk and prior year recognition of reserves for estimated property damage related to hurricanes and business interruption, partially offset by the prior year mark-to-market gain related to former DENA hedge discontinuance in the Southeast.

Matters Impacting Future Other Results

Future Other results will include corporate and business services provided for the operations of Spectra Energy, and will also include costs and losses associated with Spectra Energy Capital’s new captive insurance company.

As a result of the separation from Duke Energy, Spectra Energy, primarily through Spectra Energy Capital, has newly staffed various corporate and other support functions, such as treasury, tax, cash management, payroll, accounts payable, information technology, human resources, and legal and compliance that will be required to operate as a stand-alone public company. Primarily during the first year following the separation date, it is expected that Duke Energy will provide certain transition services to Spectra Energy until such time as Spectra Energy can create all of the necessary stand-alone functions. The Duke Energy corporate costs included in Spectra Energy Capital’s historical financial statements will be replaced by Spectra Energy’s independent operating costs, including the new corporate functions, and will also include transition service fees paid to Duke Energy pursuant to the transition service arrangements that are expected to occur primarily in 2007. The amount of fees expected to be paid to Duke Energy in 2007 is approximately $10 million, but could vary depending on the ultimate usage and level of services required. Future corporate costs of Spectra Energy Capital are expected to be significantly less than the historical level of such costs given that the historical corporate services were structured to provide services to all of Spectra Energy Capital’s previous business groups, including International Energy, Crescent, DENA and DETM. In addition, Spectra Energy Capital has discontinued providing management services to the Duke Energy affiliate, and as such, will no longer realize the associated management fee income.

In 2007, Other will include costs associated with the spin-off, such as costs for branding the new company, replacing signage, creating new investor and other stakeholder communication processes and costs for building and/or reconfiguring the required information systems primarily around financial systems. The spin-off costs expected to affect the operating results of Other will approximate $50 million in 2007 and are not expected to be material thereafter.

Year Ended December 31, 2005 as Compared to December 31, 2004

Operating Revenues.    The decrease was driven primarily by:

•

An approximate $130 million decrease as a result of the realized and unrealized mark-to-market impact of certain discontinued cash flow hedges originally entered into to hedge Field Services’ commodity price risk (see Note 7 to the Consolidated Financial Statements, “Risk Management and Hedging Activities, Credit Risk, and Financial Instruments”).

Partially offsetting this decrease was:

•	A $21 million mark-to-market gain in 2005 related to former DENA’s hedge discontinuance in the Southeast.

Operating, Maintenance and Other.    The increase was driven primarily by:

•

A $59 million increase as a result of the 2004 correction of an immaterial accounting error in prior periods related to reserves at Bison attributable to property losses at several Spectra Energy Capital subsidiaries, and

•	A $19 million increase as a result of increased liabilities associated with mutual insurance companies.

Gains (Losses) on Sales of Other Assets and Other, net.    The 2004 loss was due primarily to a loss on the sale of an aircraft.

Other Income and Expenses, net.    The decrease was driven primarily by an $83 million decrease in a management fees charged to an unconsolidated affiliate and an approximate $64 million decrease as a result of the realized and unrealized mark-to-market impact on discontinued hedges related to Field Services’ commodity price risk. (See Note 7 to the Consolidated Financial Statements, “Risk Management and Hedging Activities, Credit Risk, and Financial Instruments.”) In addition, 2004 included a $16 million gain on the sale of equity investments, primarily due to the resolution of contingencies related to the sales prices of those investments.

EBIT.    The decrease was due primarily to the realized and unrealized mark-to-market impacts of certain discontinued cash flow hedges originally entered into to hedge Field Services’ commodity price risk, the reversal of insurance reserves at Bison in 2004 and a decrease in management fees charged to an unconsolidated affiliate. These decreases were partially offset by the mark-to-market gain in 2005 related to former DENA’s hedge discontinuance in the Southeast.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The application of accounting policies and estimates is an important process that continues to evolve as Spectra Energy Capital’s operations change and accounting guidance evolves. Spectra Energy Capital has identified a number of critical accounting policies and estimates that require the use of significant estimates and judgments.

Management bases its estimates and judgments on historical experience and on other various assumptions that they believe are reasonable at the time of application. The estimates and judgments may change as time passes and more information becomes available. If estimates and judgments are different than the actual amounts recorded, adjustments are made in subsequent periods to take into consideration the new information. Spectra

Energy Capital discusses its critical accounting policies and estimates and other significant accounting policies with senior members of management. Spectra Energy Capital’s critical accounting policies and estimates are discussed below.

Regulatory Accounting

Spectra Energy Capital accounts for certain of its regulated operations under the provisions of SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation.” As a result, Spectra Energy Capital records assets and liabilities that result from the regulated ratemaking process that would not be recorded under GAAP for non-regulated entities. Regulatory assets generally represent incurred costs that have been deferred because such costs are probable of future recovery in customer rates. Regulatory liabilities generally represent obligations to make refunds to customers for previous collections for costs that either are not likely to or have yet to be incurred. Management continually assesses whether the regulatory assets are probable of future recovery by considering factors such as applicable regulatory environment changes and recent rate orders to other regulated entities. Based on this continual assessment, management believes the existing regulatory assets are probable of recovery. This assessment reflects the current political and regulatory climate at the state, provincial and federal levels, and is subject to change in the future. If future recovery of costs ceases to be probable, asset write-offs would be required to be recognized in operating income. Additionally, the regulatory agencies can provide flexibility in the manner and timing of the depreciation of property, plant and equipment and amortization of regulatory assets. Total regulatory assets were $959 million as of December 31, 2006 and $1,063 million as of December 31, 2005. Total regulatory liabilities were $569 million as of December 31, 2006 and $420 million as of December 31, 2005. (See Note 4 to the Consolidated Financial Statements, “Regulatory Matters.”)

Long-Lived Asset Impairments and Assets Held For Sale

Spectra Energy Capital evaluates the carrying value of long-lived assets, excluding goodwill, when circumstances indicate the carrying value of those assets may not be recoverable. For long-lived assets, impairment would exist when the carrying value exceeds the sum of estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the asset is impaired, the asset’s carrying value is adjusted to its estimated fair value. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, a probability-weighted approach is used for developing estimates of future cash flows.

Spectra Energy Capital uses the best information available to estimate fair value of its long-lived assets and may use more than one source. Judgment is exercised to estimate the future cash flows, the useful lives of long-lived assets and to determine management’s intent to use the assets. The sum of undiscounted cash flows is primarily dependent on forecasted commodity prices for both the sales of power and the natural gas fuel costs over periods of time consistent with the useful lives of the assets or changes in the real estate market. Management’s intent to use or dispose of assets is subject to re-evaluation and can change over time.

A change in Spectra Energy Capital’s plans regarding, or probability assessments of, holding or selling an asset could have a significant impact on the estimated future cash flows. Spectra Energy Capital considers various factors when determining if impairment tests are warranted, including but not limited to:

•	Significant adverse changes in legal factors or in the business climate;

•

A current-period operating or cash flow loss combined with a history of operating or cash flow losses, or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset;

•	An accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

•	Significant adverse changes in the extent or manner in which an asset is used or in its physical condition or a change in business strategy;
•	A significant change in the market value of an asset; and

•	A current expectation that, more likely than not, an asset will be sold or otherwise disposed of before the end of its estimated useful life.

Judgment is also involved in determining the timing of meeting the criteria for classification as an asset held for sale under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” (SFAS No. 144)

During 2006 and 2005, Spectra Energy Capital recorded impairments on several of its long-lived assets. (For discussion of these impairments, see Note 12 to the Consolidated Financial Statements, “Discontinued Operations and Assets Held For Sale.”)

Spectra Energy Capital uses the criteria in SFAS No. 144 and EITF 03-13, “Applying the Conditions in Paragraph 42 of SFAS No. 144 in Determining Whether to Report Discontinued Operations,” to determine whether components of Spectra Energy Capital that are being disposed of or are classified as held for sale are required to be reported as discontinued operations in the Consolidated Statements of Operations. To qualify as a discontinued operation under SFAS No. 144, the component being disposed of must have clearly distinguishable operations and cash flows. Additionally, pursuant to EITF 03-13, Spectra Energy Capital must not have significant continuing involvement in the operations after the disposal (i.e. Spectra Energy Capital must not have the ability to influence the operating or financial policies of the disposed component) and cash flows of the assets sold must have been eliminated from Spectra Energy Capital’s ongoing operations (i.e. Spectra Energy Capital does not expect to generate significant direct cash flows from activities involving the disposed component after the disposal transaction is completed). Assuming both preceding conditions are met, the related results of operations for the current and prior periods, including any related impairments and gains or losses on sales, are reflected as Income (Loss) From Discontinued Operations, net of tax, in the Consolidated Statements of Operations. If an asset held for sale does not meet the requirements for discontinued operations classification, any impairments and gains or losses on sales are recorded in continuing operations as Gains (Losses) on Sales of Other Assets and Other, net, in the Consolidated Statements of Operations. Impairments for all other long-lived assets, other than goodwill, are recorded as Impairments and other charges in the Consolidated Statements of Operations.

Impairment of Goodwill

At December 31, 2006 and 2005, Spectra Energy Capital had goodwill balances of $3,507 million and $3,775 million, respectively. Spectra Energy Capital evaluates the impairment of goodwill under SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142). The majority of Spectra Energy Capital’s goodwill at December 31, 2006 relates to the acquisition of Westcoast Energy, Inc. (Westcoast) in March 2002. As of the acquisition date, Spectra Energy Capital allocates goodwill to a reporting unit, which Spectra Energy Capital defines as an operating segment or one level below an operating segment. As required by SFAS No. 142, Spectra Energy Capital performs an annual goodwill impairment test and updates the test if events or circumstances occur that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Key assumptions used in the analysis include, but are not limited to, the use of an appropriate discount rate and estimated future cash flows. In estimating cash flows, Spectra Energy Capital incorporates expected growth rates, regulatory stability, ability to renew contracts, and foreign currency exchange rates, as well as other factors that affect its revenue and expense forecasts. As a result of the annual 2006 impairment test required by SFAS No. 142, Spectra Energy Capital did not record any impairment on its goodwill during 2006, 2005 or 2004.

As noted previously, the business segments of Spectra Energy Capital were revised early in 2007 as a result of the separation from Duke Energy, impacting the reporting units used for goodwill impairment reviews. This change to the reporting unit designations has not resulted in any impairments of Spectra Energy Capital’s goodwill. Management continues to remain alert for any indicators that the fair value of a reporting unit could be below book value and will assess goodwill for impairment as appropriate.

Revenue Recognition

Revenues on sales of natural gas, natural gas transportation, storage and distribution as well as sales of petroleum products, are recognized when either the service is provided or the product is delivered. Revenues related to these services provided or products delivered but not yet billed are estimated each month. These estimates are generally based on contract data, regulatory information, estimated distribution usage based on historical data adjusted for heating degree days, commodity prices and preliminary throughput and allocation measurements. Final bills for the current month are billed and collected in the following month. Differences between actual and estimated unbilled revenues are immaterial.

LIQUIDITY AND CAPITAL RESOURCES

Known Trends and Uncertainties

Spectra Energy will rely primarily upon cash flows from operations and additional financing transactions of Spectra Energy Capital to fund its liquidity and capital requirements for 2007. As of December 31, 2006, Spectra Energy Capital had negative working capital of approximately $730 million. This balance includes short-term debt of $349 million and current maturities of long-term debt of $550 million which are due primarily in July 2007 and December 2007 and are expected to be financed through additional long-term borrowings. In addition to the issuance of short-term debt and new long-term debt issuances expected during 2007, Spectra Energy expects to complete an MLP transaction during mid-2007 which could provide net cash proceeds of approximately $300 million to $400 million. See further discussion in Financing Cash Flows. Spectra Energy Capital also has access to four revolving credit facilities available in two currencies, with total combined capacities of $950 million and Canadian $600 million. These facilities will be used principally as a back-stop for commercial paper programs at Spectra Energy Capital subsidiaries.

Ultimate cash flows from operations are subject to a number of factors, including, but not limited to, earnings sensitivities to weather, commodity prices, and the timing of associated regulatory cost recovery approval (see “Item 1A. Risk Factors” for details). As discussed further in Note 16 to the Consolidated Financial Statements, “Commitments and Contingencies,” Spectra Energy Capital entered into a settlement agreement and paid approximately $100 million to resolve pending litigation associated with the Citrus Trading matter. Spectra Energy Capital recorded the $100 million charge in the fourth quarter of 2006 within discontinued operations.

Spectra Energy Capital projects 2007 capital and investment expenditures of approximately $1.6 billion, consisting of $0.8 billion for U.S. Transmission, $0.5 billion for Western Canada Transmission & Processing, and $0.3 billion for Distribution. Total projected 2007 capital and investment expenditures include approximately $1.1 billion of expansion capital expenditures and approximately $0.5 billion for maintenance and upgrades of existing plants, pipelines and infrastructure to serve growth.

As Spectra Energy Capital executes on its strategic objectives around organic growth and expansion projects, capital and investment expenditures could average approximately $1.5 billion per year over the next several years. The timing and extent of these projects are likely to vary significantly from year to year, however. Given the anticipated levels of ongoing capital and investment expenditures over the next several years, capital resources will likely include additional long-term borrowings as well as the utilization of financial structures such as MLPs. However, Spectra Energy Capital expects to maintain a capital structure and liquidity profile that continues to support an investment-grade credit rating.

Spectra Energy Capital monitors compliance with all debt covenants and restrictions, and does not currently believe that it will be in violation or breach of its debt covenants. However, circumstances could arise that may alter that view. If and when management had a belief that such potential breach could exist, appropriate action would be taken to mitigate any such issue. Spectra Capital also maintains an active dialogue with the credit rating agencies, and believes that the current investment grade credit ratings are stable.

Operating Cash Flows

Net cash provided by operating activities was $693 million in 2006 compared to $1,072 million in 2005, a decrease of $379 million. The decrease in cash provided by operating activities was due primarily to the following:

•	An approximate $400 million decrease in 2006 due to the net settlement of remaining DENA contracts, and

•	Collateral received by Spectra Energy Capital (approximately $540 million) in 2006 from Barclays, partially offset by

•	The settlement of the payable to Barclays (approximately $600 million) in 2006.

Net cash provided by operating activities was $1,072 million in 2005 compared to $2,237 million in 2004, a decrease of $1,165 million. The decrease in cash provided by operating activities was due primarily to the following:

•

Approximately $800 million of additional net cash collateral posted by Spectra Energy Capital during 2005 attributable to increased crude prices, as well as increases to the forward market prices of power,

•	An approximate $900 million increase in taxes paid, and

•	The impacts of the deconsolidation of DCP Midstream effective July 1, 2005.

Investing Cash Flows

Net cash provided by investing activities was $1,569 million in 2006 compared to $1,241 million in 2005, an increase in cash provided of $328 million. Net cash provided by investing activities was $1,241 million in 2005 compared to $760 million in 2004, an increase in cash provided of $481 million.

The increase in cash provided by investing activities in 2006 as compared to 2005 is primarily due to the following:

•	An approximate $700 million increase in cash provided by proceeds from sales and maturities of marketable securities, net of purchases of marketable securities, and

•

A decrease in cash used for acquisitions of approximately $200 million, as a result of the approximately $230 million 2005 acquisition of the Empress System at Western Canada Transmission & Processing.

These increases were partially offset by the following:

•

A decrease in proceeds received from asset sales in 2006 as compared to 2005. Asset sales activity in 2006 of approximately $2.0 billion primarily involved the disposal of the former DENA operations outside of the Midwestern United States, as well as the Crescent JV transaction. Asset sales activity in 2005 of approximately $2.4 billion primarily involved the disposition of the investments in TEPPCO as well as the DCP Midstream disposition transaction.

•	$152 million of distributions from equity investees were considered returns of equity in 2006 (primarily DCP Midstream), as compared to $383 million (see below) in 2005.

The increase in cash provided by investing activities in 2005 as compared to 2004 was also impacted by the following:

•	Proceeds from the 2005 sale of TEPPCO GP and Spectra Energy Capital’s interest in TEPPCO LP for approximately $1.2 billion,

•	DCP Midstream disposition transaction proceeds of approximately $1.0 billion received in 2005,

•	$383 million of distributions from equity investees (approximately $310 million for Gulfstream and approximately $73 million for DCP Midstream) were considered returns of equity in 2005, and

•	Decreased amounts of cash invested in short-term investments in 2005 as compared to 2004.

These increases were partially offset by:

•	The approximate $1.6 billion in proceeds received in 2004 primarily from the sales of the Asia-Pacific Business, Southeast Plants and Moapa and Luna partially completed facilities.

Capital and Investment Expenditures by Business Segment

Capital and investment expenditures are detailed by business segment in the following table. Capital and investment expenditures presented below include expenditures from both continuing and discontinued operations.

	Years Ended December 31,
	2006	2005	2004
	(in millions)
U.S.Transmission	$343	$388	$325
Distribution	315	172	117
Western Canada Transmission & Processing	132	370	102
Field Services (a)	—	86	202
International Energy	58	23	28
Crescent (b)(c)	507	599	568
Other	130	31	40

Total consolidated	$1,485	$1,669	$1,382

(a)	As a result of the deconsolidation of DCP Midstream, effective July 1, 2005, Field Services amounts only include DCP Midstream capital and investment expenditures for periods prior to July 1, 2005.

(b)	Amounts include capital expenditures associated with residential real estate of $322 million for the period from January 1, 2006 through the date of deconsolidation (September 7, 2006), $355 million in 2005, and $322 million in 2004 which are included in Capital Expenditures for Residential Real Estate within Cash Flows from Operating Activities on the accompanying Consolidated Statements of Cash Flows.

(c)	As a result of the deconsolidation of Crescent, effective September 7, 2006, Crescent amounts for 2006 only include Crescent capital and investment expenditures for periods prior to September 7, 2006.

Financing Cash Flows and Liquidity

Spectra Energy Capital’s consolidated capital structure as of December 31, 2006, including short-term debt, was 58% debt, 38% member’s equity and 4% minority interests. The fixed charges coverage ratio, calculated using SEC guidelines, was 3.1 times for 2006, which includes a pre-tax gain of approximately $250 million on the sale of an effective 50% interest in Crescent, 4.3 times for 2005, which includes a pre-tax gain on the sale of TEPPCO GP and LP of approximately $0.9 billion, net of minority interest, and 1.7 times for 2004.

Net cash used in financing activities was $2,454 million in 2006 compared to $2,341 million in 2005, an increase of $113 million. The change was due primarily to the following:

•

Approximately $1.0 billion increase in distributions to parent, net of capital contributions, in 2006, due primarily to the debt proceeds from the Crescent JV transaction and the transfer of cash held at Bison and Spectra Energy Capital businesses transferred to Duke Energy during 2006; partially offset by

•

Approximately $0.7 billion increase in proceeds from the issuance of long-term debt, commercial paper and notes payable in 2006, net of redemptions, due primarily to the debt proceeds from the Crescent JV transaction.

Net cash used in financing activities was $2,341 million in 2005 compared to $2,902 million in 2004, a decrease of $561 million. The change was due primarily to the following:

•

Approximately $2.5 billion of higher net paydowns of long-term debt, commercial paper, notes payable, and preferred stock of a subsidiary during 2004 in connection with an effort to reduce debt balances,

•	Approximately $120 million of lower net distributions to minority interest in 2005, and

•	$110 million of proceeds in 2005 from the Income Fund’s issuance of Trust units.

This decrease was partially offset by:

•	An increase of approximately $1.8 billion of net distributions to Duke Energy and,

•	An increase of approximately $350 million of advances to Duke Energy in 2005 as compared to 2004.

Significant Financing Activities—Year Ended 2006.

During the year ended December 31, 2006, Spectra Energy Capital terminated an $800 million syndicated credit facility and $710 million of other bi-lateral credit facilities, offset by the addition of a new $350 million syndicated credit facility. The terminations of these credit facilities primarily reflect Spectra Energy Capital’s reduced liquidity needs as a result of exiting the DENA business.

In November 2006, Union Gas issued 125 million Canadian dollars of 4.85% fixed-rate debentures (approximately $108 million U.S. dollar equivalents as of the closing date) due in 2022.

In September 2006, prior to the completion of the partial sale of Crescent to the MS Members as discussed in Note 12 to the Consolidated Financial Statements, “Discontinued Operations and Assets Held for Sale,” Crescent issued approximately $1.23 billion principal amount of debt. The net proceeds from the debt issuance of approximately $1.21 billion were recorded as a Financing Activity on the Consolidated Statements of Cash Flows. As a result of Spectra Energy Capital’s deconsolidation of Crescent effective September 7, 2006, Crescent’s outstanding debt balance of $1,298 million was removed from Spectra Energy Capital’s Consolidated Balance Sheets.

In September 2006, Union Gas issued 165 million Canadian dollars of 5.46% fixed-rate debentures (approximately $148 million in U.S. dollar equivalents as of the issuance date) due in 2036.

In September 2006, the Income Fund sold approximately 9 million previously unissued Trust Units for proceeds of $94 million, net of commissions and other expenses of issuance. The sale of these Trust Units reduced Spectra Energy Capital’s ownership interest in the Income Fund to approximately 46% at December 31, 2006. As a result of the sale of additional Trust Units, Spectra Energy Capital recognized an approximate $15 million pre-tax SAB No. 51 gain on the sale of subsidiary stock. The proceeds from the offering plus the draw down of approximately 39 million Canadian dollars on an available credit facility were used by the Income Fund to acquire a 100% interest in Westcoast Gas Services, Inc. from Spectra Energy Capital.

During 2006, Spectra Energy Capital advanced approximately $89 million to its parent, Duke Energy, and forgave advances to Duke Energy of approximately $602 million. Additionally, during 2006, Spectra Energy Capital distributed approximately $2,361 million to Duke Energy to provide funding support for Duke Energy’s dividend payments and share repurchase plan. The distribution was principally obtained from the proceeds received on Spectra Energy Capital’s sale of 50% of Crescent to the MS Members.

Significant Financing Activities—Year Ended 2005.

In December 2005, the Income Fund, a Canadian income trust fund, was created which sold approximately 40% ownership in the Canadian Midstream operations for proceeds, net of underwriting discount, of approximately $110 million. In January 2006, a subsequent greenshoe sale of additional ownership interests, pursuant to an overallotment option, in the Income Fund were sold for approximately $10 million.

On September 21, 2005, Union Gas issued 200 million Canadian dollars of 4.64% fixed-rate debentures (approximately $171 million in U.S. dollar equivalents as of the issuance date) due in 2016.

In April 2005, Spectra Energy Capital received a $269 million capital contribution from Duke Energy, which Spectra Energy Capital classified as an addition to Member’s Equity.

During 2005, Spectra Energy Capital distributed $2.1 billion to its parent, Duke Energy, to principally provide for funding for the execution of Duke Energy’s accelerated share repurchase transaction and to provide funding support for Duke Energy’s dividend. The distribution was primarily obtained from Spectra Energy Capital’s portion of the cash proceeds realized from the sale by DCP Midstream of TEPPCO GP and Spectra Energy Capital’s sale of its limited partner interest in TEPPCO LP.

During 2004, $267 million of cash advances were received by Spectra Energy Capital from Duke Energy. During the first quarter of 2005, Duke Energy forgave these advances of $267 million and Spectra Energy Capital classified the $267 million as an addition to Member’s Equity. Additionally, during the third quarter of 2005, Duke Energy forgave additional advances of $494 million as an addition to Member’s Equity. These transactions are considered non-cash financing activity in the Consolidated Statements of Cash Flows for the year ended December 31, 2005.

Significant Financing Activities—Year Ended 2004.

In December 2004, Spectra Energy Capital reached an agreement to sell its partially completed Gray’s Harbor power generation facility (Grays Harbor) to an affiliate of Invenergy LLC. In 2004, Spectra Energy Capital terminated its capital lease with the dedicated pipeline which would have transported natural gas to Grays Harbor. As a result of this termination, approximately $94 million was paid by Spectra Energy Capital in January 2005.

Available Credit Facilities and Restrictive Debt Covenants.    Spectra Energy Capital’s credit agreements contain various financial and other covenants. Failure to meet those covenants beyond applicable grace periods could result in accelerated due dates and/or termination of the agreements. As of December 31, 2006, Spectra Energy Capital was in compliance with those covenants. In addition, some credit agreements may allow for acceleration of payments or termination of the agreements due to nonpayment, or to the acceleration of other significant indebtedness of the borrower or some of its subsidiaries. None of the debt or credit agreements contain material adverse change clauses.

At December 31, 2006, Spectra Energy Capital and certain of its subsidiaries had approximately $695 million of credit facilities which expire in 2007. It is Spectra Energy Capital’s intent to replace the expiring credit facilities. (For information on Spectra Energy Capital’s credit facilities as of December 31, 2006, see Note 14 to the Consolidated Financial Statements, “Debt and Credit Facilities.”)

Credit Ratings.    The short-term and long-term debt of Spectra Energy Capital and certain subsidiaries are rated by Standard & Poor’s (S&P), Moody’s Investors Service (Moody’s) and Dominion Bond Rating Service (DBRS).

Credit Ratings Summary as of March 23, 2007

	Standard and Poor’s	Moody’s Investor Service	Dominion Bond Rating Service
Spectra Energy Capital (a)	BBB	Baa1	Not applicable
Texas Eastern Transmission, LP (a)	BBB+	A3	Not applicable
Westcoast Energy Inc. (a)	BBB+	Not applicable	A(low)
Union Gas (a)	BBB+	Not applicable	A
Maritimes & Northeast Pipeline, LLC (b)	A	A2	A
Maritimes & Northeast Pipeline, LP (b)	A	A2	A

(a)	Represents senior unsecured credit rating

(b)	Represents senior secured credit rating

These entities credit ratings are dependent upon, among other factors, the ability to generate sufficient cash to fund capital and investment expenditures, while maintaining the strength of their current balance sheets. These credit ratings could be negatively impacted if as a result of market conditions or other factors, they are unable to maintain their current balance sheet strength, or if earnings and cash flow outlook materially deteriorates.

Other Financing Matters.    As of December 31, 2006, Spectra Energy Capital and its subsidiaries had effective SEC shelf registrations which allowed for the issuance of up to $592 million in gross proceeds from debt and other securities. Additionally, as of December 31, 2006, subsidiaries of Spectra Energy Capital had 935 million Canadian dollars (approximately U.S. $807 million) available under Canadian shelf registrations for issuances in the Canadian market. Of the 935 million Canadian dollars available under Canadian shelf registrations, 500 million expires in May 2008 and 435 million expires in August 2008.

Spectra Energy currently anticipates a dividend payout ratio of approximately 60% of estimated annual net income per share of common stock. The declaration and payment of dividends will be subject to the sole discretion of Spectra Energy’s Board of Directors and will depend upon many factors, including the financial condition, earnings, capital requirements of our operating subsidiaries, covenants associated with certain of our debt obligations, legal requirements, regulatory constraints and other factors deemed relevant by the Board of Directors. A first quarter dividend of $0.22 per share was declared on January 5, 2007 and paid on March 15, 2007.

On March 30, 2007, a subsidiary of Spectra Energy Capital filed a registration statement on Form S-1 with the SEC to register the initial public offering of limited partner units of a proposed MLP that would hold certain pipeline and storage assets of Spectra Energy Capital. The assets include a 100% interest in East Tennessee and a 50% interest in MHP, which are currently wholly-owned subsidiaries of Spectra Energy Capital, and a 24.5% interest in Gulfstream, representing approximately one-half of Spectra Energy Capital’s current 50% ownership interest in Gulfstream. Spectra Energy currently estimates that proceeds of approximately $300 million to $400 million would be received by Spectra Energy Capital upon closing of the transaction.

Off-Balance Sheet Arrangements

Spectra Energy Capital and certain of its subsidiaries enter into guarantee arrangements in the normal course of business to facilitate commercial transactions with third parties. These arrangements include financial and performance guarantees, stand-by letters of credit, debt guarantees, surety bonds and indemnifications. (See Note 17 to the Consolidated Financial Statements, “Guarantees and Indemnifications,” for further details of the guarantee arrangements.)

Most of the guarantee arrangements entered into by Spectra Energy Capital enhance the credit standing of certain subsidiaries, non-consolidated entities or less than wholly owned entities, enabling them to conduct business. As such, these guarantee arrangements involve elements of performance and credit risk, which are not included on the Consolidated Balance Sheets. The possibility of Spectra Energy Capital having to honor its contingencies is largely dependent upon the future operations of the subsidiaries, investees and other third parties, or the occurrence of certain future events.

Issuance of these guarantee arrangements is not required for the majority of Spectra Energy Capital’s operations. Thus, if Spectra Energy Capital discontinued issuing these guarantee arrangements, there would not be a material impact to the consolidated results of operations, cash flows or financial position.

In contemplation of Duke Energy’s spin-off of the natural gas businesses on January 2, 2007, certain guarantees that were previously issued by Spectra Energy Capital were transferred to Duke Energy prior to the consummation of the spin-off. Duke Energy has indemnified Spectra Energy Capital against any losses incurred under the remaining guarantee obligations that relate to Duke Energy operations.

Spectra Energy Capital does not have any other material off-balance sheet financing entities or structures, except for normal operating lease arrangements, guarantee arrangements and financings entered into by equity investment pipeline and field services operations. (For additional information on these commitments, see Note 16 to the Consolidated Financial Statements, “Commitments and Contingencies” and Note 17 to the Consolidated Financial Statements, “Guarantees and Indemnifications.”)

Contractual Obligations

Spectra Energy Capital enters into contracts that require payment of cash at certain specified periods, based on certain specified minimum quantities and prices. The following table summarizes Spectra Energy Capital’s contractual cash obligations for each of the periods presented. The table below excludes all amounts classified as current liabilities on the Consolidated Balance Sheets, other than current maturities of long-term debt, as well as future obligations of businesses included in discontinued operations for the year ended December 31, 2006 (see Note 12 to the Consolidated Financial Statements, “Discontinued Operations and Assets Held for Sale”). It is expected that the majority of current liabilities on the Consolidated Balance Sheets will be paid in cash in 2007.

Contractual Obligations as of December 31, 2006

	Payments Due By Period
	Total	Less than 1 year (2007)	2-3 Years (2008 & 2009)	4-5 Years (2010 & 2011)	More than 5 Years (Beyond 2012)
	(in millions)
Long-term debt (a)	$13,954	$1,116	$2,335	$1,977	$8,526
Capital leases (a)	4	1	3	—	—
Operating leases (b)	197	30	53	43	71
Purchase Obligations: (g)
Firm capacity payments (c)	1,541	395	306	236	604
Energy commodity contracts (d)	1,080	891	189	—	—
Other purchase obligations (e)	233	202	31	—	—
Other long-term liabilities on the Consolidated Balance Sheets (f)	—	—	—	—	—

Total contractual cash obligations	$17,009	$2,635	$2,917	$2,256	$9,201

(a)	See Note 14 to the Consolidated Financial Statements, “Debt and Credit Facilities.” Amount includes interest payments over life of debt or capital lease.

(b)	See Note 16 to the Consolidated Financial Statements, “Commitments and Contingencies.”

(c)	Includes firm capacity payments that provide Spectra Energy Capital with uninterrupted firm access to natural gas transportation and storage.

(d)	Includes contractual obligations to purchase physical quantities of NGLs and natural gas, primarily for Union Gas’ distribution operations. Amount includes certain hedges per SFAS No. 133. For contracts where the price paid is based on an index, the amount is based on forward market prices at December 31, 2006.

(e)	Includes contracts for software and consulting or advisory services. Amount also includes contractual obligations for engineering, procurement and construction costs for pipeline projects. Amount excludes certain open purchase orders for services that are provided on demand, and the timing of the purchase can not be determined.

(f)	Excludes cash obligations for asset retirement activities (see Note 6 to the Consolidated Financial Statements, “Asset Retirement Obligations”). The amount of cash flows to be paid to settle the asset retirement obligations is not known with certainty as Spectra Energy Capital may use internal resources or external resources to perform retirement activities. Asset retirement obligations recognized on the Consolidated Balance Sheets total $85 million at December 31, 2006. Amount excludes reserves for litigation, environmental remediation and self-insurance claims (see Note 16 to the Consolidated Financial Statements, “Commitments and Contingencies”) because Spectra Energy Capital is uncertain as to the timing of when cash payments will be required. Additionally, amount excludes annual insurance premiums that are necessary to operate the business (see Note 16 to the Consolidated Financial Statements, “Commitments and Contingencies”), funding of other post-employment benefits (see Note 19 to the Consolidated Financial Statements, “Employee Benefit Plans”) and regulatory credits (see Note 4 to the Consolidated Financial Statements, “Regulatory Matters”) because the amount and timing of the cash payments are uncertain. Also amount excludes Deferred Income Taxes and Investment Tax Credits on the Consolidated Balance Sheets since cash payments for income taxes are determined based primarily on taxable income for each discrete fiscal year.

(g)	Purchase obligations reflected in the Consolidated Balance Sheets have been excluded from the above table.

Quantitative and Qualitative Disclosures About Market Risk

Risk and Accounting Policies

Spectra Energy is exposed to market risks associated with commodity prices, credit exposure, interest rates, equity prices and foreign currency exchange rates. Management has established comprehensive risk management policies to monitor and manage these market risks. The Chief Financial Officer of Spectra Energy is responsible for the overall governance of managing credit risk and commodity price risk, including monitoring exposure limits.

See “Critical Accounting Policies—Risk Management Accounting and Revenue Recognition” for further discussion of the accounting for derivative contracts.

Disclosures about market risks related to businesses transferred to Duke Energy in December 2006 are not reflected herein since such exposures have no impact on the ongoing operations of Spectra Energy post spin-off.

Commodity Price Risk

Spectra Energy is exposed to the impact of market fluctuations in the prices of NGL’s and natural gas as a result of its investment in DCP Midstream, ownership of the Empress assets in Western Canada and processing plants associated with the U.S. pipeline assets. Price risk represents the potential risk of loss from adverse changes in the market price of these energy commodities. Spectra Energy’s exposure to commodity price risk is influenced by a number of factors, including contract size, length, market liquidity, location and unique or specific contract terms.

Spectra Energy employs established policies and procedures to manage its risks associated with these market fluctuations, which may include the use of forward physical transactions as well as commodity derivatives, such as swaps and options. To the extent that instruments accounted for as hedges are effective in offsetting the transaction being hedged, there is no impact to the Consolidated Statements of Operations until delivery or settlement occurs. Accordingly, assumptions and valuation techniques for these contracts have no impact on reported earnings prior to settlement. Several factors influence the effectiveness of a hedge contract, including the use of contracts with different commodities or unmatched terms and counterparty credit risk. When hedge accounting is used, hedge effectiveness is monitored regularly and measured each month.

Spectra Energy is primarily exposed to market price fluctuations of NGL prices in the Field Services segment, which is involved in gathering and processing activities. NGL prices historically track crude oil prices, therefore, Spectra Energy is disclosing the NGL price sensitivities in terms of crude oil price changes. Based on a sensitivity analysis as of December 31, 2006 and 2005, at forecast NGL-to-oil price relationships, a $10 per barrel move in oil prices would affect Spectra Energy’s annual pre-tax earnings by approximately $170 million in 2007 and $95 million in 2006. In addition, with respect to the Empress processing and NGL marketing activities in Western Canada, as of December 31, 2006 and 2005, a $1 change in the difference between the Btu-equivalent price of propane (used as a proxy for Empress’ NGL production) and the price of natural gas in Alberta, Canada would affect Spectra Energy’s pre-tax earnings by approximately $25 million on an annual basis for both 2007 and 2006. The spread between NGL prices and the price of natural gas represents the theoretical gross margin for processing liquids from the gas and is commonly called the frac-spread. These hypothetical calculations consider prior hedge positions and estimated production levels, but do not consider other potential effects that might result from such changes in commodity prices.

See also Note 1 to the Consolidated Financial Statements, “Summary of Significant Accounting Policies” and Note 7 to the Consolidated Financial Statements, “Risk Management and Hedging Activities, Credit Risk, and Financial Instruments.”

Credit Risk

Credit risk represents the loss that Spectra Energy would incur if a counterparty fails to perform under its contractual obligations. Spectra Energy’s principal customers for natural gas transportation, storage, and gathering and processing services are industrial end-users, marketers, local distribution companies and utilities located throughout the U.S. and Canada. Spectra Energy has concentrations of receivables from natural gas and electric utilities and their affiliates, as well as industrial customers and marketers. These concentrations of customers may affect Spectra Energy’s overall credit risk in that risk factors can negatively impact the credit quality of the entire sector. Credit risk associated with gas distribution services are primarily impacted by general economic conditions in the service territory. Where exposed to credit risk, Spectra Energy analyzes the counterparties’ financial condition prior to entering into an agreement, establishes credit limits and monitors the appropriateness of those limits on an ongoing basis. Spectra Energy also obtains cash or letters of credit from customers to provide credit support, where appropriate, based on its financial analysis of the customer and the regulatory or contractual terms and conditions applicable to each transaction. Approximately 85% of Spectra Energy’s credit exposures for transportation, storage, and gathering and processing services are with customers who have an investment grade rating or equivalent based on an evaluation by Spectra Energy.

Spectra Energy had no net exposure to any one customer that represented greater than 10% of the gross fair value of trade accounts receivable at December 31, 2006. Based on Spectra Energy’s policies for managing credit risk, its exposures and its credit and other reserves, Spectra Energy does not anticipate a materially adverse effect on its consolidated financial position or results of operations as a result of non-performance by any counterparty.

In 1999, the Industrial Development Corp of the City of Edinburg, Texas (IDC) issued approximately $100 million in bonds to purchase equipment for lease to Duke Hidalgo (Hidalgo), a subsidiary of Spectra Energy Capital. Spectra Energy Capital unconditionally and irrevocably guaranteed the lease payments of Hidalgo to IDC through 2028. In 2000, Hidalgo was sold to Calpine Corporation and Spectra Energy Capital remained obligated under the lease guaranty. In January 2006, Hidalgo and its subsidiaries filed for bankruptcy protection in connection with the previous bankruptcy filing by its parent, Calpine Corporation in December 2005. Gross, undiscounted exposure under the guarantee obligation as of December 31, 2006 is approximately $200 million, including principal and interest payments. Spectra Energy Capital does not believe a loss under the guarantee obligation is probable as of December 31, 2006, but continues to evaluate the situation. Therefore, no reserves have been recorded for any contingent loss as of December 31, 2006. No demands for payment have been made under the guarantee. If losses are incurred under the guarantee, Spectra Energy Capital has certain rights which should allow it to mitigate such loss. Subsequent to Duke Energy’s January 2, 2007 spin-off of Spectra Energy Capital, this guarantee remained with Spectra Energy Capital. However, Duke Energy indemnified Spectra Energy Capital against any future losses that could arise from payments required under this guarantee.

Interest Rate Risk

Spectra Energy Capital is exposed to risk resulting from changes in interest rates as a result of its issuance of variable and fixed rate debt and commercial paper. Spectra Energy Capital manages its interest rate exposure by limiting its variable-rate exposures to percentages of total capitalization and by monitoring the effects of market changes in interest rates. Spectra Energy Capital also enters into financial derivative instruments, including, but not limited to, interest rate swaps, swaptions and U.S. Treasury lock agreements to manage and mitigate interest rate risk exposure. (See Notes 1, 7, and 14 to the Consolidated Financial Statements, “Summary of Significant Accounting Policies,” “Risk Management and Hedging Activities, Credit Risk, and Financial Instruments,” and “Debt and Credit Facilities.”)

Based on a sensitivity analysis as of December 31, 2006, it was estimated that if market interest rates average 1% higher (lower) in 2007 than in 2006, interest expense, net of offsetting impacts in interest income, would increase (decrease) by approximately $8 million. Comparatively, based on a sensitivity analysis as of December 31, 2005, had interest rates averaged 1% higher (lower) in 2006 than in 2005, it was estimated that interest expense, net of offsetting impacts in interest income, would have been immaterial. These amounts were estimated by considering the impact of the hypothetical interest rates on variable-rate securities outstanding, adjusted for interest rate hedges, short-term investments, cash and cash equivalents outstanding as of December 31, 2006 and 2005. If interest rates changed significantly, management would likely take actions to manage its exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in Spectra Energy Capital’s financial structure.

Equity Price Risk

Spectra Energy Capital’s wholly owned captive insurance subsidiary that began operations in January 2007, effective with the separation from Duke Energy, maintains investments to fund various business risks and losses, such as workers compensation, property, business interruption and general liability. The investments may be exposed to price fluctuations in equity markets and changes in interest rates in the future at the direction of an investment manager selected by Spectra Energy Capital management.

Spectra Energy’s costs of providing non-contributory defined benefit retirement and postretirement benefit plans are dependent upon a number of factors, such as the rates of return on plan assets, discount rate, the rate of increase in health care costs and contributions made to the plans.

Foreign Currency Risk

Spectra Energy is exposed to foreign currency risk from investments and operations in Canada. To mitigate risks associated with foreign currency fluctuations, investments are naturally hedged through debt denominated or issued in the foreign currency. Spectra Energy may also use foreign currency derivatives from time-to-time to manage its risk related to foreign currency fluctuations. To monitor its currency exchange rate risks, Spectra Energy uses sensitivity analysis, which measures the impact of devaluation of the Canadian dollar.

A 10% devaluation in the Canadian dollar exchange rate as of December 31, 2006 in Spectra Energy Capital’s currency exposure would result in an estimated net loss on the translation of local currency earnings of approximately $25 million to Spectra Energy Capital’s Consolidated Statements of Operations in 2007. The Consolidated Balance Sheet would be negatively impacted by approximately $460 million currency translation through the cumulative translation adjustment in AOCI as of December 31, 2006 as a result of a 10% devaluation in the currency exchange rate.

OTHER ISSUES

Global Climate Change. Spectra Energy’s assets and operations in the U.S. and Canada may become subject to direct and indirect effects of possible future global climate change regulatory actions. Canada is a party to the United Nations-sponsored Kyoto Protocol, which prescribes specific greenhouse gas emission-reduction targets for developed countries for the 2008-2012 period. The Canadian government is actively considering its approach to implementing its national obligation under the Kyoto Protocol, but that approach has not yet been determined.

The U.S. is not a party to the Kyoto Protocol, and the federal government has not adopted a mandatory greenhouse gas reduction requirement. While several bills have been introduced in the U.S. Congress that would impose greenhouse gas emission constraints, final legislation has yet to advance.

A number of states, primarily in the Northeast and Western U.S. are either in the process of establishing or considering state or regional programs that would mandate future reductions in greenhouse gas emissions. The final details and implementation schedules of such future state or regional programs, and whether they might directly affect the natural gas sector, are uncertain.

The likelihood of greenhouse gas regulation and the key details of future restrictions are highly uncertain, and thus the likely future affects on Spectra Energy are highly uncertain. Due to the speculative outlook regarding any U.S. federal and state policies and the uncertainty of the Canadian policy, Spectra Energy cannot estimate the potential effect of either nation’s greenhouse gas policy on its future combined results of operations, cash flows or financial position. Spectra Energy will monitor the development of greenhouse gas regulatory policies in both countries, and will assess the potential implications of greenhouse gas policies for its business operations in the U.S. and Canada if policies become sufficiently certain to support a meaningful assessment.

(For additional information on other issues related to Spectra Energy Capital, see Note 4 to the Consolidated Financial Statements, “Regulatory Matters” and Note 16 to the Consolidated Financial Statements, “Commitments and Contingencies.”)

New Accounting Standards

The following new accounting standards have been issued, but have not yet been adopted by Spectra Energy Capital as of December 31, 2006:

SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (SFAS No. 155). In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (SFAS No. 140). SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for at fair value at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement (new basis) event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated. SFAS No. 155 is effective for Spectra Energy Capital for all financial instruments acquired, issued, or subject to remeasurement after January 1, 2007, and for certain hybrid financial instruments that have been bifurcated prior to the effective date, for which the effect is to be reported as a cumulative-effect adjustment to beginning retained earnings. Spectra Energy Capital does not anticipate the adoption of SFAS No. 155 will have any material impact on its consolidated results of operations, cash flows or financial position.

SFAS No. 157, “Fair Value Measurements” (SFAS No. 157). In September 2006, the FASB issued SFAS No. 157, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, in some cases, the application of SFAS No. 157 may change Spectra Energy Capital’s current practice for measuring and disclosing fair values under other accounting pronouncements that require or permit fair value measurements. For Spectra Energy Capital, SFAS No. 157 is effective as of January 1, 2008 and must be applied prospectively except in certain cases. Spectra Energy Capital is currently evaluating the impact of adopting SFAS No. 157, and cannot currently estimate the impact of SFAS No. 157 on its consolidated results of operations, cash flows or financial position.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). In February 2007, the FASB issued SFAS No. 159, which permits entities to choose to measure many financial instruments and certain other items at fair value. For Spectra Energy Capital, SFAS No. 159 is effective as of January 1, 2008 and will have no impact on amounts presented for periods prior to the effective date. Spectra Energy Capital cannot currently estimate the impact of SFAS No. 159 on its consolidated results of operations, cash flows or financial position and has not yet determined whether or not it will choose to measure items subject to SFAS No. 159 at fair value.

FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48). In July 2006, the FASB issued FIN 48, which provides guidance on accounting for income tax positions about which Spectra Energy Capital has concluded there is a level of uncertainty with respect to the recognition in its financial statements. FIN 48 prescribes a minimum recognition threshold a tax position is required to meet. Tax positions are defined very broadly and include not only tax deductions and credits but also decisions not to file in a particular jurisdiction, as well as the taxability of transactions. Spectra Energy Capital will implement FIN 48 effective January 1, 2007. The implementation is expected to result in a cumulative effect adjustment to beginning Member’s Equity on the Consolidated Statement of Member’s Equity and Comprehensive Income (Loss) in the first quarter 2007 in the range of $15 million to $30 million. Corresponding entries will impact a variety of balance sheet line items, including Deferred Income Taxes, Taxes Accrued, Other Liabilities, and Goodwill. Upon implementation of FIN 48, Spectra Energy Capital will reflect interest expense related to taxes as Interest Expense, in the Consolidated Statement of Operations. In addition, subsequent accounting for FIN 48 (after January 1, 2007) will involve an evaluation to determine if any changes have occurred that would impact the existing uncertain tax positions as well as determining whether any new tax positions are uncertain. Any impacts resulting from the evaluation of existing uncertain tax positions or from the recognition of new uncertain tax positions would impact income tax expense and interest expense in the Consolidated Statement of Operations, with offsetting impacts to the balance sheet line items described above. Uncertain tax positions on consolidated or combined tax returns filed by Duke Energy which are indemnified by Spectra Energy will be recorded as payables to Duke Energy.

FASB Staff Position (FSP) No. FAS 123(R)-5, “Amendment of FASB Staff Position FAS 123(R)-1” (FSP No. FAS 123(R)-5). In October 2006, the FASB staff issued FSP No. FAS 123(R)-5 to address whether a modification of an instrument in connection with an equity restructuring should be considered a modification for purposes of applying FSP No. FAS 123(R)-1, “Classification and Measurement of Freestanding Financial Instruments Originally Issued in Exchange for Employee Services under FASB Statement No. 123(R) (FSP No. FAS 123(R)-1).” In August 2005, the FASB staff issued FSP FAS 123(R)-1 to defer indefinitely the effective date of paragraphs A230—A232 of SFAS No. 123(R), and thereby require entities to apply the recognition and measurement provisions of SFAS No. 123(R) throughout the life of an instrument, unless the instrument is modified when the holder is no longer an employee. The recognition and measurement of an instrument that is modified when the holder is no longer an employee should be determined by other applicable generally accepted accounting principles. FSP No. FAS 123(R)-5 addresses modifications of stock-based awards made in connection with an equity restructuring and clarifies that for instruments that were originally issued as employee compensation and then modified, and that modification is made to the terms of the instrument solely to reflect an equity restructuring that occurs when the holders are no longer employees, no change in the recognition or the measurement (due to a change in classification) of those instruments will result if certain conditions are met. This FSP is effective for Spectra Energy Capital as of January 1, 2007. The impact to Spectra Energy Capital of applying FSP No. FAS 123(R)-5 in subsequent periods will be dependent upon the nature of any modifications to Spectra Energy Capital’s share-based compensation awards.

FSP No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities,” (FSP AUG AIR-1). In September 2006, the FASB Staff issued FSP No. AUG AIR-1. This FSP prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods, if no liability is required to be recorded for an asset retirement obligation based on a legal obligation for which the event obligating the entity has occurred. The FSP also requires disclosures regarding the method of accounting for planned major maintenance activities and the effects of implementing the FSP. The guidance in this FSP is effective for Spectra Energy Capital as of January 1, 2007 and will be applied and retrospectively for all financial statements presented. Spectra Energy Capital does not anticipate the adoption of FSP No. AUG AIR-1 will have any material impact on its consolidated results of operations, cash flows or financial position.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk.”

Item 8. Financial Statements and Supplementary Data.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Spectra Energy Corp:

We have audited the accompanying balance sheet of Spectra Energy Corp (the “Company”), as of December 31, 2006. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Spectra Energy Corp at December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the balance sheet, the spin-off of the Company from Duke Energy Corporation was completed on January 2, 2007.

/s/ Deloitte & Touche LLP

Houston, Texas

April 2, 2007

Spectra Energy Corp

Balance Sheet

December 31, 2006
ASSETS
Total Assets	$–

LIABILITIES AND STOCKHOLDER’S EQUITY
Preferred Stock, $0.001 par, 22 million shares authorized, no shares outstanding at December 31, 2006	$–
Common stock, $0.001 par, one billion shares authorized, one thousand shares outstanding at December 31, 2006	1
Less receivable from Duke Energy Corporation	(1)

Total Liabilities and Stockholder’s Equity	$–

See Notes to Financial Statements

Spectra Energy Corp

Notes to Financial Statements

(1) General

Gas SpinCo, Inc. was incorporated in the state of Delaware on July 28, 2006. Effective November 8, 2006, Gas SpinCo. Inc., changed its name to Spectra Energy Corp (the Company). On July 28, 2006, Duke Energy Corporation (Duke Energy), the sole shareholder of the Company, subscribed for 1,000 shares of the Company’s common stock at par. The receivable from Duke Energy relates to the subscription for 1,000 shares of the Company and has been reflected as a deduction from stockholder’s equity on the accompanying balance sheet.

The Company was formed to hold the assets and liabilities associated with Duke Energy’s natural gas business, including the transmission and storage, distribution and gathering and processing businesses. See Note 2 for further discussion.

During the period from incorporation to the date of these financial statements, December 31, 2006, the Company had no operations and no cash flows.

(2) Subsequent Event

On December 8, 2006, Duke Energy announced that its Board of Directors formally approved the distribution (the Distribution) of all the shares of common stock of the Company to Duke Energy’s shareholders (on an as converted basis). On January 2, 2007, Duke Energy completed the Distribution. Duke Energy distributed to the Company all of the ownership interests in Spectra Energy Capital, LLC (formerly Duke Capital LLC), which owned the assets and operations of Duke Energy’s natural gas businesses, and distributed one-half share of common stock of the Company for each share of Duke Energy common stock held by Duke Energy shareholders of record as of the close of business on December 18, 2006.

As a result of the separation transactions, Spectra Energy Capital represents the predecessor of the Company for financial statement purposes. Future financial statements of the Company will reflect the financial statements of Spectra Energy Capital for all prior periods reported.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Member of Spectra Energy Capital, LLC:

We have audited the accompanying consolidated balance sheets of Spectra Energy Capital, LLC (formerly Duke Capital LLC) and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, member’s equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Spectra Energy Capital, LLC and subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, in 2006 the Company changed its method of accounting for defined benefit pension and other postretirement plans as a result of adopting Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.

As discussed in Notes 1 and 21 to the consolidated financial statements, all of the member’s equity of the Company was contributed by its parent, Duke Energy Corporation, to Spectra Energy Corp as a result of Duke Energy Corporation’s spin-off of the natural gas businesses effective January 2, 2007.

/s/ DELOITTE & TOUCHE LLP
Houston, Texas
April 2, 2007

(August 1, 2007 as to segment change described in Notes 3 and 9)

SPECTRA ENERGY CAPITAL, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Years Ended December 31,
	2006	2005	2004
Operating Revenues
Regulated natural gas and natural gas liquids	$3,987	$3,714	$3,272
Non-regulated electric, natural gas, natural gas liquids, and other	545	5,740	10,161

Total operating revenues	4,532	9,454	13,433

Operating Expenses
Natural gas and petroleum products purchased	1,435	5,821	9,273
Operation, maintenance and other	1,202	1,338	1,425
Fuel used in electric generation and purchased power	—	—	92
Depreciation and amortization	489	611	733
Property and other taxes	208	228	212
Impairments and other charges	—	125	22

Total operating expenses	3,334	8,123	11,757

Gains (Losses) on Sales of Other Assets and Other, net	47	522	(349)

Operating Income	1,245	1,853	1,327

Other Income and Expenses
Equity in earnings of unconsolidated affiliates	609	355	90
(Losses) gains on sales and impairments of equity method investments	(3)	1,245	(5)
Gain on sale of subsidiary stock	15	—	—
Other income and expenses, net	115	68	221

Total other income and expenses	736	1,668	306

Interest Expense	605	675	858
Minority Interest Expense	45	511	214

Earnings From Continuing Operations Before Income Taxes	1,331	2,335	561
Income Tax Expense from Continuing Operations	395	926	1,268

Income (Loss) From Continuing Operations	936	1,409	(707)
Income (Loss) From Discontinued Operations, net of tax	308	(731)	593

Income (Loss) Before Cumulative Effect of Change in Accounting Principle	1,244	678	(114)
Cumulative Effect of Change in Accounting Principle, net of tax and minority interest	—	(4)	—

Net Income (Loss)	$1,244	$674	$(114)

See Notes to Consolidated Financial Statements

SPECTRA ENERGY CAPITAL, LLC

CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31,	December 31,
	2006	2005
ASSETS
Current Assets
Cash and cash equivalents	$299	$491
Short-term investments	—	521
Receivables (net of allowance for doubtful accounts of $13 at December 31, 2006 and $121 at December 31, 2005)	779	1,935
Inventory	397	444
Assets held for sale	—	1,528
Unrealized gains on mark-to-market and hedging transactions	—	90
Other	150	1,599

Total current assets	1,625	6,608

Investments and Other Assets
Investments in unconsolidated affiliates	1,618	1,931
Goodwill	3,507	3,775
Notes receivable	36	138
Unrealized gains on mark-to-market and hedging transactions	17	87
Assets held for sale	—	3,597
Investments in residential, commercial and multi-family real estate (net of accumulated depreciation of $17 at December 31, 2005)	—	1,281
Other	56	737

Total investments and other assets	5,234	11,546

Property, Plant and Equipment
Cost	15,639	19,341
Less accumulated depreciation and amortization	3,245	3,655

Net property, plant and equipment	12,394	15,686

Regulatory Assets and Deferred Debits	1,092	1,216

Total Assets	$20,345	$35,056

See Notes to Consolidated Financial Statements

SPECTRA ENERGY CAPITAL, LLC

CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31, 2006	December 31, 2005
LIABILITIES AND MEMBER’S EQUITY
Current Liabilities
Accounts payable	$246	$1,837
Notes payable and commercial paper	349	83
Taxes accrued	214	258
Interest accrued	149	155
Liabilities associated with assets held for sale	—	1,488
Current maturities of long-term debt	550	1,394
Unrealized losses on mark-to-market and hedging transactions	7	207
Other	843	1,892

Total current liabilities	2,358	7,314

Long-term Debt	7,726	8,790

Deferred Credits and Other Liabilities
Deferred income taxes	2,980	3,167
Unrealized losses on mark-to-market and hedging transactions	13	19
Liabilities associated with assets held for sale	—	2,085
Other	1,064	1,428

Total deferred credits and other liabilities	4,057	6,699

Commitments and Contingencies

Minority Interests	565	749

Member’s Equity
Member’s Equity	4,598	10,848
Accumulated other comprehensive income	1,041	656

Total member’s equity	5,639	11,504

Total Liabilities and Member’s Equity	$20,345	$35,056

See Notes to Consolidated Financial Statements

SPECTRA ENERGY CAPITAL, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$1,244	$674	$(114)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	606	774	1,014
Cumulative effect of change in accounting principle	—	4	—
Gains on sales of investments in commercial and multi-family real estate	(201)	(191)	(201)
Gains on sales of equity investments and other assets	(308)	(1,764)	(192)
Impairment charges	48	159	194
Deferred income taxes	104	(240)	1,136
Minority Interest	60	538	195
Equity in earnings of unconsolidated affiliates	(712)	(479)	(154)
Contribution to company-sponsored pension plans	(48)	(45)	(29)
Distributions from equity investments	707	473	139
(Increase) decrease in
Net realized and unrealized mark-to-market and hedging transactions	16	534	208
Receivables	167	(243)	(251)
Inventory	115	(74)	17
Other current assets	1,272	(969)	38
Increase (decrease) in
Accounts payable	(690)	126	99
Taxes accrued	53	56	314
Other current liabilities	(461)	558	86
Capital expenditures for residential real estate	(322)	(355)	(322)
Cost of residential real estate sold	143	294	268
Other, assets	(749)	1,136	(239)
Other, liabilities	(351)	106	31

Net cash provided by operating activities	693	1,072	2,237

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(987)	(997)	(1,035)
Investment expenditures	(87)	(23)	(25)
Acquisitions, net of cash acquired	(89)	(294)	—
Purchases of available-for-sale securities	(9,290)	(30,918)	(55,010)
Proceeds from sales and maturities of available-for-sale securities	9,775	30,706	54,537
Net proceeds from the sales of equity investments and other assets, and sales of and collections on notes receivable	2,025	2,372	1,651
Proceeds from the sales of commercial and multi-family real estate	254	372	606
Settlement of net investment hedges and other investing derivatives	(163)	(296)	—
Distributions from equity investments	152	383	—
Other	(21)	(64)	36

Net cash provided by investing activities	1,569	1,241	760

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the:
Issuance of long-term debt	1,799	543	153
Payments for the redemption of:
Long-term debt	(1,662)	(840)	(2,815)
Preferred stock of a subsidiary	(1)	—	(176)
Decrease in cash overdrafts
Notes payable and commercial paper	261	15	11
Distributions to minority interests	(304)	(861)	(1,477)
Contributions from minority interests	247	779	1,277
Advances (to) from parent	(89)	(242)	107
Capital contributions from parent	—	269	—
Distributions to parent	(2,361)	(2,100)	—
Cash associated with operations transferred	(427)	—	—
Proceeds from Spectra Energy Income Fund	104	110	—
Other	(21)	(14)	18

Net cash used in financing activities	(2,454)	(2,341)	(2,902)

Changes in cash and cash equivalents included in assets held for sale	—	3	39

Net increase (decrease) in cash and cash equivalents	(192)	(25)	134
Cash and cash equivalents at beginning of period	491	516	382

Cash and cash equivalents at end of period	$299	$491	$516

Supplemental Disclosures
Cash paid for interest, net of amount capitalized	$679	$833	$1,044
Cash paid (refunded) for income taxes	$238	$486	$(403)
Significant non-cash transactions:
Transfer of legal entities to Duke Energy	$2,952	$—	$—
Transfer of Midwestern assets to Duke Energy Ohio	$1,462	$—	$—
Forgiveness of advances to Duke Energy	$602	$—	$—
Transfer of Bison to Duke Energy	$60	$—	$—
Distributions from parent	$—	$—	$—
Advances from parent converted to equity	$—	$761	$—
Debt retired in connection with disposition of businesses	$—	$—	$840
Note receivable from sale of southeast plants	$—	$—	$48
Remarketing of senior notes	$—	$—	$1,625
Canadian midstream asset transfer	$—	$97	$—

See Notes to Consolidated Financial Statements

SPECTRA ENERGY CAPITAL, LLC

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY AND COMPREHENSIVE INCOME

(In millions)

				Accumulated Other Comprehensive Income
	Paid-in Capital	Retained Earnings	Member’s Equity	Foreign Currency Adjustments	Net Gains (Losses) on Cash Flow Hedges	Minimum Pension Liability Adjustment	Other	FAS 158 Pension Adjustment	Total
Balance December 31, 2003	$8,563	$2,790	$—	$314	$310	$(24)	$—	$—	$11,953

Net loss	—	—	(114)	—	—	—	—	—	(114)
Conversion to Duke Capital LLC	(8,563)	(2,790)	11,353	—	—	—	—	—	—
Other Comprehensive Income
Foreign currency translation adjustments	—	—	—	279	—	—	—	—	279
Foreign currency translation adjustments reclassified into earnings as a result of the sale of Asia-Pacific Business	—	—	—	(54)	—	—	—	—	(54)
Net unrealized gains on cash flow hedges(a)	—	—	—	—	300	—	—	—	300
Reclassification into earnings from cash flow hedges(b)	—	—	—	—	(80)	—	—	—	(80)
Minimum pension liability adjustment	—	—	—	—	—	4	—	—	4

Total comprehensive income									335
Other, net	—	—	(15)	—	—	—	—	—	(15)

Balance December 31, 2004	$—	$—	$11,224	$539	$530	$(20)	$—	$—	$12,273

Net income	—	—	674	—	—	—	—	—	674
Other Comprehensive Income
Foreign currency translation adjustments	—	—	—	244	—	—	—	—	244
Net unrealized gains on cash flow hedges (a)	—	—	—	—	409	—	—	—	409
Reclassification into earnings from cash flow hedges(b)	—	—	—	—	(1,025)	—	—	—	(1,025)
Minimum pension liability adjustment	—	—	—	—	—	(40)	—	—	(40)
Net unrealized gains on FAS 115 securities	—	—	—	—	—	—	19	—	19

Total comprehensive income									281
Advances from parent converted to equity	—	—	761	—	—	—	—	—	761
Capital contributions from parent	—	—	269	—	—	—	—	—	269
Distribution to parent	—	—	(2,100)	—	—	—	—	—	(2,100)
Other, net	—	—	20	—	—	—	—	—	20

Balance December 31, 2005	$—	$—	$10,848	$783	$(86)	$(60)	$19	$—	$11,504

Net income	—	—	1,244	—	—	—	—	—	1,244
Other Comprehensive Income
Foreign currency translation adjustments	—	—	—	106	—	—	—	—	106
Net unrealized gains (losses) on cash flow hedges(a)	—	—	—	—	(6)	—	—	—	(6)
Net unrealized gains on FAS 115 securities (e)	—	—	—	—	—	—	14	—	14

Reclassification into earnings from cash flow hedges(b)	—	—	—	—	39	—	—	—	39
Reclassification into earnings of FAS 115 investments(g)	—	—	—	—	—	—	(33)	—	(33)
Transfer of taxes on net investment hedge and other hedges to Duke Capital	—	—	—	62	7	—	—	—	69
Transfer of legal entities to Duke Energy	—	—	—	205	—	—	—	—	205
Transfer of Midwestern assets to Duke energy Ohio(c)	—	—	—	—	40	—	—	—	40
Minimum pension liability adjustment (d)	—	—	—	—	—	(1)	—	—	(1)

Total comprehensive income									1,677
Transfer of Midwestern assets to Duke Energy Ohio	—	—	(1,462)	—	—	—	—	—	(1,462)
Transfer of Bison to Duke Energy	—	—	(60)	—	—	—	—	—	(60)
Forgiveness of advances to Duke Energy	—	—	(602)	—	—	—	—	—	(602)
Distribution to parent	—	—	(796)	—	—	—	—	—	(796)
Distribution to parent associated with sale of Crescent	—	—	(1,602)	—	—	—	—	—	(1,602)
Transfer of legal entities to Duke Energy	—	—	(2,952)	—	—	—	—	—	(2,952)
Pension Adjustment—FAS 158 transition(f)	—	—	—	—	—	61	—	(109)	(48)
Other, net	—	—	(20)	—	—	—	—	—	(20)

Balance December 31, 2006	$—	$—	$4,598	$1,156	$(6)	$—	$—	$(109)	$5,639

(a)	Net unrealized gains on cash flow hedges, net of $3 tax benefit in 2006, $234 tax expense in 2005, and $180 tax expense in 2004.
(b)	Reclassification into earnings from cash flow hedges, net of $20 tax expense in 2006, $584 tax benefit in 2005, and $48 tax benefit in 2004.
(c)	Net of $24 tax expense in 2006.
(d)	Minimum pension liability adjustment, net of $27 tax benefit in 2005, and $2 tax expense in 2004.
(e)	Net of $8 tax expense in 2006, and $10 tax expense in 2005.
(f)	FAS 158 pension adjustment, net of $27 tax benefit in 2006 (see note 19).
(g)	Net of $18 tax benefit in 2006.

See Notes to Consolidated Financial Statements

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2006, 2005 and 2004

1. Summary of Significant Accounting Policies

Nature of Operations and Basis of Consolidation.    Spectra Energy Capital, LLC (collectively with its subsidiaries, Spectra Energy Capital, formerly Duke Capital LLC), a wholly owned subsidiary of Duke Energy Corporation (Duke Energy) until January 2, 2007, at which time Spectra Energy Capital became a wholly owned subsidiary of Spectra Energy Corp (Spectra Energy) as discussed below, is an energy company located in the Americas. These Consolidated Financial Statements include, after eliminating intercompany transactions and balances, the accounts of Spectra Energy Capital and all majority-owned subsidiaries where Spectra Energy Capital has control, and those variable interest entities where Spectra Energy Capital is the primary beneficiary.

On April 1, 2006, Spectra Energy Capital transferred the operations of its wholly-owned captive insurance subsidiary, Bison Insurance Company Limited (Bison), to Duke Energy. Accordingly, Bison’s operations are not included in Spectra Energy Capital’s results of operations, financial position or cash flows subsequent to its transfer to Duke Energy. Due to continuing involvement between Bison and Spectra Energy Capital entities, the results of operations of Bison do not qualify for discontinued operations treatment.

Additionally, in April 2006, Spectra Energy Capital indirectly transferred to Duke Energy Ohio, Inc. (Duke Energy Ohio, formerly The Cincinnati Gas & Electric Company (CG&E)), a subsidiary of Cinergy, its ownership interest in former Duke Energy North America’s (DENA’s) Midwestern assets, representing a mix of combined cycle and peaking plants. In connection with this transfer, Spectra Energy Capital transferred to Duke Energy Ohio approximately $1.6 billion of assets at their carrying value and approximately $0.1 billion of liabilities at their carrying value, for a net transfer of approximately $1.5 billion. This transfer has been accounted for as a capital distribution at historical cost. In connection with the transfer, Spectra Energy Capital and Duke Energy Ohio entered into an arrangement through April 2016, unless otherwise extended by the parties, whereby Spectra Energy Capital will reimburse Duke Energy Ohio in the event of certain cash shortfalls that may result from Duke Energy Ohio’s ownership of the Midwestern assets. Payments made between Spectra Energy Capital and Duke Energy Ohio were immaterial during 2006. This agreement was assigned by Spectra Energy Capital to Duke Energy in the fourth quarter of 2006. The results of operations for former DENA’s Midwestern assets have been reflected as discontinued operations in the accompanying Consolidated Statements of Operations up through the date of transfer.

On September 7, 2006, Spectra Energy Capital deconsolidated Crescent Resources, LLC (Crescent) due to a reduction in ownership and its inability to exercise control over Crescent (see Note 12). Crescent has been accounted for as an equity method investment since the date of deconsolidation.

Effective July 1, 2005, Spectra Energy Capital has deconsolidated DCP Midstream, LLC (formerly Duke Energy Field Services, LLC) (DCP Midstream) due to a reduction in ownership and its inability to exercise control over DCP Midstream (see Note 2). DCP Midstream has been subsequently accounted for as an equity method investment.

On January 2, 2007, Duke Energy completed the spin-off of its natural gas businesses to shareholders. The new natural gas business, which is named Spectra Energy, consists principally of the U.S. Transmission, Distribution, Western Canada Transmission & Processing (combined, formerly Natural Gas Transmission) and Field Services business segments of Spectra Energy Capital, and excludes certain operations which were transferred from Spectra Energy Capital to Duke Energy in December 2006, primarily International Energy, Spectra Energy Capital’s effective 50% interest in Crescent and certain operations within Other, primarily Duke Energy Trading and Marketing, LLC (DETM), Duke Energy Merchants, LLC (DEM), DukeNet Communications, LLC (DukeNet), and Spectra Energy Capital’s 50% interest in Duke/Fluor Daniel (D/FD). The results of operations of most of these transferred businesses are included in discontinued operations in the accompanying Consolidated Statements of Operations for all periods presented. Corporate service companies that were transferred to Duke Energy in December 2006 are reported within continuing operations of Spectra Energy Capital since corporate services are expected to be provided to support the operations of Spectra Energy. In addition, although there are no assets or operations of the Commercial Power segment of Spectra

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Energy Capital, certain power plant operations within the previous Commercial Power segment of Spectra Energy Capital are reported in continuing operations as a result of continuing involvement by Spectra Energy Capital in 2005 subsequent to the sale of such operations in 2004. See further discussion in Notes 2 and 12.

Use of Estimates.    To conform to generally accepted accounting principles (GAAP) in the United States, management makes estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and Notes. Although these estimates are based on management’s best available knowledge at the time, actual results could differ.

Reclassifications and Revisions.    Certain prior period amounts have been reclassified within the Consolidated Statements of Cash Flows to conform to current year presentation.

Cash and Cash Equivalents.    All highly liquid investments with original maturities of three months or less at the date of acquisition are considered cash equivalents.

Short-term Investments.    Spectra Energy Capital may actively invest a portion of its available cash balances in various financial instruments, such as tax-exempt debt securities that frequently have stated maturities of 20 years or more and tax-exempt money market preferred securities. These instruments provide for a high degree of liquidity through features such as daily and 7 day notice put options and 7, 28, and 35 day auctions which allow for the redemption of the investments at their face amounts plus earned income. As Spectra Energy Capital intends to sell these instruments within one year or less, generally within 30 days from the balance sheet date, they are classified as current assets. Spectra Energy Capital has classified all short-term investments that are debt securities as available-for-sale under Statement of Financial Accounting Standards (SFAS) No. 115, “Accounting For Certain Investments in Debt and Equity Securities,” (SFAS No. 115), and they are carried at fair market value. Investments in money-market preferred securities that do not have stated redemptions are accounted for at their cost, as the carrying values approximate market values due to their short-term maturities and no credit risk. Realized gains and losses and dividend and interest income related to these securities, including any amortization of discounts or premiums arising at acquisition, are included in earnings as incurred. Purchases and sales of available-for-sale securities are presented on a gross basis within Investing Cash Flows in the accompanying Consolidated Statements of Cash Flows.

Inventory.    Inventory consists primarily of natural gas and natural gas liquids (NGLs) held in storage for transmission and processing, and also includes materials and supplies. Natural gas inventories primarily relate to the distribution business in Canada and are valued at costs approved by the regulator. The difference between the approved price and the actual cost of gas purchased is recorded in either accounts receivable or other current liabilities for future disposition with customers, subject to approval by the regulator. The remaining inventory is recorded at the lower of cost or market value, primarily using the average cost method.

Components of Inventory

	December 31,
	2006	2005
	(in millions)
Natural gas	$290	$269
Materials and supplies	90	130
Petroleum products	17	45

Total inventory	$397	$444

Accounting for Risk Management and Hedging Activities and Financial Instruments.    Spectra Energy Capital uses a number of different derivative and non-derivative instruments in connection with its commodity price, interest rate and foreign currency risk management activities, such as swaps, futures, forwards and options.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

All derivative instruments not designated as hedges or qualifying for the normal purchases and normal sales exception under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133), as amended, are recorded on the Consolidated Balance Sheets at their fair value as Unrealized Gains or Unrealized Losses on Mark-to-Market and Hedging Transactions. Cash inflows and outflows related to derivative instruments, except those that contain financing elements and those related to net investment hedges and other investing activities, are a component of operating cash flows in the accompanying Consolidated Statements of Cash Flows. Cash inflows and outflows related to derivative instruments containing financing elements are a component of financing cash flows in the accompanying Consolidated Statements of Cash Flows while cash inflows and outflows related to net investment hedges and derivatives related to other investing activities are a component of investing cash flows in the accompanying Consolidated Statements of Cash Flows.

Spectra Energy Capital designates all energy commodity derivatives as either trading or non-trading. Gains and losses for all derivative contracts that do not represent physical delivery contracts are reported on a net basis in the Consolidated Statements of Operations. For each of the physical delivery contracts that are derivatives, the accounting model and presentation of gains and losses, or revenue and expense in the Consolidated Statements of Operations is shown below.

Classification of Contract	Spectra Energy Capital Accounting Model	Presentation of Gains & Losses or Revenue & Expense
Non-trading derivatives:
Cash flow hedge	Accrual(b)	Gross basis in the same statement of operations category as the related hedged item
Fair value hedge	Accrual(b)	Gross basis in the same statement of operations category as the related hedged item
Undesignated	Mark-to-market(a)	Net basis in the related statement of operations category for interest rate, currency and commodity derivatives

(a)	An accounting term used by Spectra Energy Capital to refer to derivative contracts for which an asset or liability is recognized at fair value and the change in the fair value of that asset or liability is recognized in the Consolidated Statements of Operations, with the exception of Union Gas Limited’s (Union Gas) regulated business, which is recognized as a regulatory asset or liability. This term is applied to undesignated non-trading derivative contracts. As this term is not explicitly defined within GAAP, Spectra Energy Capital’s application of this term could differ from that of other companies.
(b)	An accounting term used by Spectra Energy Capital to refer to contracts for which there is generally no recognition in the Consolidated Statements of Operations for any changes in fair value until the service is provided, the associated delivery period occurs or there is hedge ineffectiveness. As discussed further below, this term is applied to derivative contracts that are accounted for as cash flow hedges and fair value hedges, as well as to non-derivative contracts used for commodity risk management purposes. As this term is not explicitly defined within GAAP, Spectra Energy Capital’s application of this term could differ from that of other companies.

Where Spectra Energy Capital’s derivative instruments are subject to a master netting agreement and the criteria of the Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 39, “Offsetting of Amounts Related to Certain Contracts—An Interpretation of Accounting Principles Board (APB) Opinion No. 10 and FASB Statement No. 105” (FIN 39), are met, Spectra Energy Capital presents its derivative assets and liabilities, and accompanying receivables and payables, on a net basis in the accompanying Consolidated Balance Sheets. As of December 31, 2006, subsequent to the transfer of businesses to Duke Energy, Spectra Energy Capital does not have any significant outstanding derivative instruments and does not participate in master netting arrangements in the normal course of its business.

Cash Flow and Fair Value Hedges.    Qualifying energy commodity and other derivatives may be designated as either a hedge of a forecasted transaction or future cash flows (cash flow hedge) or a hedge of a

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

recognized asset, liability or firm commitment (fair value hedge). For all hedge contracts, Spectra Energy Capital prepares formal documentation of the hedge in accordance with SFAS No. 133. In addition, at inception and every three months, Spectra Energy Capital formally assesses whether the hedge contract is highly effective in offsetting changes in cash flows or fair values of hedged items. Spectra Energy Capital documents hedging activity by transaction type (futures/swaps) and risk management strategy (commodity price risk/interest rate risk).

Changes in the fair value of a derivative designated and qualified as a cash flow hedge, to the extent effective, are included in the Consolidated Statements of Member’s Equity and Comprehensive Income as Accumulated Other Comprehensive Income (AOCI) until earnings are affected by the hedged transaction. Spectra Energy Capital discontinues hedge accounting prospectively when it has determined that a derivative no longer qualifies as an effective hedge, or when it is no longer probable that the hedged forecasted transaction will occur. When hedge accounting is discontinued because the derivative no longer qualifies as an effective hedge, the derivative is subject to the Mark-to-Market Model of accounting (MTM Model) prospectively. Gains and losses related to discontinued hedges that were previously accumulated in AOCI will remain in AOCI until the underlying contract is reflected in earnings; unless it is probable that the hedged forecasted transaction will not occur at which time associated deferred amounts in AOCI are immediately recognized in current earnings.

For derivatives designated as fair value hedges, Spectra Energy Capital recognizes the gain or loss on the derivative instrument, as well as the offsetting loss or gain on the hedged item in earnings, to the extent effective, in the current period. All derivatives designated and accounted for as hedges are classified in the same category as the item being hedged in the Consolidated Statements of Cash Flows. In addition, all components of each derivative gain or loss are included in the assessment of hedge effectiveness.

Valuation.    When available, quoted market prices or prices obtained through external sources are used to measure a contract’s fair value. For contracts with a delivery location or duration for which quoted market prices are not available, fair value is determined based on internally developed valuation techniques or models. For derivatives recognized under the MTM Model, valuation adjustments are also recognized in the Consolidated Statements of Operations.

Goodwill.    Spectra Energy Capital evaluates goodwill for potential impairment under the guidance of SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142). Under this standard, goodwill is subject to an annual test for impairment. Spectra Energy Capital has designated August 31 as the date it performs the annual review for goodwill impairment for its reporting units. Under the provisions of SFAS No. 142, Spectra Energy Capital performs the annual review for goodwill impairment at the reporting unit level, which Spectra Energy Capital has determined to be an operating segment or one level below.

Impairment testing of goodwill consists of a two-step process. The first step involves a comparison of the implied fair value of a reporting unit with its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, the second step of the process involves a comparison of the fair value and carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess. Additional impairment tests are performed between the annual reviews if events or changes in circumstances make it more likely than not that the fair value of a reporting unit is below its carrying amount.

Spectra Energy Capital primarily uses a discounted cash flow analysis to determine fair value. Key assumptions in the determination of fair value include the use of an appropriate discount rate and estimated future cash flows. In estimating cash flows, Spectra Energy Capital incorporates expected growth rates, regulatory stability, the ability to renew contracts, and foreign currency exchange rates, as well as other factors that affect its revenue and expense forecasts.

Property, Plant and Equipment.    Property, plant and equipment are stated at the lower of historical cost less accumulated depreciation. Spectra Energy Capital capitalizes all construction-related direct labor and

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

material costs, as well as indirect construction costs. Indirect costs include general engineering, taxes and the cost of funds used during construction. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs, replacements and major maintenance projects, which do not extend the useful life or increase the expected output of property, plant and equipment, is expensed as it is incurred. Depreciation is generally computed over the asset’s estimated useful life using the straight-line method. The composite weighted-average depreciation rates, including depreciation associated with businesses included in discontinued operations were 3.32% for 2006, 3.60% for 2005, and 3.84% for 2004. Also, see “Allowance for Funds Used During Construction (AFUDC),” discussed below.

When Spectra Energy Capital retires its regulated property, plant and equipment, it charges the original cost plus the cost of retirement, less salvage value, to accumulated depreciation and amortization. When it sells entire regulated operating units, or retires or sells non-regulated properties, the cost is removed from the property account and the related accumulated depreciation and amortization accounts are reduced. Any gain or loss is recorded in earnings, unless otherwise required by the applicable regulatory body.

Spectra Energy Capital recognizes asset retirement obligations (ARO’s) in accordance with SFAS No. 143, “Accounting For Asset Retirement Obligations” (SFAS No. 143), for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset and FIN No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47), for conditional ARO’s in which the timing or method of settlement are conditional on a future event that may or may not be within the control of Spectra Energy Capital. Both SFAS No. 143 and FIN 47 require that the fair value of a liability for an ARO be recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset. This additional carrying amount is then depreciated over the estimated useful life of the asset.

Long-Lived Asset Impairments, Assets Held For Sale and Discontinued Operations.    Spectra Energy Capital evaluates whether long-lived assets, excluding goodwill, have been impaired when circumstances indicate the carrying value of those assets may not be recoverable. For such long-lived assets, an impairment exists when its carrying value exceeds the sum of estimates of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. When alternative courses of action to recover the carrying amount of a long-lived asset are under consideration, a probability-weighted approach is used for developing estimates of future undiscounted cash flows. If the carrying value of the long-lived asset is not recoverable based on these estimated future undiscounted cash flows, the impairment loss is measured as the excess of the asset’s carrying value over its fair value, such that the asset’s carrying value is adjusted to its estimated fair value.

Management assesses the fair value of long-lived assets using commonly accepted techniques, and may use more than one source. Sources to determine fair value include, but are not limited to, recent third party comparable sales, internally developed discounted cash flow analysis and analysis from outside advisors. Significant changes in market conditions resulting from events such as changes in commodity prices or the condition of an asset, or a change in management’s intent to utilize the asset would generally require management to re-assess the cash flows related to the long-lived assets.

Spectra Energy Capital uses the criteria in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144), to determine when an asset is classified as “held for sale.” Upon classification as “held for sale,” the long-lived asset or asset group is measured at the lower of its carrying amount or fair value less cost to sell, depreciation is ceased and the asset or asset group is separately presented on the Consolidated Balance Sheets. When an asset or asset group meets the SFAS No. 144 criteria for classification as held for sale within the Consolidated Balance Sheets, Spectra Energy Capital does not retrospectively adjust prior period balance sheets to conform to current year presentation.

Spectra Energy Capital uses the criteria in SFAS No. 144 and Emerging Issues Task Force (EITF)03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144 in Determining Whether to Report Discontinued Operations” (EITF 03-13), to determine whether components of Spectra Energy Capital that are

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

being disposed of or are classified as held for sale are required to be reported as discontinued operations in the Consolidated Statements of Operations. To qualify as a discontinued operation under SFAS No. 144, the component being disposed of must have clearly distinguishable operations and cash flows. Additionally, pursuant to EITF 03-13, Spectra Energy Capital must not have significant continuing involvement in the operations after the disposal (i.e. Spectra Energy Capital must not have the ability to influence the operating or financial policies of the disposed component) and cash flows of the operations being disposed of must have been eliminated from Spectra Energy Capital’s ongoing operations (i.e. Spectra Energy Capital does not expect to generate significant direct cash flows from activities involving the disposed component after the disposal transaction is completed). Assuming both preceding conditions are met, the related results of operations for the current and prior periods, including any related impairments, are reflected as Income (Loss) From Discontinued Operations, net of tax, in the Consolidated Statements of Operations. If an asset held for sale does not meet the requirements for discontinued operations classification, any impairments and gains or losses on sales are recorded in continuing operations as Gains (Losses) on Sales of Other Assets and Other, net, in the Consolidated Statements of Operations. Impairments for all other long-lived assets, excluding goodwill, are recorded as Impairment and Other Charges in the Consolidated Statements of Operations.

Captive Insurance Reserves.    Prior to April 1, 2006, Spectra Energy Capital had captive insurance subsidiaries which provided insurance coverage to Spectra Energy Capital entities as well as certain third parties, on a limited basis, for various business risks and losses, such as workers compensation, property, business interruption and general liability. Liabilities included provisions for estimated losses incurred, but not yet reported (IBNR), as well as provisions for known claims which have been estimated on a claims-incurred basis. IBNR reserve estimates involve the use of assumptions and are primarily based upon historical loss experience, industry data and other actuarial assumptions. Reserve estimates are adjusted in future periods as actual losses differ from historical experience. Intercompany balances and transactions are eliminated in consolidation. Subsequent to April 1, 2006, Spectra Energy Capital was provided insurance coverage through a captive insurance company of its parent, Duke Energy, as well as certain third parties. Effective January 2, 2007, this coverage and the associated insurance assets and liabilities applicable to the ongoing operations of Spectra Energy Capital transferred to a new captive insurance subsidiary of Spectra Energy Capital.

Spectra Energy Capital’s captive insurance entities also had reinsurance coverage, which provided reimbursement to Spectra Energy Capital for certain losses above a per incident and/or aggregate retention. Spectra Energy Capital’s captive insurance entities also had an aggregate stop-loss insurance coverage, which provided reimbursement from third parties to Spectra Energy Capital for its paid losses above certain per line of coverage aggregate amounts during a policy year. Spectra Energy Capital recognized a reinsurance receivable for recovery of incurred losses under its captive’s reinsurance and stop-loss insurance coverage once realization of the receivable is deemed probable by its captive insurance companies.

During 2004, Spectra Energy Capital eliminated intercompany reserves at its captive insurance subsidiaries of approximately $59 million which was a correction of an immaterial accounting error related to prior periods.

Unamortized Debt Premium, Discount and Expense.    Premiums, discounts and expenses incurred with the issuance of outstanding long-term debt are amortized over the terms of the debt issues. Any call premiums or unamortized expenses associated with refinancing higher-cost debt obligations to finance regulated assets and operations are amortized consistent with regulatory treatment of those items, where appropriate.

Environmental Expenditures.    Spectra Energy Capital expenses environmental expenditures related to conditions caused by past operations that do not generate current or future revenues. Environmental expenditures related to operations that generate current or future revenues are expensed or capitalized, as appropriate. Liabilities are recorded when the necessity for environmental remediation becomes probable and the costs can be reasonably estimated, or when other potential environmental liabilities are reasonably estimable and probable.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Cost-Based Regulation.    Spectra Energy Capital accounts for certain of its regulated operations under the provisions of SFAS No. 71, “Accounting for Certain Types of Regulation” (SFAS No. 71). The economic effects of regulation can result in a regulated company recording assets for costs that have been or are expected to be approved for recovery from customers or recording liabilities for amounts that are expected to be returned to customers in the rate-setting process in a period different from the period in which the amounts would be recorded by an unregulated enterprise. Accordingly, Spectra Energy Capital records assets and liabilities that result from the regulated ratemaking process that would not be recorded under GAAP for non-regulated entities. Management continually assesses whether regulatory assets are probable of future recovery by considering factors such as applicable regulatory changes and recent rate orders applicable to other regulated entities. Based on this continual assessment, management believes the existing regulatory assets are probable of recovery. These regulatory assets and liabilities are primarily classified in the Consolidated Balance Sheets as Regulatory Assets and Deferred Debits, and Deferred Credits and Other Liabilities. Spectra Energy Capital periodically evaluates the applicability of SFAS No. 71, and considers factors such as regulatory changes and the impact of competition. If cost-based regulation ends or competition increases, Spectra Energy Capital may have to reduce its asset balances to reflect a market basis less than cost and write-off their associated regulatory assets and liabilities. (For further information see Note 4.)

Guarantees.    Spectra Energy Capital accounts for guarantees and related contracts, for which it is the guarantor, under FIN No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). In accordance with FIN 45, upon issuance or modification of a guarantee on or after January 1, 2003, Spectra Energy Capital recognizes a liability at the time of issuance or material modification for the estimated fair value of the obligation it assumes under that guarantee, if any. Fair value is estimated using a probability-weighted approach. Spectra Energy Capital reduces the obligation over the term of the guarantee or related contract in a systematic and rational method as risk is reduced under the obligation. Any additional contingent loss for guarantee contracts outside the scope of FIN 45 is accounted for and recognized in accordance with SFAS No. 5, “Accounting for Contingencies” (SFAS No. 5).

Spectra Energy Capital has entered into various indemnification agreements related to purchase and sale agreements and other types of contractual agreements with vendors and other third parties. These agreements typically cover environmental, tax, litigation and other matters, as well as breaches of representations, warranties and covenants. Typically, claims may be made by third parties for various periods of time, depending on the nature of the claim. Spectra Energy Capital’s potential exposure under these indemnification agreements can range from a specified to an unlimited dollar amount, depending on the nature of the claim and the particular transaction (see Note 17).

Stock-Based Compensation.    Effective January 1, 2006, Spectra Energy Capital adopted the provisions of SFAS No. 123(R), “Share-Based Payment” (SFAS No. 123(R)) (see Note 18). SFAS No. 123(R) establishes accounting for stock-based awards exchanged for employee and certain non-employee services. Accordingly, for employee awards, equity classified stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period, which generally begins on the date the award is granted through the earlier of the date the award vests or the date the employee becomes retirement eligible. Awards, including stock options, granted to employees that are already retirement eligible are deemed to have vested immediately upon issuance, and therefore, compensation cost for those awards is recognized on the date such awards are granted.

Spectra Energy Capital elected to adopt the modified prospective application method as provided by SFAS No. 123(R), and accordingly, financial statement amounts for periods prior to January 1, 2006 in this report have not been restated. There were no modifications to outstanding stock options prior to the adoption of SFAS 123(R). Spectra Energy Capital has historically been allocated its proportionate share of stock-based compensation expense from its parent, Duke Energy.

Spectra Energy Capital previously applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and FIN 44, “Accounting for Certain Transactions Involving Stock

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Compensation—an Interpretation of APB Opinion 25” and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123). Since the exercise price for all stock options granted under those plans was equal to the market value of the underlying common stock on the grant date, no compensation cost was recognized in the accompanying Consolidated Statements of Operations.

Revenue Recognition.    Revenues on sales of natural gas, natural gas transportation, storage and distribution as well as sales of petroleum products are recognized when either the service is provided or the product is delivered. Revenues related to these services provided or products delivered, but not yet billed, are estimated each month. These estimates are generally based on contract data, regulatory information, estimated distribution usage based on historical data, commodity prices and preliminary throughput and allocation measurements. Final bills for the current month are billed and collected in the following month. Differences between actual and estimated unbilled revenues are immaterial.

Allowance for Funds Used During Construction (AFUDC).    AFUDC, which represents the estimated debt and equity costs of capital funds necessary to finance the construction of new regulated facilities, consists of two components, an equity component and an interest component. The equity component is a non-cash item. AFUDC is capitalized as a component of Property, Plant and Equipment cost, with offsetting credits to the Consolidated Statements of Operations. After construction is completed, Spectra Energy Capital is permitted to recover these costs through inclusion in the rate base and in the depreciation provision. The total amount of AFUDC included in the Consolidated Statements of Operations was $21 million in 2006, which consisted of an equity component of $11 million and an interest expense component of $10 million. The total amount of AFUDC included in the Consolidated Statements of Operations was $17 million in 2005, which consisted of an equity component of $8 million and an interest expense component of $9 million. The total amount of AFUDC included in the Consolidated Statements of Operations was $17 million in 2004, which consisted of an equity component of $9 million and an interest expense component of $8 million.

Accounting For Sales of Stock by a Subsidiary.    Spectra Energy Capital accounts for sales of stock by a subsidiary under Staff Accounting Bulletin (SAB) No. 51, “Accounting for Sales of Stock of a Subsidiary” (SAB 51). Under SAB 51, companies may elect, via an accounting policy decision, to record a gain on the sale of stock of a subsidiary equal to the amount of proceeds received in excess of the carrying value of the shares. Spectra Energy Capital has elected to treat such excesses as gains in earnings, which are reflected in Gain on Sale of Subsidiary Stock in the Consolidated Statements of Operations. During the year ended December 31, 2006, Spectra Energy Capital recognized a gain of approximately $15 million related to the sale of securities of the Spectra Energy Income Fund (Income Fund), formerly the Duke Energy Income Fund (see Note 2).

Income Taxes.    As a result of Duke Energy’s merger with Cinergy, Spectra Energy Capital and its subsidiaries entered into a tax sharing agreement with Duke Energy, effective April 1, 2006, where the separate return method is used to allocate income taxes to Duke Energy’s subsidiaries based on the results of their operations. The accounting for income taxes essentially represents the income taxes that Spectra Energy Capital would incur if Spectra Energy Capital were a separate company filing its own tax return as a C-Corporation. Prior to entering into this tax sharing agreement, Spectra Energy Capital and Duke Energy Americas (DEA) were pass-through entities for U.S. income tax purposes.

Management evaluates and records contingent tax liabilities and related interest based on the probability of ultimately sustaining the tax deductions or income positions. Management assesses the probabilities of successfully defending the tax deductions or income positions based upon statutory, judicial or administrative authority.

Segment Reporting.    SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS No. 131), establishes standards for a public company to report financial and descriptive information about its reportable operating segments in annual and interim financial reports. Operating segments are components of an enterprise about which separate financial information is available and evaluated regularly

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

by the chief operating decision maker in deciding how to allocate resources and evaluate performance. Two or more operating segments may be aggregated into a single reportable segment provided aggregation is consistent with the objective and basic principles of SFAS No. 131, if the segments have similar economic characteristics, and the segments are considered similar under criteria provided by SFAS No. 131. There is no aggregation within Spectra Energy Capital’s defined business segments. SFAS No. 131 also establishes standards and related disclosures about the way the operating segments were determined, products and services, geographic areas and major customers, differences between the measurements used in reporting segment information and those used in the general-purpose financial statements, and changes in the measurement of segment amounts from period to period. The description of Spectra Energy Capital’s reportable segments, consistent with how business results are reported internally to management and the disclosure of segment information in accordance with SFAS No. 131, are presented in Note 3.

Foreign Currency Translation.    The local currencies of Spectra Energy Capital’s foreign operations have been determined to be their functional currencies, except for certain foreign operations whose functional currency has been determined to be the U.S. Dollar, based on an assessment of the economic circumstances of the foreign operation, in accordance with SFAS No. 52, “Foreign Currency Translation.” Assets and liabilities of foreign operations, except for those whose functional currency is the U.S. Dollar, are translated into U.S. Dollars at current exchange rates. Translation adjustments resulting from fluctuations in exchange rates are included as a separate component of AOCI. Revenue and expense accounts of these operations are translated at average exchange rates prevailing during the year. Gains and losses arising from transactions denominated in currencies other than the functional currency, which were not material for all periods presented, are included in the results of operations of the period in which they occur. Deferred taxes are not provided on translation gains and losses where Spectra Energy Capital expects earnings of a foreign operation to be permanently reinvested. Gains and losses relating to derivatives designated as hedges of the foreign currency exposure of a net investment in foreign operations are reported in foreign currency translation as a separate component of AOCI.

Statements of Consolidated Cash Flows.    Spectra Energy Capital has made certain classification elections within its Consolidated Statements of Cash Flows related to discontinued operations, cash received from insurance proceeds and cash overdrafts. Cash flows from discontinued operations are combined with cash flows from continuing operations within operating, investing and financing cash flows within the Consolidated Statements of Cash Flows. Cash received from insurance proceeds are classified depending on the activity that resulted in the insurance proceeds (for example, business interruption insurance proceeds are included as a component of operating activities while insurance proceeds from damaged property are included as a component of investing activities). With respect to cash overdrafts, book overdrafts are included within operating cash flows while bank overdrafts are included within financing cash flows.

Distributions from Equity Investees.    Spectra Energy Capital considers dividends received from equity investees which do not exceed cumulative equity in earnings subsequent to the date of investment a return on investment and classifies these amounts as operating activities within the accompanying Consolidated Statements of Cash Flows. Cumulative dividends received in excess of cumulative equity in earnings subsequent to the date of investment are considered a return of investment and are classified as investing activities within the accompanying Consolidated Statements of Cash Flows.

Cumulative Effect of Changes in Accounting Principles.    As of December 31, 2005, Spectra Energy Capital adopted the provisions of FIN 47. In accordance with the transition guidance of this standard, Spectra Energy Capital recorded a net-of-tax cumulative effect adjustment of approximately $4 million.

New Accounting Standards.    The following new accounting standards were adopted by Spectra Energy Capital during the year ended December 31, 2006 and the impact of such adoption, if applicable, has been presented in the accompanying Consolidated Financial Statements:

SFAS No. 123(R) “Share-Based Payment” (SFAS No. 123(R)).    In December 2004, the FASB issued SFAS No. 123(R), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. For Spectra Energy Capital, timing for implementation of SFAS No. 123(R) was January 1, 2006. The pro forma disclosures previously permitted under SFAS No. 123 are no longer an acceptable alternative. Instead, Spectra Energy Capital is required to determine an appropriate expense for stock options and record compensation expense in the Consolidated Statements of Operations for stock options. Spectra Energy Capital implemented SFAS No. 123(R) using the modified prospective transition method, which required Spectra Energy Capital to record compensation expense for all unvested awards beginning January 1, 2006.

Spectra Energy Capital currently also has retirement eligible employees with outstanding share-based payment awards (unvested stock awards, stock based performance awards and phantom stock awards). Compensation cost related to those awards was previously expensed over the stated vesting period or until actual retirement occurred. Effective January 1, 2006, Spectra Energy Capital is required to recognize compensation cost for new awards granted to employees over the requisite service period, which generally begins on the date the award is granted through the earlier of the date the award vests or the date the employee becomes retirement eligible. Awards, including stock options, granted to employees that are already retirement eligible are deemed to have vested immediately upon issuance, and therefore, compensation cost for those awards is recognized on the date such awards are granted.

The adoption of SFAS No. 123(R) did not have a material impact on Spectra Energy Capital’s consolidated results of operations, cash flows or financial position in 2006 based on awards outstanding as of the implementation date. However, the impact to Spectra Energy Capital in periods subsequent to adoption of SFAS No. 123(R) will be largely dependent upon the nature of any new share-based compensation awards issued to employees. (See Note 18.)

SAB No. 107, “Share-Based Payment” (SAB No. 107).    On March 29, 2005, the Securities and Exchange Commission (SEC) staff issued SAB No. 107 to express the views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and to provide the staff’s views regarding the valuation of share-based payment arrangements for public companies. Spectra Energy Capital adopted SFAS No. 123(R) and SAB No. 107 effective January 1, 2006.

FASB Staff Position (FSP) No. FAS 123(R)-4, “Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event” (FSP No. FAS 123(R)-4).    In February 2006, the FASB staff issued FSP FAS No. 123(R)-4 to address the classification of options and similar instruments issued as employee compensation that allow for cash settlement upon the occurrence of a contingent event. The guidance amends SFAS No. 123(R). FSP No. FAS 123(R)-4 provides that cash settlement features that can be exercised only upon the occurrence of a contingent event that is outside the employee’s control does not require classifying the option or similar instrument as a liability until it becomes probable that the event will occur. FSP No. FAS 123(R)-4 applies only to options or similar instruments issued as part of employee compensation arrangements. The guidance in FSP No. FAS 123(R)-4 was effective for Spectra Energy Capital as of April 1, 2006. Spectra Energy Capital adopted SFAS No. 123(R) as of January 1, 2006 (see Note 18). The adoption of FSP No. FAS 123(R)-4 did not have a material impact on Spectra Energy Capital’s consolidated statement of operations, cash flows or financial position.

FSP No. FAS 115-1 and 124-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (FSP No. FAS 115-1 and 124-1).    The FASB issued FSP No. FAS 115-1 and 124-1 in November 2005, which was effective for Spectra Energy Capital beginning January 1, 2006. This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

amends SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and SFAS No. 124, “Accounting for Certain Investments Held by Not-for-Profit Organizations,” and APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” (APB 18). The adoption of FSP No. FAS 115-1 and 124-1 did not have a material impact on Spectra Energy Capital’s consolidated results of operations, cash flows or financial position.

FSP No. FIN 46(R)-6, “Determining the Variability to Be Considered In Applying FASB Interpretation No. 46(R) (FSP No. FIN 46(R)-6).”    In April 2006, the FASB staff issued FSP No. FIN 46(R)-6 to address how to determine the variability to be considered in applying FIN 46(R), “Consolidation of Variable Interest Entities.” The variability that is considered in applying FIN 46(R) affects the determination of whether the entity is a variable interest entity (VIE), which interests are variable interests in the entity, and which party, if any, is the primary beneficiary of the VIE. The variability affects the calculation of expected losses and expected residual returns. This guidance is effective for all entities with which Spectra Energy Capital first becomes involved or existing entities for which a reconsideration event occurs after July 1, 2006. The adoption of FSP No. FIN 46(R)-6 did not have a material impact on Spectra Energy Capital’s consolidated results of operations, cash flows or financial position.

SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS No. 158).    In October 2006, the FASB issued SFAS No. 158, which changes the recognition and disclosure provisions and measurement date requirements for an employer’s accounting for defined benefit pension and other postretirement plans. The recognition and disclosure provisions require an employer to (1) recognize the funded status of a benefit plan—measured as the difference between plan assets at fair value and the benefit obligation—in its statement of financial position, (2) recognize as a component of Other Comprehensive Income (OCI), net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost, and (3) disclose in the notes to financial statements certain additional information. SFAS No. 158 does not change the amounts recognized in the income statement as net periodic benefit cost. Spectra Energy Capital is required to initially recognize the funded status of its defined benefit pension and other postretirement plans and to provide the required additional disclosures as of December 31, 2006 (see Note 19). Retrospective application is not permitted. The adoption of SFAS No. 158 recognition and disclosure provisions resulted in an increase in total assets of approximately $21 million (consisting of an increase in deferred tax assets of $27 million, offset by a decrease in intangible assets of $6 million), an increase in total liabilities of approximately $69 million and an increase in accumulated other comprehensive income, net of tax, of approximately $48 million as of December 31, 2006. The adoption of SFAS No. 158 did not have any impact on Spectra Energy Capital’s consolidated results of operations or cash flows.

Under the measurement date requirements of SFAS No. 158, an employer is required to measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end statement of financial position (with limited exceptions). Historically, Spectra Energy Capital has measured its plan assets and obligations up to three months prior to the fiscal year-end, as allowed under the authoritative accounting literature. The measurement date requirement is effective for the year ending December 31, 2008, and early application is encouraged. Spectra Energy Capital intends to adopt the change in measurement date effective January 1, 2007 by remeasuring plan assets and benefit obligations as of that date, pursuant to the transition requirements of SFAS No. 158. Net periodic benefit cost for the three-month period between September 30, 2006 and December 31, 2006 will be recognized, net of tax, as a separate adjustment of retained earnings as of January 1, 2007. Additionally, changes in plan assets and plan obligations between September 30, 2006 and December 31, 2006 not related to net periodic benefit cost will be recognized, net of tax, as an adjustment to OCI.

SAB No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (SAB No. 108).    In September 2006 the SEC issued SAB No. 108, which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. Traditionally, there have been two widely-recognized approaches for quantifying the effects of financial statement misstatements. The income statement approach

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

focuses primarily on the impact of a misstatement on the income statement—including the reversing effect of prior year misstatements—but its use can lead to the accumulation of misstatements in the balance sheet. The balance sheet approach, on the other hand, focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach (a “dual approach”) and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material.

SAB No. 108 was effective for Spectra Energy Capital’s year ended December 31, 2006. SAB No. 108 permits existing public companies to initially apply its provisions either by (i) restating prior financial statements as if the “dual approach” had always been used or (ii), under certain circumstances, recording the cumulative effect of initially applying the “dual approach” as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. Spectra Energy Capital has historically used a dual approach for quantifying identified financial statement misstatements. Therefore, the adoption of SAB No. 108 did not have any material impact on Spectra Energy Capital’s consolidated results of operations, cash flows or financial position.

The following new accounting standards were adopted by Spectra Energy Capital during the year ended December 31, 2005 and the impact of such adoption, if applicable, has been presented in the accompanying Consolidated Financial Statements:

SFAS No. 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion No. 29” (SFAS No. 153).    In December 2004, the FASB issued SFAS No. 153 which amends APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” by eliminating the exception to the fair-value principle for exchanges of similar productive assets, which were accounted for under APB Opinion No. 29 based on the book value of the asset surrendered with no gain or loss recognition. SFAS No. 153 also eliminates APB Opinion No. 29’s concept of culmination of an earnings process. The amendment requires that an exchange of nonmonetary assets be accounted for at fair value if the exchange has commercial substance and fair value is determinable within reasonable limits. Commercial substance is assessed by comparing the entity’s expected cash flows immediately before and after the exchange. If the difference is significant, the transaction is considered to have commercial substance and should be recognized at fair value. SFAS No. 153 is effective for nonmonetary transactions occurring on or after July 1, 2005. The adoption of SFAS No. 153 did not have a material impact on Spectra Energy Capital’s consolidated results of operations, cash flows or financial position.

FASB Interpretation No. (FIN) 47 “Accounting for Conditional Asset Retirement Obligations” (FIN 47).    In March 2005, the FASB issued FIN 47, which clarifies the accounting for conditional asset retirement obligations as used in SFAS No. 143, “Accounting for Asset Retirement Obligations,” (SFAS No. 143). A conditional asset retirement obligation is an unconditional legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. Therefore, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation under SFAS No. 143 if the fair value of the liability can be reasonably estimated. The provisions of FIN 47 were effective for Spectra Energy Capital as of December 31, 2005, and resulted in an increase in assets of $7 million, an increase in liabilities of $11 million and a net-of-tax cumulative effect adjustment to earnings of approximately $4 million.

FASB Staff Position (FSP) No. APB 18-1, “Accounting by an Investor for Its Proportionate Share of Accumulated Other Comprehensive Income of an Investee Accounted for under the Equity Method in Accordance with APB Opinion No. 18 upon a Loss of Significant Influence” (FSP No. APB 18-1).    In July 2005, the FASB staff issued FSP No. APB 18-1 which provides guidance for how an investor should account for its proportionate share of an investee’s equity adjustments for other comprehensive income (OCI) upon a loss of significant influence. APB Opinion No. 18 requires a transaction of an equity method investee of a capital nature be accounted for as if the investee were a consolidated subsidiary, which requires the investor to record its proportionate share of the investee’s adjustments for OCI as increases or decreases to the investment account

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

with corresponding adjustments in equity. FSP No. APB 18-1 requires that an investor’s proportionate share of an investee’s equity adjustments for OCI should be offset against the carrying value of the investment at the time significant influence is lost and equity method accounting is no longer appropriate. However, to the extent that the offset results in a carrying value of the investment that is less than zero, an investor should (a) reduce the carrying value of the investment to zero and (b) record the remaining balance in income. The guidance in FSP No. APB 18-1 was effective for Spectra Energy Capital beginning October 1, 2005. The adoption of FSP No. APB 18-1 did not have a material impact on Spectra Energy Capital’s consolidated results of operations, cash flows or financial position.

The following new accounting standards were adopted by Spectra Energy Capital during the year ended December 31, 2004 and the impact of such adoption, if applicable, has been presented in the accompanying Consolidated Financial Statements:

FIN 46, “Consolidation of Variable Interest Entities”.    In January 2003, the FASB issued FIN 46 which requires the primary beneficiary of a variable interest entity’s activities to consolidate the variable interest entity. FIN 46 defines a variable interest entity as an entity in which the equity investors do not have substantive voting rights and there is not sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. The primary beneficiary absorbs a majority of the expected losses and/or receives a majority of the expected residual returns of the variable interest entity’s activities. In December 2003, the FASB issued FIN 46 (Revised December 2003), “Consolidation of Variable Interest Entities—An Interpretation of ARB No. 51” (FIN 46R), which supersedes and amends the provisions of FIN 46. While FIN 46R retains many of the concepts and provisions of FIN 46, it also provides additional guidance and additional scope exceptions, and incorporates FASB Staff Positions related to the application of FIN 46.

The provisions of FIN 46 applied immediately to variable interest entities created, or interests in variable interest entities obtained, after January 31, 2003, while the provisions of FIN 46R were required to be applied to those entities, except for special purpose entities, by the end of the first reporting period ending after March 15, 2004 (March 31, 2004 for Spectra Energy Capital). For variable interest entities created, or interests in variable interest entities obtained, on or before January 31, 2003, FIN 46 or FIN 46R was required to be applied to special-purpose entities by the end of the first reporting period ending after December 15, 2003 (December 31, 2003 for Spectra Energy Capital), and was required to be applied to all other non-special purpose entities by the end of the first reporting period ending after March 15, 2004 (March 31, 2004 for Spectra Energy Capital).

Spectra Energy Capital has consolidated certain non-special purpose operating entities, previously accounted for under the equity method of accounting. These entities, which are substantive entities, had an immaterial amount of total assets as of December 31, 2006 and 2005. The impact of consolidating these entities on Spectra Energy Capital’s consolidated financial statements was not material. In addition, at December 31, 2005, Spectra Energy Capital recorded Net Property, Plant and Equipment of $109 million and Long-term Debt of $173 million on the Consolidated Balance Sheets, associated with a natural gas processing variable interest entity that was consolidated by Spectra Energy Capital. In 2006, Spectra Energy Capital exercised its right to repurchase the assets held by the variable interest entity and repaid the loan.

Various changes and clarifications to the provisions of FIN 46 have been made by the FASB since its original issuance in January 2003. While not anticipated at this time, any additional clarifying guidance or further changes to these complex rules could have an impact on Spectra Energy Capital’s Consolidated Financial Statements.

SFAS No. 132 (Revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (SFAS No. 132R).    In December 2003, the FASB revised the provisions of SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits—an amendment of FASB Statements No. 87, 88, and 106,” to include additional disclosures related to defined-benefit pension plans and other defined-benefit post-retirement plans, such as the following:

•	The long-term rate of return on plan assets, along with a narrative discussion on the basis for selecting the rate of return used

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

•

Information about plan assets for each major asset category (i.e. equity securities, debt securities, real estate, etc.) along with the targeted allocation percentage of plan assets for each category and the actual allocation percentages at the measurement date

•	The amount of benefit payments expected to be paid in each of the next five years and the following five-year period in the aggregate

•	The current best estimate of the range of contributions expected to be made in the following year

•	The accumulated benefit obligation for defined-benefit pension plans

•	Disclosure of the measurement date utilized.

Additionally, interim reports require additional disclosures related to the components of net periodic pension costs and the amounts paid or expected to be paid to the plan in the current fiscal year, if materially different than amounts previously disclosed. The provisions of SFAS No. 132R do not change the measurement or recognition provisions of defined-benefit pension and post-retirement plans as required by previous accounting standards. The provisions of SFAS No. 132R were applied by Spectra Energy Capital effective December 31, 2003 with the interim period disclosures applied beginning with the quarter ended March 31, 2004, except for the disclosure provisions of estimated future benefit payments which were effective for Spectra Energy Capital for the year ended December 31, 2004. (See Note 19 for the additional related disclosures).

FSP No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP No. FAS 106-2).    In May 2004, the FASB staff issued FSP No. FAS 106-2, which superseded FSP FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” FSP No. FAS 106-2 provides accounting guidance for the effects of the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Modernization Act). The Modernization Act introduced a prescription drug benefit under Medicare, as well as a federal subsidy to sponsors of retiree health care benefit plans that include prescription drug benefits. FSP No. FAS 106-2 requires a sponsor to determine if its prescription drug benefits are actuarially equivalent to the drug benefit provided under Medicare Part D as of the date of enactment of the Modernization Act, and if it is therefore entitled to receive the subsidy. If a sponsor determines that its prescription drug benefits are actuarially equivalent to the Medicare Part D benefit, the sponsor should recognize the expected subsidy in the measurement of the accumulated postretirement benefit obligation (APBO) under SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” Any resulting reduction in the APBO is to be accounted for as an actuarial experience gain. The subsidy’s reduction, if any, of the sponsor’s share of future costs under its prescription drug plan is to be reflected in current-period service cost.

The provisions of FSP No. FAS 106-2 were effective for the first interim period beginning after June 15, 2004. Spectra Energy Capital adopted FSP No. FAS 106-2 retroactively to the date of enactment of the Modernization Act, December 8, 2003, as allowed by the FSP. (See Note 19 for discussion of the effects of adopting this FSP).

FSP No. FAS 109-1, “Application of FASB Statement No. 109, ‘Accounting for Income Taxes,’ to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (FSP No. FAS 109-1).    On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the Act). The Act provides a deduction for income from qualified domestic production activities, which will be phased in from 2005 through 2010.

Under the guidance in FSP No. FAS 109-1, which was issued in December 2004, the deduction will be treated as a “special deduction” as described in SFAS No. 109, “Accounting for Income Taxes” (SFAS No. 109). As such, for Spectra Energy Capital, the special deduction had no material impact on deferred tax assets and liabilities existing at the enactment date. Rather, the impact of this deduction is reported in the periods in which the deductions are claimed on the tax returns. For the years ended December 31, 2006 and 2005, Spectra Energy Capital recognized a benefit of approximately $0 and $9 million, respectively, relating to the deduction from qualified domestic activities.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

FSP No. FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (FSP No. FAS 109-2).    In addition to the qualified domestic production activities deduction discussed above, the Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. FSP No. FAS 109-2, which was issued in December 2004, states that a company is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Act on its plan for reinvestment or repatriation of foreign earnings, as it applies to the application of SFAS No. 109. Although the deduction is subject to a number of limitations and some uncertainty remains as to how to interpret numerous provisions in the Act, Spectra Energy Capital believes that it has the information necessary to make an informed decision on the impact of the Act on its repatriation plans. Based on that decision, Spectra Energy Capital has repatriated approximately $500 million in extraordinary dividends, as defined in the Act, and accordingly recorded a corresponding tax liability of $39 million as of December 31, 2005. However, Spectra Energy Capital has not provided for U.S. deferred income taxes or foreign withholding tax on basis differences for its non-U.S. subsidiaries that result primarily from undistributed earnings of approximately $25 million as of December 31, 2006 and $290 million as of December 31, 2005, which Spectra Energy Capital intends to reinvest indefinitely. Determination of the deferred tax liability on these basis differences is not practicable because such liability, if any, is dependent on circumstances existing if and when remittance occurs.

The following new accounting standards have been issued, but have not yet been adopted by Spectra Energy Capital as of December 31, 2006:

SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140” (SFAS No. 155).    In February 2006, the FASB issued SFAS No. 155, which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for at fair value at acquisition, at issuance, or when a previously recognized financial instrument is subject to a remeasurement (new basis) event, on an instrument-by-instrument basis, in cases in which a derivative would otherwise have to be bifurcated. SFAS No. 155 is effective for Spectra Energy Capital for all financial instruments acquired, issued, or subject to remeasurement after January 1, 2007, and for certain hybrid financial instruments that have been bifurcated prior to the effective date, for which the effect is to be reported as a cumulative-effect adjustment to beginning retained earnings. Spectra Energy Capital does not anticipate the adoption of SFAS No. 155 will have any material impact on its consolidated results of operations, cash flows or financial position.

SFAS No. 157, “Fair Value Measurements” (SFAS No. 157).    In September 2006, the FASB issued SFAS No. 157, which defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, in some cases, the application of SFAS No. 157 may change Spectra Energy Capital’s current practice for measuring and disclosing fair values under other accounting pronouncements that require or permit fair value measurements. For Spectra Energy Capital, SFAS No. 157 is effective as of January 1, 2008 and must be applied prospectively except in certain cases. Spectra Energy Capital is currently evaluating the impact of adopting SFAS No. 157, and cannot currently estimate the impact of SFAS No. 157 on its consolidated results of operations, cash flows or financial position.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159).    In February 2007, the FASB issued SFAS No. 159, which permits entities to choose to measure many financial instruments and certain other items at fair value. For Spectra Energy Capital, SFAS No. 159 is effective as of January 1, 2008 and will have no impact on amounts presented for periods prior to the effective date. Spectra Energy Capital cannot currently estimate the impact of SFAS No. 159 on its consolidated results of operations, cash flows or financial position and has not yet determined whether or not it will choose to measure items subject to SFAS No. 159 at fair value.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

FIN 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.”    In July 2006, the FASB issued FIN 48, which provides guidance on accounting for income tax positions about which Spectra Energy Capital has concluded there is a level of uncertainty with respect to the recognition in Spectra Energy Capital’s financial statements. FIN 48 prescribes a minimum recognition threshold a tax position is required to meet. Tax positions are defined very broadly and include not only tax deductions and credits but also decisions not to file in a particular jurisdiction, as well as the taxability of transactions. Spectra Energy Capital will implement FIN 48 effective January 1, 2007. The implementation is expected to result in a cumulative effect adjustment to beginning Member’s Equity on the Consolidated Statement of Member’s Equity and Comprehensive Income in the first quarter 2007 in the range of $15 million to $30 million. Corresponding entries will impact a variety of balance sheet line items, including Deferred income taxes, Taxes accrued and Other Liabilities. Upon implementation of FIN 48, Spectra Energy Capital will reflect interest expense related to taxes as Interest Expense, in the Consolidated Statement of Operations. In addition, subsequent accounting for FIN 48 (after January 1, 2007) will involve an evaluation to determine if any changes have occurred that would impact the existing uncertain tax positions as well as determining whether any new tax positions are uncertain. Any impacts resulting from the evaluation of existing uncertain tax positions or from the recognition of new uncertain tax positions would impact income tax expense and interest expense in the Consolidated Statement of Operations, with offsetting impacts to the balance sheet line items described above. Uncertain tax positions on consolidated or combined tax returns filed by Duke Energy which are indemnified by Spectra Energy will be recorded as payables to Duke Energy.

FSP No. FAS 123(R)-5, “Amendment of FASB Staff Position FAS 123(R)-1” (FSP No. FAS 123(R)-5).    In October 2006, the FASB staff issued FSP No. FAS 123(R)-5 to address whether a modification of an instrument in connection with an equity restructuring should be considered a modification for purposes of applying FSP No. FAS 123(R)-1, “Classification and Measurement of Freestanding Financial Instruments Originally Issued in Exchange for Employee Services under FASB Statement No. 123(R) (FSP No. FAS 123(R)-1).” In August 2005, the FASB staff issued FSP FAS 123(R)-1 to defer indefinitely the effective date of paragraphs A230—A232 of SFAS No. 123(R), and thereby require entities to apply the recognition and measurement provisions of SFAS No. 123(R) throughout the life of an instrument, unless the instrument is modified when the holder is no longer an employee. The recognition and measurement of an instrument that is modified when the holder is no longer an employee should be determined by other applicable generally accepted accounting principles. FSP No. FAS 123(R)-5 addresses modifications of stock-based awards made in connection with an equity restructuring and clarifies that for instruments that were originally issued as employee compensation and then modified, and that modification is made to the terms of the instrument solely to reflect an equity restructuring that occurs when the holders are no longer employees, no change in the recognition or the measurement (due to a change in classification) of those instruments will result if certain conditions are met. This FSP is effective for Spectra Energy Capital as of January 1, 2007. The impact to Spectra Energy Capital of applying FSP No. FAS 123(R)-5 in subsequent periods will be dependent upon the nature of any modifications to Spectra Energy Capital’s share-based compensation awards.

FSP No. AUG AIR-1, “Accounting for Planned Major Maintenance Activities,” (FSP No. AUG AIR-1).    In September 2006, the FASB Staff issued FSP No. AUG AIR-1. This FSP prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods, if no liability is required to be recorded for an asset retirement obligation based on a legal obligation for which the event obligating the entity has occurred. The FSP also requires disclosures regarding the method of accounting for planned major maintenance activities and the effects of implementing the FSP. The guidance in this FSP is effective for Spectra Energy Capital as of January 1, 2007 and will be applied retrospectively for all financial statements presented. Spectra Energy Capital does not anticipate the adoption of FSP No. AUG AIR-1 will have any material impact on its consolidated results of operations, cash flows or financial position.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

2. Acquisitions and Dispositions

Acquisitions (excluding acquisitions made by discontinued operations that are discussed in Note 12).    Spectra Energy Capital consolidates assets and liabilities from acquisitions as of the purchase date, and includes earnings from acquisitions in consolidated earnings after the purchase date. Assets acquired and liabilities assumed are recorded at estimated fair values on the date of acquisition. The purchase price minus the estimated fair value of the acquired assets and liabilities meeting the definition of a business as defined in EITF 98-3, “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business” (EITF 98-3), is recorded as goodwill. The allocation of the purchase price may be adjusted if additional, requested information is received during the allocation period, which generally does not exceed one year from the consummation date, however, it may be longer for certain income tax items.

In August 2005, U.S. Transmission acquired natural gas storage and pipeline assets in Southwest Virginia and an additional 50% interest in Saltville Gas Storage LLC (Saltville Storage) from units of AGL Resources for approximately $62 million. This transaction increased U.S. Transmission’s ownership percentage of Saltville Storage to 100%. No goodwill was recorded as a result of this acquisition.

In August 2005, Western Canada Transmission & Processing acquired the Empress System natural gas processing and NGL marketing business from ConocoPhillips for approximately $230 million as part of the Field Services ConocoPhillips transaction discussed further in the Dispositions section below. No goodwill was recorded as a result of this acquisition.

In the second quarter of 2004, Field Services acquired gathering, processing and transmission assets in southeast New Mexico from ConocoPhillips for a total purchase price of approximately $80 million, consisting of $74 million in cash and the assumption of approximately $6 million of liabilities. As the acquired assets were not considered businesses under the guidance in EITF 98-3, no goodwill was recognized in connection with this transaction.

In the third quarter of 2004, Field Services acquired additional interest in three separate entities (for which DCP Midstream owned less than 100%, but had been consolidating) for a total purchase price of $4 million, and the exchange of some Field Services’ assets. Two of these acquisitions, Mobile Bay Processing Partners (MBPP) and Gulf Coast NGL Pipeline, LLC (GC), resulted in 100% ownership by Field Services. The MBPP transaction involved MBPP transferring certain long-lived assets to El Paso Corporation for El Paso Corporation’s interest in MBPP. As a result of this non-monetary transaction, the assets transferred were written-down to their estimated fair value which resulted in Spectra Energy Capital recognizing a pre-tax impairment of approximately $13 million, which was approximately $4 million net of minority interest. An additional 12% interest in Dauphin Island Gathering Partners (DIGP) was also purchased for $2 million, which resulted in 84% ownership by Field Services. MBPP owns processing assets in the Onshore Gulf of Mexico. GC owns a 16.67% interest in two equity investments. DIGP owns gathering and transmission assets in the Offshore Gulf of Mexico.

The pro forma results of operations for Spectra Energy Capital as if those acquisitions which closed prior to December 31, 2006 occurred as of the beginning of the periods presented do not materially differ from reported results.

Dispositions.    For the year ended December 31, 2006, the sale of other assets and businesses (which excludes discontinued operations that are discussed in Note 12) resulted in approximately $80 million in proceeds and net pre-tax gains of $47 million recorded in Gains (Losses) on Sales of Other Assets and Other, net on the Consolidated Statements of Operations. Significant sales of other assets during 2006 are detailed as follows:

•

U.S. Transmission’s sale of certain Stone Mountain natural gas gathering system assets resulted in proceeds of $18 million (which is reflected in Net proceeds from the sales of equity investments and other assets, and sales of and collections on notes receivable within Cash Flows from Investing Activities in the Consolidated Statements of Cash Flows), and pre-tax gain of $5 million which was

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

recorded in Gains (Losses) on Sales of Other Assets and Other, net in the accompanying Consolidated Statements of Operations. In addition, U.S. Transmission’s sale of stock, received as consideration for the settlement of a customer’s transportation contract, resulted in proceeds of approximately $29 million (which is reflected in Other, assets within Cash Flows from Operating Activities in the Consolidated Statements of Cash Flows) and a pre-tax gain of $29 million, of which approximately $28 million was recorded in Gains (Losses) on Sales of Other Assets and Other, net and approximately $1 million was recorded in Other Income and Expenses, net in the accompanying Consolidated Statements of Operations (see Note 8).

•

As a result of a settlement of a property insurance claim, U.S. Transmission received proceeds of approximately $30 million and recognized a pre-tax gain of approximately $10 million, which was recorded in Gains (Losses) on Sales of Other Assets and Other, net, in the Consolidated Statements of Operations.

For the year ended December 31, 2005, the sale of other assets, businesses and equity investments (which excludes assets held for sale as of December 31, 2005 and discontinued operations, both of which are discussed in Note 12) resulted in approximately $2.3 billion in proceeds, pre-tax gains of $522 million recorded in Gains (Losses) on Sales of Other Assets and Other, net, on the accompanying Consolidated Statements of Operations and pre-tax gains of $1.2 billion recorded in (Losses) Gains on Sales and Impairments of Equity Method Investments on the accompanying Consolidated Statements of Operations. Significant sales of other assets and equity investments during 2005 are detailed as follows:

•

In February 2005, DCP Midstream sold its wholly owned subsidiary Texas Eastern Products Pipeline Company, LLC (TEPPCO GP), which is the general partner of TEPPCO Partners, LP (TEPPCO LP), for approximately $1.1 billion and Spectra Energy Capital sold its limited partner interest in TEPPCO LP for approximately $100 million, in each case to Enterprise GP Holdings LP (EPCO), an unrelated third party. These transactions resulted in pre-tax gains of $1.2 billion, which were recorded in (Losses) Gains on Sales and Impairments of Equity Method Investments in the Consolidated Statements of Operations. Minority Interest Expense of $343 million was recorded in the accompanying Consolidated Statements of Operations to reflect ConocoPhillips’ proportionate share in the pre-tax gain on sale of TEPPCO GP. Additionally, in July 2005, Spectra Energy Capital completed the agreement with ConocoPhillips, Spectra Energy Capital’s co-equity owner in DCP Midstream, to reduce Spectra Energy Capital’s ownership interest in DCP Midstream from 69.7% to 50% (the DCP Midstream disposition transaction), which results in Spectra Energy Capital and ConocoPhillips becoming equal 50% owners in DCP Midstream. Spectra Energy Capital has received, directly and indirectly through its ownership interest in DCP Midstream, a total of approximately $1.1 billion from ConocoPhillips and DCP Midstream, consisting of approximately $1.0 billion in cash and approximately $0.1 billion of assets. The DCP Midstream disposition transaction resulted in a pre-tax gain of approximately $575 million, which was recorded in Gains (Losses) on Sales of Other Assets and Other, net, in the accompanying Consolidated Statements of Operations. The DCP Midstream disposition transaction includes the transfer to Spectra Energy Capital of DCP Midstream’ Canadian natural gas gathering and processing facilities. Additionally, the DCP Midstream disposition transaction included the acquisition of ConocoPhillips’ interest in the Empress System. Subsequent to the closing of the DCP Midstream disposition transaction, effective on July 1, 2005, DCP Midstream is no longer consolidated into Spectra Energy Capital’s consolidated financial statements and is accounted for by Spectra Energy Capital as an equity method investment. See Note 7 for the impacts of this transaction on certain cash flow hedges. The Canadian natural gas gathering and processing facilities and the Empress System are included in the Western Canada Transmission & Processing segment.

•

In December 2005, the Income Fund, a Canadian income trust fund, was created to acquire all of the common shares of Spectra Energy Capital Midstream Services Canada Corporation (Spectra Midstream) from a subsidiary of Spectra Energy Capital. The Income Fund sold an approximate 40% ownership interest in Spectra Midstream for approximately $110 million, which was included in Proceeds from Spectra Energy Income Fund within Cash Flows from Financing activities on the

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Consolidated Statements of Cash Flows. In January 2006, a subsequent greenshoe sale of additional ownership interests, pursuant to an overallotment option, in the Income Fund were sold for approximately $10 million. Spectra Energy Capital retains an ownership interest in the Income Fund of approximately 58% and will continue to operate and manage this business. Spectra Energy Capital continues to consolidate the results of this business.

•

In December 2005, Commercial Power recorded a $70 million charge related to the termination of structured power contracts in the Southeast, which was recorded in Gains (Losses) on Sales of Other Assets and Other, net on the accompanying Consolidated Statements of Operations.

For the year ended December 31, 2004, the sale of other assets and businesses (which excludes discontinued operations, which is discussed in Note 12) resulted in approximately $466 million in cash proceeds plus a $48 million note receivable from the buyers, and net pre-tax losses of $349 million recorded in Gains (Losses) on Sales of Other Assets and Other, net and pre-tax losses of $5 million recorded in (Losses) Gains on Sales and Impairments of Equity Method Investments on the Consolidated Statements of Operations. (Losses) Gains on Sales and Impairments of Equity Method Investments included a $23 million impairment charge, which is discussed in Note 11. Significant sales of other assets in 2004 are detailed as follows:

•

U.S. Transmission’s asset sales, consisting primarily of sales of land and an interest in the Millennium Pipeline, totaled $13 million in net proceeds. Those sales resulted in total pre-tax gains of $12 million, of which $7 million was recorded in Gains (Losses) on Sales of Other Assets and Other, net and $5 million was recorded as (Losses) Gains on Sales and Impairments of Equity Method Investments.

•

Distribution’s asset sales, primarily the sale of base pressure storage gas, totaled $12 million in net proceeds. Those sales resulted in total pre-tax gains of $9 million which was recorded in Gains (Losses) on Sales of Other Assets and Other, net.

•

Field Services asset sales totaled $13 million in net proceeds. Those sales resulted in gains of $2 million which were recorded in Gains (Losses) on Sales of Other Assets and Other, net in the Consolidated Statements of Operations. These sales consisted of multiple small sales.

•

Commercial Power’s asset sales totaled approximately $420 million in net proceeds and a $48 million note receivable. Those sales resulted in pre-tax losses of $360 million which were recorded in Gains (Losses) on Sales of Other Assets and Other, net in the Consolidated Statements of Operations.

•

Commercial Power sold eight natural gas-fired merchant power plants in the Southeastern United States and certain other power and gas contracts (collectively, the Southeast Plants). Spectra Energy Capital decided to sell the Southeast Plants in 2003, and recorded an impairment charge of $1.3 billion in 2003 since the assets’ carrying values exceeded their estimated fair values. The sale of those assets to KGen Partners LLC (KGen) obtained all required regulatory approvals and consents and closed on August 5, 2004. This transaction resulted in a pre-tax loss of approximately $360 million recorded in Gains (Losses) on Sales of Other Assets and Other, net in the 2004 Consolidated Statement of Operations. The fair value of the plants used for recording the loss in the first quarter was based on the sales price of approximately $475 million, as announced on May 4, 2004. The sales price consisted of $420 million of cash and a $48 million note receivable from KGen that was repaid in full during 2005.

Spectra Energy Capital retained certain guarantees related to the sold assets. In conjunction with the sale, Spectra Energy Capital arranged a letter of credit with a face amount of $120 million in favor of Georgia Power Company, to secure obligations of a KGen subsidiary under a seven-year power sales agreement, commencing in May 2005, under which KGen will provide power from one of the plants to Georgia Power. Spectra Energy Capital is the ultimate obligor to the letter of credit provider, but KGen has an obligation to reimburse Spectra Energy Capital for any payments made by it under the letter of credit, as well as expenses incurred by Spectra Energy Capital in connection with the letter of credit. During the fourth quarter of 2006, Spectra Energy Capital assigned the letter of credit and guarantee to Duke Energy. As a result of Spectra Energy Capital’s significant continuing involvement in the operations of the plants at the

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

time of the sale this transaction did not qualify for discontinued operations presentation, as prescribed by SFAS No. 144. However, this continuing involvement did not prohibit sale accounting under SFAS No. 66, “Accounting for Sales of Real Estate.” There were no remaining operations or obligations retained by Spectra Energy Capital subsequent to the separation from Duke Energy.

See Note 12 for discussion of businesses acquired or disposed of during the years ended December 31, 2006, 2005 and 2004 that were included in the operations transferred to Duke Energy during 2006 and, accordingly, are included in Income (Loss) From Discontinued Operations, net of tax, on the Consolidated Statements of Operations.

SAB 51 Gain.    In September 2006, the Income Fund created in 2005 sold approximately 9 million previously unissued Trust Units for total proceeds of $94 million, net of commissions and other expenses of issuance, which is included in Proceeds from Spectra Energy Income Fund within Cash Flows from Financing Activities in the Consolidated Statements of Cash Flows. The sale of these units reduced Spectra Energy Capital’s ownership interest in the businesses of the Income Fund to approximately 46% at December 31, 2006. As a result of the sale of additional Trust Units, Spectra Energy Capital recognized an approximate $15 million pre-tax SAB No. 51 gain on the sale of subsidiary stock, which is classified in Gain on Sale of Subsidiary Stock on the Consolidated Statements of Operations. The proceeds from the offering plus the draw down of approximately 39 million Canadian dollars on an available credit facility were used by the Income Fund to acquire a 100% interest in Westcoast Gas Services, Inc. from Spectra Energy Capital. There were no deferred taxes recorded as a result of this transaction.

3. Business Segments

In conjunction with Duke Energy’s merger with Cinergy, effective with the second quarter ended June 30, 2006, Spectra Energy Capital adopted new business segments. Prior to the transfer of International Energy, the 50% interest in Crescent and certain businesses included in Other to Duke Energy in December 2006 (see Note 1), both International Energy and Crescent were considered reportable business segments of Spectra Energy Capital. Effective upon the completion of the spin-off, Spectra Energy Capital adopted new business segments that management believes properly align the various operations of Spectra Energy Capital with how the chief operating decision maker views the business: U.S. Transmission, Distribution, Western Canada Transmission & Processing and Field Services. Commercial Power has no assets or operations within Spectra Energy Capital as of December 31, 2006. All periods presented have been re-cast to conform the business segment disclosures to the segment structure as described above. All of Spectra Energy Capital’s business segments are operating segments and considered reportable segments under SFAS No. 131. There is no aggregation within Spectra Energy Capital’s defined business segments.

U.S. Transmission provides transportation and storage of natural gas for customers in various regions of the Eastern and Southeastern United States and the Maritime Provinces in Canada. The natural gas transmission and storage operations in the U.S. are primarily subject to the Federal Energy Regulatory Commission’s (FERC’s) rules and regulations.

Distribution provides retail natural gas distribution service in Ontario, Canada, as well as natural gas transportation and storage services to other utilities and energy market participants in Ontario, Quebec and the United States. These services are provided by Union Gas Limited (Union Gas), and are primarily subject to the rules and regulations of the Ontario Energy Board (OEB).

Field Services gathers, compresses, processes, transports, trades and markets, and stores natural gas; and fractionates, transports, gathers, treats, processes, trades and markets, and stores NGLs. It conducts operations primarily through DCP Midstream, which is owned 50% by ConocoPhillips and 50% by Spectra Energy Capital. Field Services gathers raw natural gas through gathering systems located in seven major natural gas producing regions: Permian, Mid-Continent, East Texas-North Louisiana, South, Central, Rocky Mountain and Gulf Coast.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

In February 2005, DCP Midstream sold its wholly owned subsidiary TEPPCO GP, which is the general partner of TEPPCO LP, and Spectra Energy Capital sold its limited partner interest in TEPPCO LP, in each case to EPCO, an unrelated third party. As a result of the DCP Midstream disposition transaction discussed in Note 2, Spectra Energy Capital deconsolidated its investment in DCP Midstream effective July 1, 2005 and subsequently has accounted for it as an investment utilizing the equity method of accounting. In connection with the DCP Midstream disposition transaction, DCP Midstream transferred its Canadian natural gas gathering and processing facilities to the Western Canada Transmission & Processing segment.

Commercial Power, which did not have any operations or net assets within Spectra Energy Capital as of and for the year ended December 31, 2006, consisted of a portion of Spectra Energy Capital’s operations formerly known as DENA. Commercial Power operated and managed power plants and related contractual positions in the Southeastern United States. Commercial Power’s continuing operations consisted primarily of eight natural gas-fired merchant power plants in the Southeastern United States and certain other power and gas contracts (collectively, the “Southeast Plants”). Spectra Energy Capital sold the Southeast Plants in August 2004 and the remaining contracts in 2005, and remains reported as a business segment in 2005 and 2004 as a result of continuing involvement identified at the time of the sale.

The remainder of Spectra Energy Capital’s operations is presented as “Other”. While it is not considered a business segment, Other primarily includes the following:

•

Certain unallocated corporate costs, certain discontinued hedges and Bison, Spectra Energy Capital’s wholly owned, captive insurance subsidiary. As discussed in Note 1, on April 1, 2006, Spectra Energy Capital transferred the operations of Bison to Duke Energy. However, the results of operations of Bison do not qualify for discontinued operations treatment for the periods prior to the transfer due to continuing involvement with Bison and as a result of Spectra Energy Capital’s creation of a captive insurance subsidiary effective with the spin-off. Bison’s principal activities, as a captive insurance entity, include the insurance and reinsurance of various business risks and losses, such as workers compensation, property, business interruption and general liability of subsidiaries and affiliates of Spectra Energy Capital. Bison also participates in reinsurance activities with certain third parties, on a limited basis.

Spectra Energy Capital’s reportable segments offer different products and services and are managed separately as business units. Accounting policies for Spectra Energy Capital’s segments are the same as those described in Note 1. Management evaluates segment performance based on earnings before interest and taxes from continuing operations, after deducting minority interest expense related to those profits (EBIT).

On a segment basis, EBIT excludes discontinued operations, represents all profits from continuing operations (both operating and non-operating) before deducting interest and taxes, and is net of the minority interest expense related to those profits. Cash, cash equivalents and short-term investments are managed centrally by Spectra Energy Capital, so the associated realized and unrealized gains and losses from foreign currency transactions and interest and dividend income on those balances are excluded from the segments’ EBIT.

Transactions between reportable segments are accounted for on the same basis as revenues and expenses in the accompanying Consolidated Financial Statements.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Business Segment Data(a)

	Unaffiliated Revenues	Intersegment Revenues	Total Revenues	Segment EBIT/ Consolidated Earnings from Continuing Operations before Income Taxes	Depreciation and Amortization(b)	Capital and Investment Expenditures(b)	Segment Assets(c)
	(in millions)
Year Ended December 31, 2006
U.S. Transmission	$1,516	$(13)	$1,503	$816	$203	$343	$7,611
Distribution	1,822	—	1,822	265	144	315	4,420
Western Canada Transmission & Processing	1,204	—	1,204	345	133	132	3,960
Field Services(f)	—	—	—	569	—	—	1,231

Total reportable segments	4,542	(13)	4,529	1,995	480	790	17,222
Other	(10)	39	29	(77)	9	40	3,299
Eliminations and reclassifications	—	(26)	(26)	—	—	—	(176)
Interest expense	—	—	—	(605)	—	—	—
Interest income and other(d)	—	—	—	18	—	—	—

Total consolidated	$4,532	$—	$4,532	$1,331	$489	$830	$20,345

Year Ended December 31, 2005
U.S. Transmission	$1,387	$66	$1,453	$840	$207	$388	$7,697
Distribution	1,725	—	1,725	277	129	172	4,066
Western Canada Transmission & Processing	873	1	874	243	120	370	3,913
Field Services(f)	5,618	(88)	5,530	1,946	143	86	1,377
Commercial Power(e)	—	—	—	(70)	—	—	1,619
International Energy	—	—	—	—	—	—	2,962
Crescent	—	—	—	—	—	—	1,507

Total reportable segments	9,603	(21)	9,582	3,236	599	1,016	23,141
Other(e)	(149)	148	(1)	(250)	12	18	11,367
Eliminations and reclassifications	—	(127)	(127)	—	—	—	548
Interest expense	—	—	—	(675)	—	—	—
Interest income and other(d)	—	—	—	24	—	—	—

Total consolidated	$9,454	$—	$9,454	$2,335	$611	$1,034	$35,056

Year Ended December 31, 2004
U.S. Transmission	$1,253	$103	$1,356	$774	$204	$325
Distribution	1,428	—	1,428	282	117	117
Western Canada Transmission & Processing	543	15	558	230	109	102
Field Services(f)	9,998	46	10,044	367	285	202
Commercial Power(e)	113	—	113	(386)	8	6
International Energy	—	—	—	—	—	—
Crescent	—	—	—	—	—	—

Total reportable segments	13,335	164	13,499	1,267	723	752
Other(e)	98	21	119	91	10	23
Eliminations and reclassifications	—	(185)	(185)	—	—	—
Interest expense	—	—	—	(858)	—	—
Interest income and other(d)	—	—	—	61	—	—

Total consolidated	$13,433	$—	$13,433	$561	$733	$775

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

(a)	Segment results exclude results of entities classified as discontinued operations.
(b)	Excludes amounts associated with entities included in discontinued operations.
(c)	Includes assets held for sale.
(d)	Other includes foreign currency transaction gains and losses, and additional minority interest expense not allocated to the segment results.
(e)	Amounts associated with former DENA operations are included in Other for all periods presented, except for the Southeast operations, which are reflected in Commercial Power. Asset amounts for Commercial Power primarily include the assets of the Midwestern generation that were transferred to Duke Energy in April 2006.
(f)	In July 2005, Duke Energy caused a Spectra Energy Capital subsidiary to complete the agreement with ConocoPhillips to reduce Spectra Energy Capital’s ownership interest in DCP Midstream from 69.7% to 50%. Field Services segment data includes DCP Midstream as a consolidated entity for periods prior to July 1, 2005 and as an equity method investment for periods after June 30, 2005.

Geographic Data

	U.S.	Canada	Other Foreign	Consolidated
	(in millions)
2006
Consolidated revenues(a)	$1,381	$3,141	$10	$4,532
Consolidated long-lived assets	6,519	10,525	—	17,044
2005
Consolidated revenues(a)	$6,706	$2,710	$38	$9,454
Consolidated long-lived assets	15,189	10,542	2,344	28,075
2004
Consolidated revenues(a)	$11,318	$2,066	$49	$13,433
Consolidated long-lived assets	17,532	9,874	2,227	29,633

(a)	Excludes revenues associated with businesses included in discontinued operations.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

4. Regulatory Matters

Regulatory Assets and Liabilities.    Spectra Energy Capital’s regulated operations are subject to SFAS No. 71. Accordingly, Spectra Energy Capital records assets and liabilities that result from the regulated ratemaking process that would not be recorded under GAAP for non-regulated entities. (For further information see Note 1.)

Regulatory Assets and Liabilities:

	As of December 31,		Recovery/Refund Period Ends
	2006	2005
	(in millions)
Regulatory Assets(a)
Net regulatory asset related to income taxes(b)	$848	$954	(g)
Project costs(c)	37	40	2024
Hedge costs and other deferrals(c)	31	—	2007
Vacation accrual(c)	17	9	2007
Deferred debt expense(d)	11	14	2011
Environmental clean-up costs(c)	6	7	2017
Gas purchase costs(c)	—	34	2006
Other(c)	9	5	(i)

Total Regulatory Assets	$959	$1,063

Regulatory Liabilities(a)
Removal costs(d)(f)	$329	$350	(h)
Gas purchase costs(e)	166	—	2007
Pipeline rate credit(f)	36	37	2041
Storage and transportation liability(e)	15	9	2007
Earnings sharing liability(e)	12	9	2007
Other deferred tax credits(d)(f)	5	8	(i)
Other(f)	6	7	2007

Total Regulatory Liabilities	$569	$420

(a)	All regulatory assets and liabilities are excluded from rate base unless otherwise noted.
(b)	All amounts are expected to be included in future rate filings.
(c)	Included in Regulatory Assets and Deferred Debits on the Consolidated Balance Sheets.
(d)	Included in rate base.
(e)	Included in Accounts Payable on the Consolidated Balance Sheets.
(f)	Included in Other Deferred Credits and Other Liabilities on the Consolidated Balance Sheets.
(g)	Recovery/refund is over the life of the associated asset or liability.
(h)	Liability is extinguished over the lives of the associated assets.
(i)	Recovery/Refund period currently unknown.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Rate Related Information.

Maritimes & Northeast Pipeline L.L.C.    Effective January 1, 2005, new rates for Maritimes & Northeast Pipeline L.L.C. took effect, subject to refund, as a result of a rate case filed in 2004. On May 15, 2006, the FERC issued an order approving a settlement agreement that provides for a rate increase over rates charged prior to January 1, 2005. In June 2006, the difference between the settlement rates and the interim rates, plus interest, was refunded to applicable shippers. There was no material impact to Spectra Energy Capital’s consolidated results of operations as a result of the refund.

Maritimes & Northeast Pipeline, L.P.    In 2006, Maritimes & Northeast Pipeline, L.P., operated under an NEB-approved toll settlement that expired December 31, 2006. A toll settlement agreement for the 2007 fiscal year was approved by the NEB on December 14, 2006.

Algonquin Gas Transmission LLC (Algonquin).    In April 2005, Algonquin filed and the FERC accepted new negotiated rate agreements with the Algonquin customers that include a rate moratorium provision through December 2008.

Gulfstream Natural Gas System, LLC (Gulfstream).    In September 2005, FERC approved Gulfstream’s Cost and Revenue study that was required to be filed as a condition in its Phase I and Phase II expansion projects. Gulfstream is not anticipated to have further filing requirements until three years after its Phase III expansion facilities are placed into service, currently expected in 2008.

East Tennessee Natural Gas, LLC (East Tennessee).    On November 1, 2005, East Tennessee placed into effect new rates approved by FERC as a result of a rate settlement with customers. The settlement agreement includes a five year rate moratorium and certain operational changes. On December 14, 2006, East Tennessee filed to establish system-wide segmentation on part of its system, subject to FERC approval. This filing was generally supported by the customers, and is proposed to be implemented effective November 1, 2007.

Texas Eastern Transmission, L.P. (Texas Eastern).    Texas Eastern continues to operate under rates approved by FERC in 1998 in an uncontested settlement between Texas Eastern and its customers.

Union Gas.    Union Gas has rates that are approved by the OEB. Effective January 1, 2006, Union Gas implemented new rates approved by the OEB in December 2005. Union’s earnings for 2006 continued to be subject to the earnings sharing mechanism implemented by the OEB in 2005. Earnings in 2006 above an allowable rate of return on equity, normalized for weather, may be shared equally between ratepayers and Union Gas. Union Gas expects to apply to the OEB for the disposition of the earnings sharing amount, as well as other non-commodity deferral account balances, during the second quarter of 2007.

On August 25, 2006, the OEB issued a decision on certain common issues related to the Demand Side Management (DSM) activities of Union Gas and Enbridge Gas Distribution. Most of the issues were the subject of a settlement agreement with intervenors. In that decision, the OEB accepted a formulaic approach to establishing annual DSM savings targets, budgets and utility incentives for a three-year plan term effective January 1, 2007. The result of this decision is an increase to the DSM budget and an opportunity to earn in excess of $4 million annually if the DSM savings target is achieved or exceeded. Union Gas has subsequently applied to the OEB for approval of its 2007 DSM programs, which it received on January 26, 2007.

On November 7, 2006, Union Gas received a decision from the OEB on the regulation of rates for gas storage services in Ontario. As a result of its finding that the market for storage services is competitive, the OEB will not regulate the rates for storage services to customers outside Union Gas’ franchise area or the rates for new storage services to customers within its franchise area. Existing storage services to customers within Union Gas’ franchise area will continue to be provided at regulated cost-based rates. Since the issuance of the decision, five parties who participated in the storage regulation proceeding have appealed various aspects of the decision to the OEB. The OEB heard submissions during a hearing held March 5 and March 6, 2007 regarding whether those parties have met the threshold for an appeal review. The OEB’s decision is expected in 2007.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

In December 2006, the OEB issued a final rate order for new rates effective January 1, 2007, reflecting the outcomes from the Union Gas’ 2007 rate application, the DSM proceeding and the storage regulation decision. The average rate increase is approximately 3.1% and includes the impact of an increase in the common equity component of Union’s capital structure from 35% to 36% and a decrease in the allowed return on equity from 9.63% to 8.54%.

BC Pipeline and Field Services.    BC Pipeline reached a settlement agreement with its customers for the 2006 and 2007 fiscal years on March 30, 2006. This agreement was approved by the NEB on August 17, 2006. On December 24, 2006, BC Pipeline filed an application with the NEB for approval of 2007 interim transportation tolls until such time as the final 2007 transportation tolls are approved. On March 15, 2007, the NEB approved the recovery of certain costs associated with the Southern Mainline expansion project and an application for the approval of final 2007 transportation tolls was filed on March 19, 2007.

The BC Pipeline and Field Services businesses in Western Canada recorded regulatory assets related to deferred income tax liabilities of approximately $570 million as of December 31, 2006 and $640 million as of December 31, 2005. Under the current NEB-authorized rate structure, income tax costs are recovered in tolls based on the current income tax payable and do not include accruals for deferred income tax. However, as income taxes become payable as a result of the reversal of timing differences that created the deferred income taxes, it is expected that the transportation and field services tolls will be adjusted to recover these taxes. Since most of these timing differences are related to property, plant and equipment costs, this recovery is expected to occur over a 20 to 30 year period.

When evaluating the recoverability of the BC Pipelines’ and Field Services’ regulatory assets, management takes into consideration the NEB regulatory environment, natural gas reserve estimates for reserves located, or expected to be located, near these assets, the ability to remain competitive in the markets served, and projected demand growth estimates for the areas served by BC Pipeline and Field Services businesses. Based on current evaluation of these factors, management believes that recovery of these tax costs is probable over the periods described above.

Management believes that the effects of the above matters will have no material adverse effect on Spectra Energy Capital’s future consolidated results of operations, cash flows or financial position.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

5. Income Taxes

The following details the components of income tax expense (benefit):

Income Tax Expense

	For the Years Ended December 31,
	2006	2005	2004
	(in millions)
Current income taxes
Federal	$270	$869	$80
State	(35)	80	29
Foreign	129	42	50

Total current income taxes	364	991	159

Deferred income taxes
Federal	83	(82)	1,024
State	(22)	(15)	65
Foreign	(30)	32	20

Total deferred income taxes	31	(65)	1,109

Total income tax expense from continuing operations	395	926	1,268

Total income tax expense (benefit) from discontinued operations	61	104	(55)
Total income tax benefit from cumulative effect of change in accounting principle	—	(1)	—

Total income tax expense presented in Consolidated Statements of Operations	$456	$1,029	$1,213

Earnings from Continuing Operations before Income Taxes

	For the Years Ended December 31,
	2006	2005	2004
	(in millions)
Domestic	$945	$2,031	$278
Foreign	386	304	283

Total earnings from continuing operations before income taxes	$1,331	$2,335	$561

Reconciliation of Income Tax Expense at the U.S. Federal Statutory Tax Rate to the Actual Tax Expense from Continuing Operations (Statutory Rate Reconciliation)

	For the Years Ended December 31,
	2006	2005	2004
	(in millions)
Income tax expense, computed at the statutory rate of 35%	$466	$817	$196
State income tax, net of federal income tax effect	(37)	42	61
Tax differential on foreign earnings	(36)	(32)	(32)
Pass-through of income tax expense(a)	26	81	48
Deferred taxes on restructuring of certain subsidiaries	—	—	991
Impairment of Bolivian investment	(25)	—	—
U.S. tax on repatriation of foreign earnings	—	34	—
Other items, net	1	(16)	4

Total income tax expense from continuing operations	$395	$926	$1,268

Effective tax rate	29.7%	39.7%	226.0%

(a)	Prior to the effective date of the tax sharing agreement with Duke Energy, tax expenses and benefits were passed through to Duke Energy.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

During 2006 Spectra Energy Capital recorded an approximate $30 million benefit to state taxes due to a reduction in the unitary state tax rate in 2006 as a result of Duke Energy’s merger with Cinergy. This $30 million benefit is included in “State income tax, net of federal income tax effect.” Additionally, Spectra Energy Capital recognized a tax benefit related to the impairment of an investment in Bolivia, which is included in “Impairment of Bolivian investment”, which is included in continuing operations due to a change in tax status.

On July 2, 2004, Duke Energy realigned certain subsidiaries resulting in all of its wholly owned merchant generation facilities being owned by a newly created entity, DEA, a directly wholly owned subsidiary of Spectra Energy Capital. DEA and Spectra Energy Capital are pass-through entities for U.S. income tax purposes. Spectra Energy Capital recognized federal and state tax expense of approximately $1,030 million in continuing operations during 2004 from this reorganization.

The $1,030 million income tax expense is included in the Statutory Rate Reconciliation as follows: a $991 million expense is included in “Deferred taxes on restructuring of certain subsidiaries” and a $39 million expense is included in “State income tax, net of federal income tax effect”.

Net Deferred Income Tax Liability Components

	December 31,
	2006	2005
	(in millions)
Deferred credits and other liabilities	$133	$415
Other	17	27

Total deferred income tax assets	150	442
Valuation allowance	(13)	(26)

Net deferred income tax assets	137	416

Investments and other assets	(1,387)	(893)
Accelerated depreciation rates	(636)	(1,386)
Regulatory assets and deferred debits	(1,033)	(1,097)

Total deferred income tax liabilities	(3,056)	(3,376)

Total net deferred income tax liabilities	$(2,919)	$(2,960)

The above amounts have been classified in the Consolidated Balance Sheets as follows:

	December 31,
	2006	2005
	(in millions)
Current deferred tax assets, included in other current assets	$96	$—
Non-current deferred tax assets, included in other investments and other assets	5	254
Current deferred tax liabilities, included in other current liabilities	(40)	(47)
Non-current deferred tax liabilities	(2,980)	(3,167)

Total net deferred income tax liabilities	$(2,919)	$(2,960)

Although the outcome of tax audits is uncertain, management believes that adequate provisions for income and other taxes, such as sales and use, franchise, and property, have been made for potential liabilities resulting from such matters. As of the year ended December 31, 2006, Spectra Energy Capital has total provisions, including interest, of approximately $85 million for uncertain tax positions, as compared to $125 million as of December 31, 2005. Management is not aware of any issues for open tax years that upon final resolution are expected to have a material adverse effect on Spectra Energy Capital’s consolidated results of operations, cash flows or financial position.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Valuation allowances have been established for certain foreign and state net operating loss carryforwards that reduce deferred tax assets to an amount that will, more likely than not, be realized. The net change in the total valuation allowance is included in “Tax differential on foreign earnings” and “State income tax, net of federal income tax effect” lines of the Statutory Rate Reconciliation.

On October 22, 2004, the President of the United States signed the American Jobs Creation Act of 2004 (the Act), which provides a deduction for income from qualified domestic production activities, which will be phased in from 2005 to 2010.

Under the guidance in FSP No. FAS 109-1, which was issued in December 2004, the deduction is treated as a “special deduction” as described in SFAS No. 109. As such, for Spectra Energy Capital, the special deduction had no material impact on deferred tax assets and liabilities existing at the enactment date. Rather, the impact of this special deduction will be reported in the periods in which the deductions are claimed on the tax returns. For the year ended December 31, 2006, Spectra Energy Capital recognized a benefit of approximately $5 million relating to the deduction from qualified domestic activities.

In addition to the qualified domestic production activities deduction discussed above, the Act creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. FSP No. FAS 109-2, which was issued in December 2004, states that a company is allowed time beyond the financial reporting period of enactment to evaluate the effect of the Act on its plan for reinvestment or repatriation of foreign earnings, as it applies to the application of SFAS No. 109. During 2004, Duke Energy recorded a $45 million income tax expense for the repatriation of approximately $500 million of foreign earnings that was anticipated to occur during 2005 related to the American Jobs Creation Act. Included in the $45 million is $5 million of foreign income tax expense recorded at Spectra Energy Capital. During this repatriation process, Duke Energy reorganized various entities and reestimated its liability which enabled it to reduce the $45 million tax liability to a $39 million tax liability. This reorganization also caused Spectra Energy Capital to increase the $5 million tax liability to a $39 million tax liability as of December 31, 2005. Spectra Energy Capital had paid off this $39 million tax liability to the respective jurisdictions as of December 31, 2005. (See rate reconciliation above)

Deferred income taxes and foreign withholding taxes have not been provided on the remaining undistributed earnings of Spectra Energy Capital’s foreign subsidiaries as such amounts are deemed to be permanently reinvested. The cumulative undistributed earnings as of December 31, 2006 on which Spectra Energy Capital has not provided deferred income taxes and foreign withholding taxes, is approximately $25 million.

6. Asset Retirement Obligations

In June 2001, the FASB issued SFAS No. 143, which was adopted by Spectra Energy Capital on January 1, 2003 and addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets and the related asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset. This additional carrying amount is then depreciated over the life of the asset. The liability increases due to the passage of time based on the time value of money until the obligation is settled. Subsequent to the initial recognition, the liability is adjusted for any revisions to the expected value of the retirement obligation (with corresponding adjustments to property, plant, and equipment), and for accretion of the liability due to the passage of time. Additional depreciation expense is recorded prospectively for any property, plant and equipment increases.

Asset retirement obligations at Spectra Energy Capital relate primarily to the retirement of certain gathering pipelines and processing facilities, obligations related to right-of-way agreements, and contractual leases for land use. In accordance with SFAS No. 143, Spectra Energy Capital determined that a significant portion of its assets

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

have an indeterminate life, and thus the fair value of the retirement obligation is not reasonably estimable. These assets included on-shore and some off-shore pipelines, and certain processing plants and distribution facilities. A liability for these asset retirement obligations will be recorded when a fair value is determinable.

Upon adoption of SFAS No. 143, Spectra Energy Capital’s regulated natural gas operations classified removal costs for property that does not have an associated legal retirement obligation as a regulatory liability, in accordance with regulatory treatment under SFAS No. 71. Spectra Energy Capital does not accrue the estimated cost of removal when no legal obligation associated with retirement or removal exists for any of its non-regulated assets. The total amount of removal costs included in Other Deferred Credits and Other Liabilities on the Consolidated Balance Sheets was $329 million and $350 million as of December 31, 2006 and 2005, respectively.

As a result of the adoption of FIN 47 in 2005, net property, plant and equipment increased $7 million and ARO liabilities increased $11 million. A net-of-tax cumulative effect adjustment of approximately $4 million was recorded in the fourth quarter of 2005 as a reduction in earnings (see Note 1).

The pro forma effects of adopting FIN 47, including the impact on the balance sheet and net income are not presented due to the immaterial impact.

The asset retirement obligation is adjusted each period for any liabilities incurred or settled during the period, accretion expense and any revisions made to the estimated cash flows.

Reconciliation of Asset Retirement Obligation Liability

	Years Ended December 31,
	2006	2005
	(in millions)
Balance as of January 1,	$29	$62
Liabilities settled(a)	—	(46)
Accretion expense	2	1
Revisions in estimated cash flows(b)	54	1
Adoption of FIN 47	—	11

Balance as of December 31,(c)	$85	$29

(a)	Primarily represents a decrease in ARO liabilities during 2005 due to the deconsolidation of DCP Midstream on July 1, 2005.
(b)	ARO estimate revised as a result of a detailed study conducted during 2006 by an industry expert on historical experience with abandonments.
(c)	Amounts included in Other Deferred Credits and Other Liabilities in the Consolidated Balance Sheets

7. Risk Management and Hedging Activities, Credit Risk, and Financial Instruments

Spectra Energy Capital is exposed to the impact of market fluctuations in the prices of NGLs, natural gas and other energy-related products marketed and purchased as a result of its investment in DCP Midstream and ownership of energy related assets. Exposure to interest rate risk exists as a result of the issuance of variable and fixed rate debt and commercial paper. Spectra Energy Capital is exposed to foreign currency risk from investments in international affiliate businesses owned and operated in foreign countries and from certain commodity-related transactions within domestic operations. Spectra Energy Capital employs established policies and procedures to manage its risks associated with these market fluctuations using various commodity and financial derivative instruments, including swaps, futures, forwards and options.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Spectra Energy Capital’s Derivative Portfolio Carrying Value as of December 31, 2006

Asset/(Liability)	Maturity in 2007	Maturity in 2008	Maturity in 2009	Maturity in 2010 and Thereafter	Total Carrying Value
	(in millions)
Hedging	$—	$—	$17	$(4)	$13
Undesignated	(7)	(1)	—	(8)	(16)

Total	$(7)	$(1)	$17	$(12)	$(3)

The amounts in the table above represent the combination of amounts presented as assets and (liabilities) for unrealized gains and losses on mark-to-market and hedging transactions on Spectra Energy Capital’s Consolidated Balance Sheets.

As a result of the transfer of 19.7% interest in DCP Midstream to ConocoPhillips and the third quarter 2005 deconsolidation of its investment in DCP Midstream (see Note 2), Spectra Energy Capital discontinued hedge accounting for certain contracts held by Spectra Energy Capital related to Field Services’ commodity price risk, which were previously accounted for as cash flow hedges. These contracts were originally entered into as hedges of forecasted future sales by Field Services, and have been retained as undesignated derivatives. Since discontinuance of hedge accounting, these contracts have been marked-to-market in the Consolidated Statements of Operations. As a result, approximately $19 million and $314 million of realized and unrealized pre-tax losses related to these contracts were recognized in earnings by Spectra Energy Capital for the years ended December 31, 2006 and December 31, 2005, respectively. All the 2006 charges have been classified in the accompanying Consolidated Statements of Operations as a component of Other Income and Expenses. The 2005 charges were classified in the accompanying Consolidated Statements of Operations for the year ended as follows: upon the discontinuance of hedge accounting approximately $120 million of pre-tax losses were recognized as a component of Impairments and Other Charges while approximately $130 million of losses recognized subsequent to the discontinuance of hedge accounting prior to the deconsolidation of DCP Midstream were recognized as a component of Non-Regulated Electric, Natural Gas, Natural Gas Liquids, and Other Revenues and $64 million of losses recognized subsequent to discontinuance of hedge accounting after the deconsolidation of DCP Midstream were recognized as a component of Other Income and Expenses. Cash settlements on these contracts since the deconsolidation of DCP Midstream on July 1, 2005 of approximately $163 million and $133 million are classified as a component of net cash used in investing activities in the accompanying Consolidated Statements of Cash Flows for the years ended December 31, 2006 and December 31, 2005, respectively.

Commodity Cash Flow Hedges.    Some Spectra Energy Capital subsidiaries are exposed to market fluctuations in the prices of natural gas and NGLs related to their natural gas gathering, distribution, processing and marketing activities. Spectra Energy Capital closely monitors the potential impacts of commodity price changes and, where appropriate, enters into contracts to protect margins for a portion of future sales and fuel expenses. Spectra Energy Capital uses commodity instruments, such as swaps, futures, forwards and options, as cash flow hedges for natural gas and natural gas liquid transactions. Spectra Energy Capital is only hedging exposures to the price variability with respect to fuel purchases by Union Gas as of December 31, 2006.

The ineffective portion of commodity cash flow hedges from continuing operations resulted in a pre-tax gain of $4 million in 2006, a pre-tax loss of $7 million in 2005 and a pre-tax loss of $2 million in 2004, and is reported primarily in Non-Regulated Electric, Natural Gas, Natural Gas Liquids, and Other in the Consolidated Statements of Operations. Except for the Field Services hedges discussed above, there was no recognition for transactions within continuing operations that no longer qualified as cash flow hedges in 2006, 2005, and 2004.

As of December 31, 2006, $2 million of pre-tax deferred net loss on derivative instruments related to commodity cash flow hedges were accumulated on the Consolidated Balance Sheets in a separate component of

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Member’s equity, in AOCI, and are expected to be recognized in earnings during the next twelve months as the hedged transactions occur. However, due to the volatility of the commodities markets, the corresponding value in AOCI will likely change prior to its reclassification into earnings.

Interest Rate (Fair Value or Cash Flow) Hedges.    Changes in interest rates expose Spectra Energy Capital to risk as a result of its issuance of variable and fixed rate debt and commercial paper. Spectra Energy Capital manages its interest rate exposure by limiting its variable-rate exposures to percentages of total capitalization and by monitoring the effects of market changes in interest rates. Spectra Energy Capital also enters into financial derivative instruments, including, but not limited to, interest rate swaps and U.S. Treasury lock agreements to manage and mitigate interest rate risk exposure. Spectra Energy Capital’s fair value and cash flow interest rate hedge ineffectiveness were not material to its consolidated results of operations in 2006, 2005, and 2004.

Foreign Currency (Fair Value, Net Investment or Cash Flow) Hedges.    Spectra Energy Capital is exposed to foreign currency risk from investments in international affiliate businesses owned and operated in foreign countries and from certain commodity-related transactions within domestic operations. To mitigate risks associated with foreign currency fluctuations, contracts may be denominated in or indexed to the U.S. dollar and/or local inflation rates, or investments may be naturally hedged through debt denominated or issued in the foreign currency. Spectra Energy Capital may also use foreign currency derivatives, where possible, to manage its risk related to foreign currency fluctuations. There was no recognition, a net gain of $1 million and a net loss of $43 million included in the cumulative translation adjustment for hedges of net investments in foreign operations, during 2006, 2005, and 2004, respectively. To monitor its currency exchange rate risks, Spectra Energy Capital uses sensitivity analysis, which measures the impact of devaluation of foreign currencies.

During the first quarter of 2005, Spectra Energy Capital settled certain hedges which were documented and designated as net investment hedges of the investment in Westcoast Energy, Inc. (Westcoast) on their scheduled maturity and paid approximately $162 million. These settlements are classified as a component of net cash used in investing activities in the accompanying Consolidated Statements of Cash Flows. Losses recognized on this net investment hedge have been classified in AOCI as a component of foreign currency adjustments and will not be recognized in earnings unless the complete or substantially complete liquidation of Spectra Energy Capital’s investment in Westcoast occurs.

Other Derivative Contracts.    Undesignated. Spectra Energy Capital has used derivative contracts to manage the market risk exposures that arise from marketing and commercial optimization of energy assets and investments, and to manage interest rate and foreign currency exposures. The contracts in this category as of December 31, 2006 are primarily certain contracts held by Spectra Energy Capital related to commodity price risk and interest rate risk. Spectra Energy Capital’s exposure to price risk is influenced by a number of factors, including contract size, length, market liquidity, location and unique or specific contract terms.

Credit Risk.    Spectra Energy Capital’s principal customers for natural gas transportation, storage and gathering and processing services are industrial end-users, marketers, local distribution companies and utilities located throughout the U.S. and Canada. Spectra Energy Capital has concentrations of receivables from natural gas utilities and their affiliates, as well as industrial customers and marketers throughout these regions. These concentrations of customers may affect Spectra Energy Capital’s overall credit risk in that risk factors can negatively impact the credit quality of the entire sector. Where exposed to credit risk, Spectra Energy Capital analyzes the counterparties’ financial condition prior to entering into an agreement, establishes credit limits and monitors the appropriateness of those limits on an ongoing basis. Spectra Energy Capital also obtains cash or letters of credit from customers to provide credit support, where appropriate, based on its financial analysis of the customer and the regulatory or contractual terms and conditions applicable to each transaction.

Included in Other Current Assets in the Consolidated Balance Sheets as of December 31, 2006 and December 31, 2005 are collateral assets of a negligible amount and $1,279 million, respectively, which represents cash collateral posted by Spectra Energy Capital with other third parties. Included in Other Current

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Liabilities and Other Deferred Credits and Other Liabilities in the Consolidated Balance Sheets as of December 31, 2006 and December 31, 2005 are collateral liabilities of approximately $70 million and $608 million, respectively, which represents cash collateral posted by other third parties to Spectra Energy Capital. This decrease in cash collateral posted by Spectra Energy Capital and by others to Spectra Energy Capital is primarily due to the sale and wind-down of trading operations.

Financial Instruments.    The fair value of financial instruments, excluding derivatives included elsewhere in this Note and in Note 14, is summarized in the following table. Judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates determined as of December 31, 2006 and 2005, are not necessarily indicative of the amounts Spectra Energy Capital could have realized in current markets.

Financial Instruments

	As of December 31,
	2006		2005
	Book Value	Approximate Fair Value	Book Value	Approximate Fair Value
	(in millions)
Long-term debt(a)	$8,276	$9,182	$10,184	$11,072
Long-term SFAS 115 securities	—	—	231	231

(a)	Includes current maturities.

The fair value of cash and cash equivalents, short-term investments, accounts and notes receivable, accounts payable, notes payable and commercial paper are not materially different from their carrying amounts because of the short-term nature of these instruments or because the stated rates approximate market rates.

8. Marketable Securities

At December 31, 2006, there are no outstanding short-term investments or long-term investments as a result of Spectra Energy Capital’s transfer of Bison to Duke Energy in April 2006 and the transfer of certain businesses to Duke Energy in December 2006.

Short-term investments.    At December 31, 2005, Spectra Energy Capital had $521 million of short-term investments consisting primarily of highly liquid tax-exempt debt securities. These instruments are classified as available-for-sale securities under SFAS No. 115 as management does not intend to hold them to maturity nor are they bought and sold with the objective of generating profits on short-term differences in price. The carrying value of these instruments approximates their fair value as they contain floating rates of interest. During the year ended December 31, 2006, Spectra Energy Capital purchased approximately $9,132 million and received proceeds on sale of approximately $9,653 million of short-term investments. During 2005, Spectra Energy Capital purchased approximately $30,115 million and received proceeds on sale of approximately $29,892 million of short-term investments. During 2004, Spectra Energy Capital purchased approximately $54,295 million and received proceeds on sale of approximately $53,768 million of short-term investments. The weighted-average maturity of these debt securities is less than one year.

During 2006, Spectra Energy Capital’s U.S. Transmission business unit received shares of stock as consideration for settlement of a customer’s transportation contract. The market value of the equity securities, determined by quoted market prices on the date of receipt, of approximately $28 million is reflected in Gains (Losses) on Sales of Other Assets and Other, net in the Consolidated Statements of Operations for the year ended December 31, 2006. Subsequent to receipt, these securities were accounted for under SFAS No. 115 as trading securities. During the year ended December 31, 2006, these securities were sold and an additional gain of approximately $1 million was recognized in Other income and expenses, net in the Consolidated Statements of Operations for the year ended December 31, 2006.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Other Long-term investments.    As discussed in Note 1, on April 1, 2006, Spectra Energy Capital transferred the operations of Bison to Duke Energy. Prior to the transfer of Bison, Spectra Energy Capital invested in debt and equity securities that were held in the captive insurance investment portfolio that were classified as available-for-sale under SFAS No. 115 and, therefore, were carried at estimated fair value based on quoted market prices. These investments were classified as long-term as management did not intend to use them in current operations. The cost of securities sold was determined using the specific identification method. During the period January 1, 2006 through March 31, 2006, Spectra Energy Capital purchased approximately $158 million and received proceeds on sales of approximately $122 million on other long-term investments within the captive insurance portfolio. During 2005, Spectra Energy Capital purchased approximately $803 million and received proceeds on sales of approximately $814 million on other long-term investments within the captive insurance portfolio. During 2004, Spectra Energy Capital purchased approximately $715 million and received proceeds on sales of approximately $769 million on other long-term investments within the captive insurance portfolio.

The estimated fair values of short-term and long-term investments classified as available-for-sale are as follows (in millions):

	As of December 31,
	2005
	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Estimated Fair Value
Short-term Investments	$—	$—	$521

Total short-term investments	$—	$—	$521

Equity Securities	$31	$—	$54
Corporate Debt Securities	—	1	51
U.S. Government Bonds	—	—	17
Other	—	1	109

Total long-term investments	$31	$2	$231

For the years ended December 31, 2006, 2005, and 2004 gains of approximately $0, $3 million and $3 million, respectively, were reclassified out of AOCI into earnings.

9. Goodwill

Spectra Energy Capital evaluates goodwill for impairment under the guidance of SFAS No. 142. As a result of the annual impairment tests required by SFAS No. 142, no charge for the impairment of goodwill was recorded in 2006, 2005 or 2004 directly related to these tests. The following tables show the components and activity within goodwill for the years ended December 31, 2006 and 2005, based on the SFAS No. 142 reporting unit determination. The reporting units presented reflect the new business segments adopted by Spectra Energy Capital as of January 2007. The following goodwill amounts originating from the acquisition of Westcoast in 2002 are not included, however, in the segment assets for these segments in Note 3. These goodwill amounts are included in Other within the segment data presented in Note 3: U.S. Transmission—$1,638 million and $1,641 million as of December 31, 2006 and 2005, respectively; Distribution—$762 million and $763 million as of December 31, 2006 and 2005, respectively; Western Canada Transmission & Processing—$634 million and $635 million as of December 31, 2006 and 2005, respectively.

Changes in the Carrying Amount of Goodwill

	Balance December 31, 2005	Other(a)	Transfer to Duke Energy(b)	Balance at December 31, 2006
U.S. Transmission(c)	$2,101	$(3)	$—	$2,098
Distribution	763	(1)	—	762
Western Canada Transmission & Processing	648	(1)	—	647
International Energy	256	11	(267)	—
Crescent(d)	7	(7)	—	—

Total consolidated	$3,775	$(1)	$(267)	$3,507

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

	Balance December 31, 2004	Other(a)(e)	Balance at December 31, 2005
U.S. Transmission	$2,047	$54	$2,101
Distribution	738	25	763
Western Canada Transmission & Processing	631	17	648
Field Services	480	(480)	—
International Energy	245	11	256
Crescent	7	—	7

Total consolidated	$4,148	$(373)	$3,775

(a)	Except as noted in (c), (d) and (e), other amounts consist primarily of foreign currency translation.
(b)	Represents Spectra Energy Capital’s December 2006 transfer of the operations of International Energy to Duke Energy (see Note 1).
(c)	During 2006, Spectra Energy Capital recorded a $16 million decrease in goodwill as a result of a purchase price adjustment related to a true-up of deferred tax assets related to a prior period acquisition.
(d)	Reduction in goodwill at December 31, 2006 reflects the deconsolidation of Crescent in September 2006 (see Note 12).
(e)	As a result of the deconsolidation of DCP Midstream in July 2005, goodwill decreased by $480 million.

10. Investments in Unconsolidated Affiliates and Related Party Transactions

Investments in domestic and international affiliates for which Spectra Energy Capital is not the primary beneficiary, but over which it has significant influence, are accounted for using the equity method. Spectra Energy Capital received distributions of $859 million in 2006 from those investments. Of these distributions, $707 million are included in Other, assets within Cash Flows from Operating Activities on the accompanying Consolidated Statements of Cash Flows and $152 million are included in Distributions from Equity Investments within Cash Flows from Investing Activities on the accompanying Consolidated Statements of Cash Flows. Spectra Energy Capital received distributions of $856 million in 2005. Of these distributions, $473 million are included in Other, assets within Cash Flows from Operating Activities on the accompanying Consolidated Statements of Cash Flows and $383 million are included in Distributions from Equity Investments within Cash Flows from Investing Activities on the accompanying Consolidated Statements of Cash Flows. Spectra Energy Capital received distributions of $139 million in 2004, which are included in Other, assets within Cash Flows from Operating Activities on the accompanying Consolidated Statements of Cash Flows. Spectra Energy Capital’s share of net earnings from these unconsolidated affiliates is reflected in the Consolidated Statements of Operations as Equity in Earnings of Unconsolidated Affiliates. (See Note 2 for 2006 dispositions.)

As of December 31, 2006 and 2005, the carrying amount of investments in affiliates approximated the amount of underlying equity in net assets.

U.S. Transmission.    As of December 31, 2006, investments primarily included a 50% interest in Gulfstream. Gulfstream is an interstate natural gas pipeline that extends from Mississippi and Alabama across the Gulf of Mexico to Florida. Although Spectra Energy Capital owns a significant portion of Gulfstream, it is not consolidated as Spectra Energy Capital does not hold a majority of voting control or have the ability to exercise control over Gulfstream.

Field Services.    In July 2005, Spectra Energy Capital completed the transfer of a 19.7% interest in DCP Midstream to ConocoPhillips, Spectra Energy Capital’s co-equity owner in DCP Midstream, which reduced Spectra Energy Capital’s ownership interest in DCP Midstream from 69.7% to 50% (the DCP Midstream disposition transactions) and resulted in Spectra Energy Capital and ConocoPhillips becoming equal 50% owners in DCP Midstream. As a result of the DCP Midstream disposition transaction, Spectra Energy Capital deconsolidated its investment in DCP Midstream which has subsequently been accounted for as an investment

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

utilizing the equity method of accounting (see Note 2). Additionally, in February 2005, DCP Midstream sold its wholly owned subsidiary TEPPCO GP, which is the general partner of TEPPCO LP, for approximately $1.1 billion and Spectra Energy Capital sold its limited partner interest in TEPPCO LP for approximately $100 million, in each case to Enterprise GP Holdings LP, an unrelated third party. These transactions resulted in pre-tax gains of approximately $1.8 billion. For the three months ended March 31, 2005, TEPPCO LP had operating revenues of approximately $1,524 million, operating expenses of approximately $1,463 million, operating income of approximately $61.2 million, income from continuing operations of approximately $46.3 million, and net income of approximately $47.4 million.

Investments in Unconsolidated Affiliates

	As of:
	December 31, 2006			December 31, 2005
	Domestic	International	Total	Domestic	International	Total
	(in millions)
U.S. Transmission	$434	$—	$434	$428	$—	$428
Western Canada Transmission & Processing	—	18	18	—	20	20
Field Services(a)	1,166	—	1,166	1,290	—	1,290
International Energy(b)	—	—	—	—	155	155
Crescent(b)	—	—	—	17	—	17
Other(b)	—	—	—	14	7	21

Total	$1,600	$18	$1,618	$1,749	$182	$1,931

(a)	Includes Spectra Energy Capital’s 50% interest in DCP Midstream subsequent to deconsolidation of DCP Midstream on July 1, 2005.
(b)	As discussed in Note 1, operations were transferred from Spectra Energy Capital to Duke Energy in December 2006.

Equity in Earnings of Unconsolidated Affiliates(a)

	For the Years Ended:
	December 31, 2006			December 31, 2005			December 31, 2004
	Domestic	International	Total	Domestic	International	Total	Domestic	International	Total
	(in millions)
U.S. Transmission	$33	$—	$33	$37	$—	$37	$26	$—	$26
Western Canada Transmission & Processing	—	2	2	—	5	5	—	4	4
Field Services(b)	574	—	574	308	—	308	60	—	60
Other	—	—	—	5	—	5	—	—	—

Total	$607	$2	$609	$350	$5	$355	$86	$4	$90

(a)	Excludes amounts in discontinued operations, which primarily represent equity earnings of investments within the following: International Energy, Crescent and the equity investments within Other, which were transferred by Spectra Energy Capital to Duke Energy in December 2006.
(b)	Includes Spectra Energy Capital’s 50% equity in earnings of DCP Midstream subsequent to deconsolidation on July 1, 2005.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Summarized Combined Financial Information of Unconsolidated Affiliates

	As of December 31,
	2006	2005
	(in millions)
Balance Sheet(a)
Current assets	$2,217	$3,395
Non-current assets	6,492	7,744
Current liabilities	(2,226)	(3,392)
Non-current liabilities	(3,323)	(3,237)

Net assets	$3,160	$4,510

	For the Years Ended December 31,
	2006	2005	2004
	(in millions)
Income Statement(a)(b)
Operating revenues	$13,586	$8,799	$7,326
Operating expenses	11,855	7,650	6,872
Net income	1,565	1,076	415

(a)	Amounts include DCP Midstream for the respective periods subsequent to deconsolidation.
(b)	Includes amounts of unconsolidated affiliates of the International Energy and Crescent segments which were transferred to Duke Energy in December 2006 (see Note 12) and presented as discontinued operations for the years ended December 31, 2006, 2005 and 2004 in the accompanying Consolidated Statements of Operations.

Related Party Transactions.

During the year ended December 31, 2006, Spectra Energy Capital advanced approximately $89 million to its parent, Duke Energy, and forgave advances to Duke Energy of approximately $602 million. The advance is presented as Advances (to) from Parent within financing activities in the Consolidated Statements of Cash Flows for the year ended December 31, 2006. The advances forgiven have been presented as a non-cash financing activity for the year ended December 31, 2006.

During the year ended December 31, 2006, Spectra Energy Capital distributed approximately $2,361 million to Duke Energy to provide funding support for Duke Energy’s dividend payments and share repurchase plan. The distribution was principally obtained from the proceeds received on Spectra Energy Capital’s sale of 50% of Crescent to the MS Members (see Note 12). During the year ended December 31, 2005, Spectra Energy Capital distributed approximately $2,100 million to Duke Energy to provide funding for the execution of Duke Energy’s accelerated share acquisition plan. The distribution was principally obtained from Spectra Energy Capital’s portion of the cash proceeds realized from the sale by DCP Midstream of TEPPCO GP and Spectra Energy Capital’s sale of its limited partner interest in TEPPCO, noted above.

See Notes 1 and 12 for discussion of direct and indirect transfers of certain business from Spectra Energy Capital to Duke Energy and Duke Energy Ohio during 2006.

During 2004, $267 million of cash advances were received by Spectra Energy Capital from Duke Energy as a partial return of the income tax benefit associated with the transfer of deferred tax assets to Duke Energy in 2004. During the first quarter of 2005, Duke Energy forgave these advances of $267 million and Spectra Energy Capital classified the $267 million as an addition to Member’s Equity. Additionally, during the third quarter of 2005, Duke Energy forgave additional advances of $494 million and Spectra Energy Capital classified the $494 million as an addition to Member’s Equity. These transactions have been presented as a non-cash financing activity in the Consolidated Statements of Cash Flows for the year ended December 31, 2005.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

During the year ended December 31, 2005, Spectra Energy Capital received capital contributions of $269 million from Duke Energy, which Spectra Energy Capital classified as an addition to Member’s Equity. Additionally, during the year ended December 31, 2005, Spectra Energy Capital advanced $242 million to Duke Energy. These transactions are presented as a component of net cash used in financing activities for the year ended December 31, 2005.

During the year ended December 31, 2004, Spectra Energy Capital received $107 million in advances from Duke Energy. This transaction is presented as a component of net cash used in financing activities for the year ended December 31, 2004.

Certain balances due to or due from Duke Energy or other affiliates included in the Consolidated Balance Sheets as of December 31, 2006 and December 31, 2005 are as follows. See additional transactions and balances described below.

Assets/(Liabilities)	December 31, 2006	December 31, 2005
	(in millions)
Advances receivable/(payable)(b)	$2	$(30)
Accounts receivable	15	—
Taxes receivable(a)	—	187
Other noncurrent assets(d)	27	—
Other current liabilities(c)	18	(2)

(a)	Taxes receivable are classified as Other Current Assets in the Consolidated Balance Sheets.
(b)	Advances receivable are included in Other within Investments and Other Assets on the Consolidated Balance Sheets. Advances payable are included in Other within Deferred Credits and Other Liabilities on the Consolidated Balance Sheets. The advances do not bear interest, are carried as open accounts and are not segregated between current and non-current amounts.
(c)	The balance is classified as Other Current Liabilities on the Consolidated Balance Sheets.
(d)	The balance is classified in Other within Investments and Other Assets on the Consolidated Balance Sheets.

For the years ended December 31, 2006, 2005 and 2004, Spectra Energy Capital recorded income in the amount of approximately $82 million, $68 million, and $155 million, respectively, related to management fees charged to an unconsolidated affiliate of Spectra Energy Capital. These amounts are recorded in Other Income and Expenses, net on the Consolidated Statements of Operations. Additionally, for the years ended December 31, 2006, 2005 and 2004, Spectra Energy Capital recognized recoveries of expenses in the amount of $777 million, $466 million and $416 million, respectively. These amounts represent recoveries of direct and allocated corporate governance and shared service costs charged to unconsolidated affiliates and are reflected as an offset within Operation, Maintenance, and Other and Depreciation and Amortization within Operating Expenses on the Consolidated Statements of Operations. Also included in Operations, Maintenance and Other within Operating Expenses in the Consolidated Statements of Operations for the year ended December 31, 2006 is approximately $23 million of allocated costs charged to Spectra Energy Capital by an affiliate of Cinergy, which excludes approximately $6 million which is included in Income (Loss) From Discontinued Operations, net of tax, on the Consolidated Statements of Operations.

Additionally, included in Operations, Maintenance and Other within Operating Expenses in the Consolidated Statements of Operations for the year ended December 31, 2006 is approximately $22 million related primarily to insurance premiums paid to Bison subsequent to the transfer of Bison to Duke Energy in April 2006.

Outstanding notes receivable from unconsolidated affiliates were $50 million as of December 31, 2005, which represents International Energy’s $50 million note receivable from the Campeche project, a 50% owned joint venture. Amounts are included in Notes Receivable on the Consolidated Balance Sheets. The outstanding note receivable had interest rates approximating current market rates.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

International Energy loaned money to Campeche to assist in the costs to build. International Energy received principal and interest payments of approximately $11 million, $5 million and $7 million from Campeche, a 50% owned DEI affiliate, during 2006, 2005 and 2004, respectively.

U.S. Transmission has a 50% ownership in two pipeline companies, Gulfstream, an operating pipeline, and Islander East, LLC, a development stage pipeline. Western Canada Transmission & Processing has 50% ownership in a power plant, McMahon Cogeneration Plant, a cogeneration natural gas fired facility transferred to Western Canada Transmission & Processing from DENA during 2005. Spectra Energy Capital provides certain administrative and other services to the pipeline companies and the power plant. Spectra Energy Capital recorded recoveries of costs from these affiliates of $19 million, $12 million, and $8 million during 2006, 2005, and 2004, respectively. The outstanding receivable from these affiliates was $5 million and $2 million as of December 31, 2006 and 2005, respectively.

In October 2005, Gulfstream issued $500 million aggregate principal amount of 5.56% Senior Notes due 2015 and $350 million aggregate principal amount of 6.19% Senior Notes due 2025. The proceeds were used by Gulfstream to pay off a construction loan and the balance of the proceeds, net of transaction costs, of approximately $620 million was distributed to the partners based upon their ownership percentage (approximately $310 million was received by U.S. Transmission and are included in Distributions from Equity Investments within Cash Flows from Investing Activities in the accompanying Consolidated Statements of Cash Flows).

Field Services sells a portion of its residue gas and NGLs to, purchases raw natural gas and other petroleum products from, and provides gathering and transportation services to unconsolidated affiliates (primarily TEPPCO GP, which was sold in February 2005). Total revenues from these affiliates were approximately $98 million for the six months ended June 30, 2005, and $278 million for the year ended December 31, 2004. Total purchases from these affiliates were approximately $77 million for the six months ended June 30, 2005, and $125 million for the year ended December 31, 2004. Total operating expenses were approximately $1 million for the six months ended June 30, 2005, and $4 million for the year ended December 31, 2004. Reductions in revenues and purchases in 2005 as compared to 2004 are principally due to the sale of TEPPCO GP and deconsolidation of DCP Midstream, effective July 1, 2005.

In July 2005, DCP Midstream was deconsolidated due to the transfer of a 19.7% interest to ConocoPhillips and has been subsequently accounted for as an equity investment (see Note 2). Spectra Energy Capital’s 50% of equity in earnings of DCP Midstream for the year ended December 31, 2006 and the period July 1, 2005 through December 31, 2005 was $574 million and $292 million, respectively, and Spectra Energy Capital’s investment in DCP Midstream as of December 31, 2006 was $1,166 million, which is included in Investments in Unconsolidated Affiliates in the accompanying Consolidated Balance Sheets. For the year ended December 31, 2006, Spectra Energy Capital had gas sales to, purchases from, and other operating revenues from affiliates of DCP Midstream of approximately $137 million, $41 million and $12 million, respectively. As of December 31, 2006, Spectra Energy Capital had trade receivables from and trade payables to DCP Midstream amounting to approximately $71 million and $56 million, respectively. Between July 1, 2005 and December 31, 2005, Spectra Energy Capital had gas sales to, purchases from, and other operating revenues from affiliates of DCP Midstream of approximately $67 million, $65 million and $12 million, respectively. As of December 31, 2005, Spectra Energy Capital had trade receivables from and trade payables to DCP Midstream of approximately $18 million and $47 million, respectively. Additionally, Spectra Energy Capital received approximately $725 million and $360 million for its share of distributions paid by DCP Midstream in 2006 and 2005, respectively. Spectra Energy Capital has recognized an approximate $64 million receivable as of December 31, 2006 due to its share of quarterly tax distributions declared by DCP Midstream in 2006 and paid in 2007, as compared to $90 million in 2005, which was paid in 2006. Of these distributions $573 million and $287 million were included in Other, assets within Cash Flows from Operating Activities for the years ended 2006 and 2005, respectively, and approximately $152 million and $73 million were included in Distributions from Equity Investments within Cash Flows from Investing Activities for the years ended 2006 and 2005, respectively, within the accompanying

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Consolidated Statements of Cash Flows. Summary financial information for DCP Midstream, which has been accounted for under the equity method since July 1, 2005 is as follows:

	Twelve-months Ended December 31, 2006	Six-months Ended December 31, 2005
	(in millions)
Operating revenues	$12,335	$7,463
Operating expenses	11,063	6,814
Operating income	1,272	649
Net income	1,135	584

	December 31, 2006	December 31, 2005
	(in millions)
Current assets	$2,129	$2,706
Non-current assets	4,767	5,005
Current liabilities	2,177	3,068
Non-current liabilities	2,391	2,038
Minority interest	71	95

As of December 31, 2006, there was an immaterial basis difference between Spectra Energy Capital’s carrying value of the investment in DCP Midstream and the value of Spectra Energy Capital’s proportionate share of the underlying net assets in DCP Midstream.

DCP Midstream is a limited liability company which is a pass-through entity for U.S. income tax purposes. DCP Midstream also owns corporations who file their own respective, federal, foreign and state income tax returns and income tax expense related to these corporations is included in the income tax expense of DCP Midstream. Therefore, DCP Midstream’s net income does not include income taxes for earnings which are pass-through to the members based upon their ownership percentage and Spectra Energy Capital recognizes the tax impacts of its share of DCP Midstream’s pass-through earnings in its income tax expense from continuing operations in the accompanying Consolidated Statements of Operations.

In 2005, DCP Midstream formed DCP Midstream Partners, LP (a master limited partnership). DCP Midstream Partners, LP (DCPLP) completed an initial public offering (IPO) transaction in December 2005 that resulted in net proceeds of approximately $210 million. As a result, DCP Midstream has a 42% ownership interest in DCPLP, consisting of a 40% limited partner ownership interest and a 2% general partner ownership interest. DCP Midstream’s ownership interest in the general partner of DCPLP is 100%. The gain on the IPO transaction has been deferred by DCP Midstream until DCP Midstream converts its subordinated units in DCP to common units, which will occur no earlier than December 31, 2008.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

An indirect wholly owned subsidiary of Spectra Energy Capital contributed all the membership interest in Crescent to a newly-formed joint venture causing Spectra Energy Capital to deconsolidate Crescent as of September 7, 2006 (see Note 12). Spectra Energy Capital’s 50% of equity in earnings of Crescent for the period from September 8, 2006 through December 31, 2006 was $15 million. As discussed in Note 1, in December 2006 Spectra Energy Capital transferred its investment in Crescent to Duke Energy. As a result of this transfer, the results of operations, as well as the equity earnings for the period subsequent to September 7, 2006, are included in Income (Loss) From Discontinued Operations, net of tax, on the Consolidated Statements of Operations. Summary financial information for Crescent, which has been accounted for under the equity method since September 7, 2006 is as follows:

September 7 through December 31, 2006
(in millions)
Operating revenues	$179
Operating expenses	152
Operating income	27
Net income	30

Also see Notes 2, 11, 14, and 17 for additional related party information.

11. Impairments, Severance, and Other Charges

Field Services.    During the year ended December 31, 2005, Field Services recorded a charge of approximately $120 million due to the reclassification into earnings of pre-tax unrealized losses from AOCI as a result of the discontinuance of certain cash flow hedges entered into to hedge Field Services’ commodity price risk. See Note 7 for a discussion of the impacts of the DCP Midstream disposition transaction on certain cash flow hedges.

In the third quarter of 2004, Field Services recorded impairments of approximately $22 million related to DCP Midstream operating assets. Additionally, in the third quarter of 2004, Field Services recorded an impairment of approximately $23 million related to equity method investments at DCP Midstream. The impairment is included in (Losses) Gains on Sales and Impairments of Equity Method Investments on the Consolidated Statements of Operations. The impairment charge was related to management’s assessment of the recoverability of some equity method investments. Field Services determined that these assets, which are located in the Gulf Coast, were impaired; therefore they were written down to fair value. Fair value was determined based on management’s best estimates of sales value and/or discounted future cash flow models.

Severance.    During 2002, Duke Energy communicated a voluntary and involuntary severance program across all segments to align the business with market conditions during that period. Severance plans related to the program were amended effective August 1, 2004 and applied to individuals notified of layoffs between that date and January 1, 2006.

Severance Reserve	Balance at January 1, 2006	Provision/ Adjustments	Noncash Adjustments(d)	Cash Reductions	Balance at December 31, 2006
	(in millions)
Distribution	2	—	—	(1)	1
Western Canada Transmission & Processing	1	—	—	—	1
Other(c)	28	15	(24)	(19)	—

Total(a)	$31	$15	$(24)	$(20)	$2

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

	Balance at January 1, 2005	Provision/ Adjustments	Noncash Adjustments	Cash Reductions	Balance at December 31, 2005
Distribution	$4	$1	$—	$(3)	2
Western Canada Transmission & Processing	2	—	(1)	—	1
Field Services(b)	—	1	(1)	—	—
International Energy	1	—	(1)	—	—
Other(c)	4	26	—	(2)	28

Total(a)	$11	$28	$(3)	$(5)	$31

	Balance at January 1, 2004	Provision/ Adjustments	Noncash Adjustments	Cash Reductions	Balance at December 31, 2004
U.S. Transmission	$5	$—	$(1)	$(4)	$—
Distribution	8	—	(1)	(3)	4
Western Canada Transmission & Processing	16	1	(4)	(11)	2
Field Services(b)	6	1	—	(7)	—
International Energy	6	—	(4)	(1)	1
Other(c)	49	3	(5)	(43)	4

Total(a)	$90	$5	$(15)	$(69)	$11

(a)	Substantially all expected severance costs will be applied to the reserves within one year.
(b)	Includes minority interest.
(c)	Severance expense (benefit) included in Income (Loss) From Discontinued Operations, net of tax in the Consolidated Statements of Operations was $(9) million, $25 million, and $(6) million for 2006, 2005, and 2004, respectively.
(d)	Approximately $13 million of noncash adjustments in 2006 relate to the transfer of Spectra Energy Capital businesses to Duke Energy and approximately $11 million relates to noncash adjustments at former DENA due to a change in estimate.

12. Discontinued Operations and Assets Held for Sale

As discussed in Note 1, in April 2006, Spectra Energy Capital indirectly transferred to Duke Energy Ohio its ownership interest in former DENA’s Midwestern plants. Accordingly, the results of operations for former DENA’s Midwestern assets up through April 1, 2006 have been reflected as discontinued operations within Commercial Power in the accompanying Consolidated Statements of Operations. No gain or loss was recognized on the distribution of these operations to Duke Energy as the transfer was among entities under common control.

Also as discussed in Note 1, in December 2006, Spectra Energy Capital transferred certain operations to Duke Energy. Operations transferred include International Energy, Spectra Energy Capital’s effective 50% interest Crescent and certain operations within Other, primarily DETM, DukeNet, Spectra Energy Capital’s 50% interest in D/FD and DEM. The results of these operations are presented as discontinued operations for the years ended December 31, 2006, 2005 and 2004 in the accompanying Consolidated Statements of Operations. No gain or loss was recognized on the distribution of these operations to Duke Energy as the transfer was among entities under common control. Approximately $5.1 billion of assets, $1.9 billion of liabilities (which includes approximately $0.9 billion of debt), $0.2 billion of minority interest and $3.0 billion of member’s equity were transferred from Spectra Energy Capital to Duke Energy in December 2006. Spectra Energy Capital does not anticipate significant continuing involvement in the transferred businesses.

During the third quarter of 2005, Duke Energy’s Board of Directors authorized and directed management to execute the sale or disposition of substantially all of former DENA remaining assets and contracts outside the

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Midwestern United States and certain contractual positions related to the Midwestern assets. The former DENA assets to be divested included:

•

Approximately 6,100 MW of power generation located primarily in the Western and Eastern United States, including all of the commodity contracts (primarily forward gas and power contracts) related to these facilities,

•

All remaining commodity contracts related to former DENA Southeastern generation operations, which were substantially disposed of in 2004, and certain commodity contracts related to former DENA Midwestern power generation facilities, and

•	Contracts related to former DENA energy marketing and management activities, which include gas storage and transportation, structured power and other contracts.

The results of operations of former DENA Western and Eastern United States generation assets, including related commodity contracts, certain contracts related to former DENA energy marketing and management activities and certain general and administrative costs, have been classified as discontinued operations within Other for the years ended December 31, 2006, 2005 and 2004 in the accompanying Consolidated Statements of Operations.

The following table summarizes the results classified as Income (Loss) from Discontinued Operations, net of tax, in the accompanying Consolidated Statements of Operations.

Discontinued Operations

	Operating Revenues	Pre-tax Earnings (Loss)	Income Tax Expense (Benefit)	Income (Loss) From Discontinued Operations, Net of Tax
	(in millions)
Year Ended December 31, 2006
Commercial Power	$15	$(16)	$(2)	$(14)
International Energy	961	64	54	10
Crescent	221	518	206	312
Other(a)	788	(197)	(197)	—

Total consolidated	$1,985	$369	$61	$308

Year Ended December 31, 2005
Field Services	$4	$—	$—	$—
Commercial Power	113	(78)	16	(94)
International Energy	745	275	110	165
Crescent	497	304	100	204
Other(a)	2,813	(1,128)	(122)	(1,006)

Total consolidated	$4,172	$(627)	$104	$(731)

Year Ended December 31, 2004
Field Services	$79	$(14)	$(5)	$(9)
Commercial Power	53	(104)	(8)	(96)
International Energy	704	454	81	373
Crescent	439	233	78	155
Other(a)	3,237	(31)	(201)	170

Total consolidated	$4,512	$538	$(55)	$593

(a)	Other includes the results for former DENA’s discontinued operations, excluding the operations of the Midwest and Southeast plants, which were previously reported in the DENA segment.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

There were no assets or liabilities classified as held for sale in the accompanying Consolidated Balance Sheets as of December 31, 2006. The following table presents the carrying values of the major classes of assets and associated liabilities held for sale in the accompanying Consolidated Balance Sheets as of December 31, 2005. All amounts at December 31, 2005 relate to businesses transferred to Duke Energy during December 2006 as discussed in Note 1, and primarily relate to former DENA’s assets that were sold to LS Power or Barclays during 2006, as discussed further below. However, the balances below do not include the assets and liabilities of the businesses transferred to Duke Energy in December 2006.

Summarized Balance Sheet Information for Assets and Associated Liabilities Held for Sale

December 31, 2005
(in millions)
Current assets	$1,528
Investments and other assets	2,059
Property, plant and equipment, net	1,538

Total assets held for sale	$5,125

Current liabilities	$1,488
Long-term debt	61
Deferred credits and other liabilities	2,024

Total liabilities associated with assets held for sale	$3,573

The following significant transactions of Spectra Energy Capital, the impacts of which are included in Income (Loss) From Discontinued Operations, net of tax on the Consolidated Statements of Income, occurred during the years ended December 31, 2006, 2005 and 2004.

Year Ended December 31, 2006

Acquisitions.    During the first quarter of 2006, International Energy closed on two transactions which resulted in the acquisition of an additional 27% interest in the Aguaytia Integrated Energy Project (Aguaytia), located in Peru, for approximately $31 million (approximately $18 million net of cash acquired). The project’s scope includes the production and processing of natural gas, sale of liquefied petroleum gas (LPG) and NGLs and the generation, transmission and sale of electricity from a 177 megawatt power plant. These acquisitions increased International Energy’s ownership in Aguaytia to 66% and resulted in Spectra Energy Capital accounting for Aguaytia as a consolidated entity. Prior to the acquisition of this additional interest, Aguaytia was accounted for as an equity method investment. No goodwill was recorded as a result of this acquisition.

During the first quarter of 2006, Spectra Energy Capital acquired the remaining 33 1/3% interest in Bridgeport Energy LLC (Bridgeport) from United Bridgeport Energy LLC (UBE) for approximately $71 million. No goodwill was recorded as a result of this acquisition. The assets and liabilities of Bridgeport were included as part of former DENA’s power generation assets which were sold to a subsidiary of LS Power Equity Partners (LS Power) (see below).

Dispositions.    Significant sales of other assets and equity investments during 2006 are detailed as follows:

•

Crescent.    On September 7, 2006, a wholly owned subsidiary of Spectra Energy Capital closed an agreement to create a joint venture of Crescent (the Crescent JV) with Morgan Stanley Real Estate Fund V U.S., L.P. (MSREF) and other affiliated funds controlled by Morgan Stanley (collectively the “MS Members”). Under the agreement, the Spectra Energy Capital subsidiary contributed all of the membership interests in Crescent to a newly-formed joint venture, which was ascribed an enterprise value of approximately $2.1 billion as of December 31, 2005. In conjunction with the formation of the Crescent JV, the joint venture, Crescent and Crescent’s subsidiaries entered into a credit agreement

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

with third party lenders under which Crescent borrowed approximately $1.21 billion, net of transaction costs, of which approximately $1.19 billion was immediately distributed to Spectra Energy Capital. Immediately following the debt transaction, the MS Members collectively acquired a 49% membership interest in the Crescent JV from Spectra Energy Capital for a purchase price of approximately $415 million. A 2% interest in the Crescent JV was also issued by the joint venture to the President and Chief Executive Officer of Crescent which is subject to forfeiture if the executive voluntarily leaves the employment of the Crescent JV within a three year period. Additionally, this 2% interest can be put back to the Crescent JV after three years or possibly earlier upon the occurrence of certain events at an amount equal to 2% of the fair value of the Crescent JV’s equity as of the put date. Therefore, the Crescent JV will accrue the obligation related to the put as a liability over the three year forfeiture period. In conjunction with the Crescent JV transaction, Spectra Energy Capital recognized a pre-tax gain on the sale of approximately $250 million in 2006. As a result of the Crescent transaction, Spectra Energy Capital no longer controlled the Crescent JV and on September 7, 2006 deconsolidated its investment in Crescent and accounted for its investment in the Crescent JV utilizing the equity method of accounting. The proceeds from the sale were recorded on the Consolidated Statements of Cash Flows as follows: approximately $1.2 billion in long-term debt proceeds, net of issuance costs, were classified as Proceeds from the issuance of long-term debt within Financing Activities, and approximately $380 million, which represents cash received from the MS Members net of cash held by Crescent as of the transaction date, were classified as Net proceeds from the sales of and distributions from equity investments and other assets, and sales of and collections on notes receivable within Investing Activities.

For the period from January 1, 2006 to September 7, 2006, Crescent commercial and multi-family real estate sales resulted in $254 million of proceeds and $201 million of net pre-tax gains. Sales primarily consisted of two office buildings at Potomac Yard in Washington, D.C. for a pre-tax gain of $81 million and land at Lake Keowee in northwestern South Carolina for a pre-tax gain of $52 million, as well as several other large land tract sales.

•

Other.    As discussed above, during the third quarter of 2005, Duke Energy’s Board of Directors authorized and directed management to execute the sale or disposition of substantially all of former DENA’s remaining assets and contracts outside the Midwestern United States and certain contractual positions related to the Midwestern assets. Approximately $700 million was incurred from the announcement date through December 31, 2006, of which approximately $230 million was incurred during the year ended December 31, 2006. In January 2006, Spectra Energy Capital signed an agreement to sell to LS Power former DENA’s entire fleet of power generation assets outside the Midwest. In May 2006, the transaction with LS Power closed. Total proceeds from the sale were approximately $1.6 billion. As of December 31, 2006, the exit activities of former DENA were substantially complete. See below for further discussion. In 2006, Spectra Energy Capital recognized an approximate $51 million pre-tax gain on the sale of available-for-sale securities that were included in Assets Held for Sale on the Consolidated Balance Sheets.

Impairments.    International Energy. In 2006, International Energy recorded a $50 million pre-tax other-than-temporary impairment charge related to an investment in Campeche, a natural gas compression facility in the Cantarell oil field in the Gulf of Mexico. Campeche project revenues are generated from the gas compression services agreement (GCSA) with the Mexican national oil company (PEMEX). The current GCSA expired in November 2006 and a nine month extension was executed in October 2006. In the second quarter of 2006, based on ongoing discussions with PEMEX, it was determined that there was a limited future need for Campeche’s gas compression services. Management of International Energy determined that it was probable that the Campeche investment would ultimately be sold or the GCSA would be renewed for a significantly lower rate. An other-than-temporary impairment loss was recorded to reduce the carrying value to management’s best estimate of realizable value. The charges consisted of a $17 million impairment of the carrying value of the equity method investment and a $33 million reserve against notes receivable from Campeche.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

In December 2006, Spectra Energy Capital engaged in discussions with a potential buyer of International Energy’s assets in Bolivia. Such discussions to sell the assets were subject to a binding agreement between the parties, which was finalized in February 2007 (subsequent to the December 2006 transfer of International Energy to Duke Energy), and resulted in the sale of International Energy’s 50% ownership interest in two hydroelectric power plants near Cochabamba, Bolivia to Econergy International for approximately $20 million. Based upon the agreed upon selling price of the assets, in December 2006 Spectra Energy Capital recorded pre-tax impairment charges of approximately $28 million. The impairment charges reduced the carrying value of the assets to the estimated selling price pursuant to the aforementioned agreement.

Year Ended December 31, 2005

Dispositions.    Significant sales of other assets and equity investments during 2005 are detailed as follows:

•

Crescent.    For the year ended December 31, 2005, Crescent’s commercial and multi-family real estate sales resulted in $372 million of proceeds and $197 million of net pre-tax gains. Sales included a large land sale in Lancaster County, South Carolina that resulted in $42 million of pre-tax gains, and several other “legacy” land sales. Additionally, Crescent had $45 million in pre-tax income related to a distribution from an interest in a portfolio of commercial office buildings.

•	Other. In connection with the exit plan of former DENA described above, Spectra Energy Capital recognized pre-tax losses of approximately $1.1 billion in 2005, principally related to:

•	The discontinuation of the normal purchase/normal sale exception for certain forward power and gas contracts (an approximate $1.9 billion pre-tax charge)

•

The reclassification of approximately $1.2 billion of pre-tax deferred net gains in AOCI for cash flow hedges of forecasted gas purchase and power sale transactions that will no longer occur as a result of the exit plan

•

Pre-tax impairments of approximately $0.2 billion to reduce the carrying value of the plants that are expected to be sold to their estimated fair value less cost to sell. Fair value of the assets that are expected to be sold was estimated based upon the signed agreement with LS Power, as discussed below

•	Pre-tax losses of approximately $0.4 billion as the result of selling certain gas transportation and structured contracts (as discussed further below), and

•

Pre-tax deferred gains in AOCI of approximately $0.2 billion related to the discontinued cash flow hedges of forecasted gas purchase and power sale transactions, which were recognized as the forecasted transactions occurred.

As of the September 2005 exit announcement date, management anticipated that additional charges would be incurred related to the exit plan, including termination costs for gas transportation, storage, structured power and other contracts of approximately $600 million to $800 million, which included approximately $40 million to $60 million of severance, retention and other transaction costs. Included in these amounts are the effects of former DENA’s November 2005 agreement to sell substantially all of its commodity contracts related to the Southeastern generation operations, which were substantially disposed of in 2004, certain commodity contracts related to former DENA Midwestern power generation facilities, and contracts related to former DENA energy marketing and management activities. Excluded from the contracts sold to Barclays are commodity contracts associated with the near-term value of former DENA West and Northeastern generation assets and with remaining gas transportation and structured power contracts. Approximately $470 million was incurred from the announcement date through December 31, 2005.

Among other things, the agreement provides that all economic benefits and burdens under the contracts were transferred to Barclays. Cash consideration paid to Barclays amounted to approximately $100 million in 2005 and approximately $600 million in January 2006. Additionally, in January 2006 Barclays provided Spectra

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Energy Capital with cash equal to the net cash collateral posted by former DENA under the contracts of approximately $540 million. The novation or assignment of physical power contracts was subject to FERC approval, which was received in January 2006.

In the first quarter of 2005, Spectra Energy Capital’s Grays Harbor facility was sold to an affiliate of Invenergy LLC, resulting in a pre-tax gain of approximately $21 million (excludes any potential contingent consideration).

In the third quarter of 2005, Spectra Energy Capital completed the sale of Bayside Power L.P. (Bayside) to affiliates of Irving Oil Limited (Irving), under which Irving would purchase Spectra Energy Capital’s 75% interest in Bayside.

Impairments.    International Energy. A $20 million other than temporary impairment in value of the Campeche investment was recognized during the third quarter of 2005 to write down the investment to its estimated fair value.

Crescent.    In the third quarter of 2005, Crescent recognized pre-tax impairment charges of approximately $16 million related to a residential community near Hilton Head Island, South Carolina, that includes both residential lots and a golf club, to reduce the carrying value of the community to its estimated fair value. This community had incurred higher than expected costs and had been impacted by lower than anticipated sales volume. The fair value of the remaining community assets was determined based upon management’s estimate of discounted future cash flows generated from the development and sale of the community.

Year Ended December 31, 2004

Dispositions.    Significant sales of other assets in 2004 are detailed as follows:

•

Field Services.    In February 2004, Field Services sold gas gathering and processing plant assets in West Texas to a third party purchaser for a sales price of approximately $62 million, which approximated these assets’ carrying value. Also, in December 2004, Field Services sold gas system and treating plant assets in Southeast New Mexico and South Texas, respectively. Field Services sold these assets for proceeds of approximately $6 million, with the carrying value being approximately equal to the sales price.

•

Commercial Power.    During 2004, a 25% undivided interest in Commercial Power’s Vermillion facility was sold for proceeds of approximately $44 million. This sale was anticipated in 2003 and, therefore, an $18 million pre-tax loss on sale was recorded during 2003.

•

International Energy    completed the sale of its 30% equity interest in Compañia de Nitrógeno de Cantarell, S.A. de C.V. (Cantarell) a nitrogen production and delivery facility in the Bay of Campeche, Gulf of Mexico on September 8, 2004. The sale resulted in $60 million in net proceeds and an approximate $2 million pre-tax gain. A $13 million non-cash charge related to a note receivable from Cantarell, was recorded in the first quarter of 2004.

•

Crescent.    For the year ended December 31, 2004, Crescent’s commercial and multi-family real estate sales resulted in $606 million of proceeds, and $197 million of net gains. Significant sales included commercial project sales, resulting primarily from the sale of a commercial project in the Washington, D.C. area in March; real estate sales due primarily to the sale of the Alexandria and Arlington land tracts in the Washington, D.C. area; and several large land tract sales.

•

Other. For the year ended December 31, 2004, Spectra Energy Capital’s discontinued operations included sales and impairments of merchant power plants located in Washington (“Grays Harbor” plant), Nevada (“Moapa” plant) and New Mexico (“Luna” plant) (collectively, the deferred plants). Details are as follows:

•	The partially completed Moapa facility was sold to Nevada Power Company and resulted in $186 million in net proceeds and a pre-tax gain of approximately $140 million.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

•

The partially completed Luna facility was sold to PNM Resources, Tucson Electric Power and Phelps Dodge Corporation. This sale resulted in net proceeds of $40 million and a pre-tax gain of $40 million.

•

In December 2004, Spectra Energy Capital agreed to sell the partially completed Grays Harbor facility to an affiliate of Invenergy LLC and terminated its capital lease associated with the dedicated pipeline which would have transported natural gas to the plant. This termination resulted in a $20 million pre-tax charge. As discussed above, in the first quarter of 2005, Grays Harbor was sold.

Additional assets and business sold in 2004 totaled $270 million in net proceeds. Those sales resulted in net pre-tax losses of $55 million. These sales primarily related to some contracts at DETM. DETM held a net liability position in certain contracts and, as part of the sale, DETM paid a third party net cash payments of $99 million related to the sale of these assets which are included in Cash Flows from Operating Activities. This resulted in a net loss of $65 million. Other significant sales included Duke Energy Royal LLC’s interest in six energy service agreements and DukeSolutions Huntington Beach, LLC, and DEM’s 15% ownership interest in Caribbean Nitrogen Company. DEM also sold its refined products operation in the Eastern United States. Spectra Energy Capital received approximately $58 million from the sale or collection of all of Duke Capital Partners LLC notes receivable, which resulted in an immaterial gain.

Impairments.    Field Services. In December 2004, based upon management’s assessment of the probable disposition of some plant and transportation assets in Wyoming, Field Services wrote down the book value of those assets by $4 million ($3 million net of minority interest) to $10 million, which represented the estimated fair value less cost to sell. In February 2005, these assets were exchanged for certain gathering assets in Oklahoma of equivalent fair value.

In September 2004, Field Services recorded a pre-tax impairment charge of approximately $23 million ($16 million net of minority interest) related to management’s current assessment of some additional gathering, processing, compression and transportation assets in Wyoming being held for sale. The estimated fair value of these assets less cost to sell was $27 million. In the first quarter of 2005, Field Services sold these assets for proceeds of $28 million, with the carrying value being approximately equal to the sales price.

Crescent.    In the fourth quarter of 2004, Crescent recorded pre-tax impairment charges of approximately $42 million related to two residential developments in Payson, Arizona, the Rim and Chaparral Pines, and one residential development in Austin, Texas, Twin Creeks. The impairment charges were related to long lived assets at the three properties. The developments had suffered from slower than anticipated absorption of available inventory. Fair value of the assets was determined based on management’s assessment of current operating results and discounted future cash flow models. Crescent also recorded pre-tax bad debt charges of $8 million related to notes receivable due from Rim Golf Investor, LLC and Chaparral Pines Investor, LLC.

International Energy.    In order to eliminate exposure to international markets outside of Latin America and Canada, International Energy decided in 2003 to pursue a possible sale or Initial Public Offering (IPO) of International Energy’s Asia-Pacific power generation and natural gas transmission business (the Asia-Pacific Business). As a result of this decision, International Energy recorded an after tax loss of $233 million during the fourth quarter of 2003, which represented the excess of the carrying value over the estimated fair value of the business, less estimated costs to sell. In the first quarter of 2004, International Energy determined it was likely that a bid in excess of the originally determined fair value would be accepted and thus recorded a $238 million after tax gain related to International Energy’s Asia-Pacific Business which restored the loss recorded during the fourth quarter of 2003.

In the second quarter of 2004, International Energy completed the sale of the Asia-Pacific Business to Alinta Ltd. for a gross sales price of approximately $1.2 billion. This resulted in recording an additional $40 million after tax gain in the second quarter of 2004. International Energy received approximately $390 million of cash

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

proceeds, net of approximately $840 million of debt retired (as a non-cash financing activity) as part of the Asia-Pacific Business.

International Energy held a receivable from Norsk Hydro ASA (Norsk) related to the 2003 sale of International Energy’s European business. In 2004, International Energy recorded a $14 million pre-tax allowance against the carrying value of the note based on management’s assessment of the probability of not collecting the entire note. In first quarter 2006, based on management’s best estimate of recoverability, International Energy recorded a pre-tax allowance of approximately $19 million against this receivable. During the second quarter of 2006, International Energy and Norsk signed a settlement agreement in which Norsk agreed to pay International Energy approximately $34 million in full settlement of International Energy’s receivable. In connection with this settlement, International Energy recorded an approximate $9 million pre-tax write-up of the receivable through a reduction in the valuation allowance. In July 2006, International Energy received the settlement proceeds.

13. Property, Plant and Equipment

	Estimated Useful Life	December 31,
		2006	2005
	(Years)	(in millions)
Land	—	$156	$264
Plant—Regulated
Natural gas transmission and distribution	20–82	11,018	10,810
Gathering and processing facilities(a)	20–25	1,616	1,570
Storage	11–122	882	717
Other buildings and improvements(a)	16–50	74	70
Plant—Unregulated
Electric generation(a)	20–50	—	3,899
Natural gas transmission and distribution	20–82	24	32
Gathering and processing facilities	20–25	760	678
Other buildings and improvements(a)	16–50	2	27
Equipment(a)	3–40	319	446
Vehicles	3–20	86	97
Construction in process	—	306	415
Other(a)	5–122	396	316

Total property, plant and equipment		15,639	19,341
Total accumulated depreciation—regulated(b)		(3,069)	(2,758)
Total accumulated depreciation—unregulated(b)		(176)	(897)

Total net property, plant and equipment		$12,394	$15,686

(a)	Includes capitalized leases: total of $4 million for 2006 and $48 million for 2005.
(b)	Includes accumulated amortization of capitalized leases: total of $1 million for 2006 and $19 million for 2005.

Capitalized interest, which includes the interest expense component of AFUDC, amounted to $35 million for 2006, $41 million for 2005, and $36 million for 2004.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

14. Debt and Credit Facilities

Summary of Debt and Related Terms

	Weighted- Average Rate	Year Due	December 31,
			2006	2005
	(in millions)
Unsecured debt	7.0%	2007–2036	$7,437	$8,857
Secured debt	6.6%	2007–2019	807	1,270
Capital leases	6.7%	2009	3	10
Other debt	—		19	29
Commercial paper(a)	5.5%		349	83
Fair value hedge carrying value adjustment		2008–2018	13	21
Unamortized debt discount and premium, net			(3)	(3)

Total debt(b)			8,625	10,267
Current maturities of long-term debt			(550)	(1,394)
Short-term notes payable and commercial paper(c)			(349)	(83)

Total long-term debt			$7,726	$8,790

(a)	The weighted-average days to maturity were 22 days as of December 31, 2006 and 3 days as of December 31, 2005.
(b)	As of December 31, 2006 and 2005, $3,820 million and $3,917 million of debt were denominated in Canadian dollars, respectively. As of December 31, 2005, $501 million of debt was denominated in Brazilian Reals.
(c)	Weighted-average rates on outstanding short-term notes payable and commercial paper was 5.5% as of December 31, 2006 and 3.3% as of December 31, 2005.

Unsecured Debt.    In November 2006, Union Gas issued 125 million Canadian dollars of 4.85% fixed-rate debentures (approximately $108 million U.S. dollar equivalents as of the closing date) due in 2022.

In September 2006, prior to the completion of the joint venture transaction of Crescent, as discussed in Note 2, the Crescent JV, Crescent and Crescent’s subsidiaries borrowed approximately $1.23 billion principal amount of debt. The net proceeds from the debt issuance of approximately $1.21 billion were recorded as a cash inflow within Financing Activities on the Consolidated Statements of Cash Flows and were distributed to Spectra Energy Capital. As a result of Spectra Energy Capital’s deconsolidation of Crescent effective September 7, 2006, Crescent’s outstanding debt balance of $1,298 million was removed from Spectra Energy Capital’s Consolidated Balance Sheets.

In September 2006, Union Gas issued 165 million Canadian dollars of 5.46% fixed-rate debentures (approximately $148 million in U.S. dollar equivalents as of the issuance date) due in 2036.

In November 2005, International Energy issued floating rate debt in Guatemala for $87 million (in USD) and in El Salvador for $75 million (in USD). These debt issuances have variable interest rate terms and mature in 2015. This debt was transferred by Spectra Energy Capital to Duke Energy in December 2006 (see Note 1).

On September 21, 2005, Union Gas issued 200 million Canadian dollars of 4.64% fixed-rate debentures (approximately $171 million in U.S. dollar equivalents as of the issuance date) due in 2016.

In August 2005, International Energy issued project-level debt in Peru, of which $75 million is denominated in U.S. dollars and approximately $34 million (in U.S. dollar equivalents as of the issuance date) is denominated in Peru Nuevos Soles. This debt was transferred to Duke Energy in December 2006 (see Note 1).

On March 1, 2005, redemption notices were sent to the bondholders of the $100 million PanEnergy 8.625% bonds due in 2025. These bonds were redeemed on April 15, 2005 at a redemption price of 104.03 or approximately $104 million.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Additionally, Spectra Energy Capital remarketed $750 million of its 4.32% senior notes due in 2006, underlying Duke Energy’s 8.00% Equity Units on August 11, 2004. As a result of the remarketing, the interest rate on the notes was reset to 4.331%, effective August 16, 2004. Spectra Energy Capital subsequently exchanged $400 million of the 4.331% notes for $408 million of 5.668% notes due in 2014. This transaction resulted in an approximate $6 million loss, which was included in Interest Expense in the Consolidated Statements of Operations for the year end December 31, 2004. Proceeds from the remarketed notes were used to purchase U.S. Treasury securities held by the collateral agent and, upon maturity, were used to satisfy the forward stock purchase contract component of Duke Energy’s 8% Equity Units in November 2004.

Secured Debt.    Other Assets Pledged as Collateral. As of December 31, 2006, secured debt consisted of project financing for Maritimes & Northeast Pipeline, LLC, and Maritimes & Northeast Pipeline, LP (collectively, M&N Pipeline). A portion of the assets, ownership interest and business contracts are pledged as collateral.

Floating Rate Debt.    Unsecured debt, secured debt and other debt included approximately $815 million of floating-rate debt as of December 31, 2006, and $1,213 million as of December 31, 2005. As of December 31, 2005, $488 million of Brazilian debt that is indexed annually to Brazilian inflation was included in floating rate debt. Other floating-rate debt is primarily based on commercial paper rates or a spread relative to an index such as a London Interbank Offered Rate for debt denominated in U.S. dollars, and Banker’s Acceptances for debt denominated in Canadian dollars. As of December 31, 2006 and 2005, the average interest rate associated with floating-rate debt was approximately 5.4% and 7.2%, respectively.

Maturities, Call Options and Acceleration Clauses.

Annual Maturities as of December 31, 2006

(in millions)
2007	$550
2008	295
2009	1,001
2010	756
2011	372
Thereafter	5,302

Total long-term debt(a)	$8,276

(a)	Excludes short-term notes payable and commercial paper of $349 million.

Spectra Energy Capital has the ability under certain debt facilities to call and repay the obligation prior to its scheduled maturity. Therefore, the actual timing of future cash repayments could be materially different than the above.

Available Credit Facilities and Restrictive Debt Covenants.    During the year ended December 31, 2006, Spectra Energy Capital terminated an $800 million syndicated credit facility and $710 million in bi-lateral credit facilities, offset by the addition of a new $350 million syndicated credit facility. The terminations of these credit facilities primarily reflect Spectra Energy Capital’s reduced liquidity needs as a result of exiting the former DENA business (see Note 12).

The issuance of commercial paper, letters of credit and other borrowings reduces the amount available under the available credit facilities.

Spectra Energy Capital’s debt and credit agreements contain various financial and other covenants. Failure to meet those covenants beyond applicable grace periods could result in accelerated due dates and/or termination of the agreements. As of December 31, 2006, Spectra Energy Capital was in compliance with those covenants. In

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

addition, credit agreements allow for acceleration of payments or termination of the agreements due to nonpayment, or in some cases, due to the acceleration of other significant indebtedness of the borrower or some of its subsidiaries. None of the debt or credit agreements contain material adverse change clauses.

Maritimes & Northeast Pipeline L.P. debt agreements, which had approximately $224 million outstanding at December 31, 2006, require that a deliverability report prepared by an Independent Reserve Engineer on the status of natural gas reserves be provided to the lender’s collateral agent and note trustee prior to November 27, 2007. Should this report demonstrate a sufficient level of natural gas reserves, no action will be required. If the report indicates an insufficient level of reserves, the loan agreements require that certain amounts be escrowed until sufficient cash balances have been built to retire the full amount of the associated outstanding debt at maturity or until a later report is provided indicating that reserves are available in quantities sufficient to eliminate the need to maintain such amounts in escrow.

Credit Facilities Summary as of December 31, 2006 (in millions)

			Amounts Outstanding
	Expiration Date	Credit Facilities Capacity	Commercial Paper	Letters of Credit	Total
Spectra Energy Capital LLC
$600 multi-year syndicated(a), (b)	June 2010	$600	$—	$13	$13
$350 364-day syndicated(b)	November 2007	350	349	—	349

Total Spectra Energy Capital LLC		950	349	13	362
Westcoast Energy Inc.
$173 multi-year syndicated(c)	June 2011	173	—	—	—
Union Gas Limited
$345 364-day syndicated(d)	June 2007	345	—	—	—

Total(g)		$1,468	$349	$13	$362

(a)	Credit facility contains an option allowing borrowing up to the full amount of the facility on the day of initial expiration for up to one year.
(b)	Credit facility contains a covenant requiring the debt-to-total capitalization ratio to not exceed 65%.
(c)	Credit facility is denominated in Canadian dollars totaling 200 million Canadian dollars and contains a covenant that requires the debt-to-total capitalization ratio to not exceed 75%.
(d)	Credit facility is denominated in Canadian dollars totaling 400 million Canadian dollars and contains a covenant that requires the debt-to-total capitalization ratio to not exceed 75% and an option at maturity allowing for the conversion of all outstanding loans to a term loan repayable up to one year after maturity date but not exceeding 18 months from the date of draw.

Spectra Energy Capital has approximately $695 million of credit facilities which expire in 2007, that are expected to be replaced.

15. Preferred and Preference Stock at Spectra Energy Capital’s Subsidiaries

In connection with the Westcoast acquisition in 2002, Spectra Energy Capital assumed preferred and preference shares at Westcoast and Union Gas. These preferred and preference shares at Westcoast and Union Gas totaled $225 million at both December 31, 2006 and 2005. Since these preferred and preference shares are redeemable at the option of holder, as well as Westcoast and Union Gas, these preferred and preference shares do not meet the definition of a mandatorily redeemable instrument under SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” As such, these preferred and preference shares are considered contingently redeemable shares and are included in Minority Interests on the Consolidated Balance Sheets.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

16. Commitments and Contingencies

General Insurance

Spectra Energy Capital carries, either directly or through Duke Energy’s captive insurance company, Bison, and its affiliates, insurance and reinsurance coverages consistent with companies engaged in similar commercial operations with similar type properties. Spectra Energy Capital’s insurance coverage includes (1) commercial general public liability insurance for liabilities arising to third parties for bodily injury and property damage resulting from Spectra Energy Capital’s operations; (2) workers’ compensation liability coverage to required statutory limits; (3) automobile liability insurance for all owned, non-owned and hired vehicles covering liabilities to third parties for bodily injury and property damage; (4) insurance policies in support of the indemnification provisions of Spectra Energy Capital’s by-laws and (5) property insurance covering the replacement value of all real and personal property damage, including damages arising from boiler and machinery breakdowns, earthquake, flood damage and extra expense. All coverages are subject to certain deductibles, terms and conditions common for companies with similar types of operations.

Spectra Energy Capital also maintains excess liability insurance coverage above the established primary limits for commercial general liability and automobile liability insurance. Limits, terms, conditions and deductibles are comparable to those carried by other energy companies of similar size.

The cost of Spectra Energy Capital’s general insurance coverages continued to fluctuate over the past year reflecting the changing conditions of the insurance markets.

As of January 2007, subsequent to the spin-off of Spectra Energy from Duke Energy, Spectra Energy Capital has its own captive insurance company that will provide similar coverage to that previously provided by Duke Energy.

Environmental

Spectra Energy Capital is subject to international, federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters. These regulations can be changed from time to time, imposing new obligations on Spectra Energy Capital.

Remediation activities.    Like others in the energy industry, Spectra Energy Capital and its affiliates are responsible for environmental remediation at various contaminated sites. These include some properties that are part of ongoing Spectra Energy Capital operations, sites formerly owned or used by Spectra Energy Capital entities, and sites owned by third parties. Remediation typically involves management of contaminated soils and may involve groundwater remediation. Managed in conjunction with relevant federal, state and local agencies, activities vary with site conditions and locations, remedial requirements, complexity and sharing of responsibility. If remediation activities involve statutory joint and several liability provisions, strict liability, or cost recovery or contribution actions, Spectra Energy Capital or its affiliates could potentially be held responsible for contamination caused by other parties. In some instances, Spectra Energy Capital may share liability associated with contamination with other potentially responsible parties, and may also benefit from insurance policies or contractual indemnities that cover some or all cleanup costs. All of these sites generally are managed in the normal course of business or affiliate operations. Management believes that completion or resolution of these matters will have no material adverse effect on Spectra Energy Capital’s consolidated results of operations, cash flows or financial position.

Extended Environmental Activities, Accruals.    Included in Other Current Liabilities and Other Deferred Credits and Other Liabilities on the Consolidated Balance Sheets were total accruals related to extended environmental-related activities of approximately $21 million and $50 million as of December 31, 2006 and 2005, respectively. These accruals represent Spectra Energy Capital’s provisions for costs associated with remediation activities at some of its current and former sites, as well as other relevant environmental contingent liabilities. Management believes that completion or resolution of these matters will have no material adverse effect on Spectra Energy Capital’s consolidated results of operations, cash flows or financial position.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Litigation

In connection with the transfer of certain businesses from Spectra Energy Capital to Duke Energy in December 2006, certain litigation matters that had previously involved Spectra Energy Capital were transferred to Duke Energy. Spectra Energy Capital does not have any future exposure or obligations related to such matters, and accordingly, such matters are not discussed below.

Sonatrach/Sonatrading Arbitration.    In an arbitration proceeding that commenced in January 2001 in London, Duke Energy LNG Sales Inc. (Duke LNG) claimed that Sonatrach, the Algerian state-owned energy company, together with its subsidiary, Sonatrading Amsterdam B.V. (Sonatrading), breached their shipping obligations under a liquefied natural gas (LNG) purchase agreement and related transportation agreements (the LNG Agreements) relating to Duke LNG’s purchase of LNG from Algeria and its transportation by LNG tanker to Lake Charles, Louisiana. Duke LNG sought damages of approximately $27 million. Sonatrading and Sonatrach claimed that Duke LNG had repudiated the LNG Agreements by allegedly failing to diligently perform LNG marketing obligations. Sonatrading and Sonatrach sought damages of approximately $250 million. In 2003, the arbitration tribunal issued a Partial Award on liability issues and found that Sonatrach and Sonatrading breached their obligations to provide shipping. The tribunal also found that Duke LNG breached the LNG Purchase Agreement by failing to perform marketing obligations. A hearing on damages was concluded in March 2006, and the tribunal issued its award on damages on November 30, 2006. Duke LNG was awarded approximately $20 million, plus interest, for Sonatrach’s breach of its shipping obligations. Sonatrach and Sonatrading were awarded an unspecified amount that management believes will, when calculated, be substantially less than the amount awarded to Duke LNG, and result ultimately in a net positive, but immaterial, award to Duke LNG. Duke LNG’s rights and obligations pertaining to this matter were retained by Spectra Energy Capital in connection with the spin-off in January 2007.

Citrus Trading Corporation (Citrus) Litigation.    On March 7, 2003, Citrus Trading Corp. (Citrus) filed a lawsuit against Duke Energy LNG Sales, Inc. (Duke LNG). The petition alleged that Duke LNG had breached the parties’ natural gas purchase contract dated December 22, 1998 (the Agreement) by failing to provide sufficient volumes of gas to Citrus. Duke LNG asserted that it had experienced a loss of LNG supply as a result of breaches of contract by its LNG supplier and transporter, Sonatrading Amsterdam B.V. (Sonatrading) and its parent company, Sonatrach, the Algerian State-owned energy company, and that this loss of LNG supply affected Duke LNG’s obligations and termination rights under the Agreement.

On April 14, 2003, following commencement of the Citrus lawsuit, Duke LNG terminated the Agreement on the grounds, among others, that Citrus failed to make a quarterly adjustment in the amount of its letter of credit as required under the Agreement. On April 16, 2003, Duke LNG filed a counterclaim demanding declaratory relief and unspecified damages for Citrus’ breach of the Agreement. Citrus denied that Duke LNG had the right to terminate the Agreement and claimed that Duke LNG’s termination of the Agreement was itself a breach entitling Citrus to resulting damages of approximately $190 million (excluding interest). On March 16, 2004, Citrus filed suit against PanEnergy Corp in the District Court of Harris County, Texas alleging that PanEnergy is financially responsible for losses incurred by Citrus as a result of Duke LNG’s alleged breaches. That state Court action was removed and consolidated with the action against Duke LNG in federal court. All liabilities associated with this litigation were assumed by Spectra Energy in connection with its spin-off from Duke Energy. Spectra Energy Capital had recorded a charge within Income (Loss) From Discontinued Operations, net of tax, on the Consolidated Statements of Operations of $100 million in December 2006 related to this matter. On January 29, 2007, Spectra Energy and Citrus entered into a binding agreement to settle this litigation for a payment by Spectra to Citrus in the amount of $100 million. The settlement payment was tendered to Citrus on January 30, 2007 and the lawsuit was subsequently dismissed with prejudice.

Duke Energy Retirement Cash Balance Plan.    A class action lawsuit was filed in federal court in South Carolina against Duke Energy and the Duke Energy Retirement Cash Balance Plan. Six causes of action are alleged, including violations of the Employee Retirement Income Security Act of 1974 (ERISA) and the Age Discrimination in Employment Act. These allegations arise out of the conversion of the Duke Power Company

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Employees’ Retirement Plan into the Duke Power Company Retirement Cash Balance Plan. The plaintiffs seek to represent present and former participants in the Duke Energy Retirement Cash Balance Plan. This group is estimated to include approximately 36,000 persons. Duke Energy filed its answer in March 2006. A second class action lawsuit was filed in federal court in South Carolina, alleging similar claims and seeking to represent the same class of defendants. The second case has been voluntarily dismissed, without prejudice, effectively consolidating it with the first case. It is not possible to predict with certainty whether Spectra Energy Capital will incur any liability or to estimate the damages, if any, that might be incurred in connection with this matter. Spectra Energy Capital has agreed to share these liabilities with Duke Energy in connection with the spin-off in January 2007.

Other Litigation and Legal Proceedings.    Spectra Energy Capital and its subsidiaries are involved in other legal, tax and regulatory proceedings in various forums arising in the ordinary course of business regarding contract, royalty, measurement and payment claims, some of which involve substantial monetary amounts. Management believes that the final disposition of these proceedings will not have a material adverse effect on Spectra Energy Capital’s consolidated results of operations, cash flows or financial position.

Spectra Energy Capital has exposure to certain legal matters that are described herein. As of December 31, 2006, and December 31, 2005, Spectra Energy Capital has recorded reserves of approximately $100 million and $150 million, respectively, for these proceedings and exposures, respectively. Spectra Energy Capital has insurance coverage for certain of these losses should they be incurred. These reserves represent management’s best estimate of probable loss as defined by SFAS No. 5, “Accounting for Contingencies.”

Spectra Energy Capital expenses legal costs related to the defense of loss contingencies as incurred.

Other Commitments and Contingencies

Algonquin is a 50% equity partner in the Islander East pipeline project, a proposed pipeline that would connect natural gas supplies to markets on Long Island, New York. This project has received FERC and other approvals, and is pending receipt of a Section 401 Water Quality Certificate from the State of Connecticut, which has been denied by the State and is the subject of an appeal before the 2nd Circuit Court of Appeals. Oral arguments on the appeal are scheduled to be heard in April 2007. Management believes that there are sufficient factual and legal bases supporting Spectra Energy Capital’s position that the State’s denial of certificate was improper. However, if the State’s position is ultimately upheld, Islander East and Algonquin will be unable to proceed with the project as it is currently configured. As of December 31, 2006, Islander East, owned 50% by Algonquin, had incurred development costs of approximately $61 million, and Algonquin had incurred development costs of approximately $19 million, all associated with the Islander East project. Management expects that certain of the development costs incurred to date, primarily purchased materials, could be utilized by other capital projects of Spectra Energy Capital.

As part of its normal business, Spectra Energy Capital is a party to various financial guarantees, performance guarantees and other contractual commitments to extend guarantees of credit and other assistance to various subsidiaries, investees and other third parties. These arrangements are largely entered into by Spectra Energy Capital. To varying degrees, these guarantees involve elements of performance and credit risk, which are not included on the Consolidated Balance Sheets. The possibility of Spectra Energy Capital having to honor its contingencies is largely dependent upon future operations of various subsidiaries, investees and other third parties, or the occurrence of certain future events. For further information see Note 17.

In addition, Spectra Energy Capital enters into various fixed-price, non-cancelable commitments to purchase transportation or throughput agreements and other contracts that may or may not be recognized on the Consolidated Balance Sheets.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Operating and Capital Lease Commitments

Spectra Energy Capital leases assets in several areas of its operations. Consolidated rental expense for operating leases classified in Income (Loss) From Continuing Operations was $36 million in 2006, $53 million in 2005 and $64 million in 2004, which is included in Operation, Maintenance and Other on the Consolidated Statements of Operations. For years ended December 31, 2006, 2005 and 2004, Spectra Energy Capital recorded pre-tax consolidated rental expense for operating leases classified in Income (Loss) From Discontinued Operations, net of tax, on the Consolidated Statements of Operations of $37 million, $27 million and $15 million, respectively. Amortization of assets recorded under capital leases included in continuing operations was included in Depreciation and Amortization on the Consolidated Statements of Operations. The following is a summary of future minimum lease payments under operating leases, which at inception had a noncancelable term of more than one year, and capital leases as of December 31, 2006:

	Operating Leases	Capital Leases
	(in millions)
2007	$30	$1
2008	27	1
2009	26	1
2010	23	—
2011	20	—
Thereafter	71	—

Total future minimum lease payments	$197	$3

17. Guarantees and Indemnifications

Spectra Energy Capital and its subsidiaries have various financial and performance guarantees and indemnifications which are issued in the normal course of business. As discussed below, these contracts include performance guarantees, stand-by letters of credit, debt guarantees, surety bonds and indemnifications. Spectra Energy Capital and its subsidiaries enter into these arrangements to facilitate a commercial transaction with a third party by enhancing the value of the transaction to the third party.

Spectra Energy Capital has issued performance guarantees to customers and other third parties that guarantee the payment and performance of other parties, including certain non-wholly owned entities. In contemplation of the spin-off (see Note 1), certain guarantees that were previously issued by Spectra Energy Capital were transferred to Duke Energy in 2006. For remaining guarantees of other Duke Energy obligations that are yet to be assigned, Duke Energy has indemnified Spectra Energy Capital against any losses incurred under these guarantee arrangements. As of December 31, 2006, Spectra Energy Capital had certain guarantees of Duke Energy subsidiaries that became guarantees of third-party performance upon separation from Duke Energy.

The maximum potential amount of future payments Spectra Energy Capital could have been required to make under these performance guarantees as of December 31, 2006 was approximately $615 million, of which approximately $215 million has been indemnified by Duke Energy, as discussed above. Of this amount, approximately $25 million relates to guarantees of the payment and performance of less than wholly owned consolidated entities. Approximately $40 million of the performance guarantees expire between 2007 and 2009, with the remaining performance guarantees expiring after 2009 or having no contractual expiration.

Additionally, Spectra Energy Capital has issued joint and several guarantees to some of the D/FD project owners, guaranteeing the performance of D/FD under its engineering, procurement and construction contracts and other contractual commitments. Substantially all of these guarantees have no contractual expiration and no stated maximum amount of future payments that Spectra Energy Capital could be required to make. Additionally, Fluor Enterprises Inc., as 50% owner in D/FD, has issued similar joint and several guarantees to the same D/FD project owners. In accordance with the D/FD partnership agreement, each of the partners is responsible for 50% of any payments to be made under those guarantees.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Westcoast has issued performance guarantees to third parties guaranteeing the performance of unconsolidated entities, such as equity method investments, and of entities previously sold by Westcoast to third parties. Those guarantees require Westcoast to make payment to the guaranteed third party upon the failure of such unconsolidated or sold entity to make payment under some of its contractual obligations, such as debt, purchase contracts and leases. The maximum potential amount of future payments Westcoast could have been required to make under those performance guarantees as of December 31, 2006 was approximately $51 million. Of those guarantees, approximately $10 million expire in 2007, with the remainder having no contractual expiration.

Westcoast has issued guarantees of debt and performance guarantees associated with non-consolidated entities and less than wholly owned consolidated entities. If such entities were to default on payments or performance, Westcoast would be required under the guarantees to make payment on the obligation of the less than wholly owned entity. As of December 31, 2006 Westcoast was the guarantor of approximately $17 million of debt at Westcoast associated with less than wholly owned entities, which expire in 2019.

Spectra Energy Capital uses bank-issued stand-by letters of credit to secure the performance of non-wholly-owned entities to a third party or customer. Under these arrangements, Spectra Energy Capital has payment obligations to the issuing bank which are triggered by a draw by the third party or customer due to the failure of the non-wholly-owned entity to perform according to the terms of its underlying contract. The maximum potential amount of of future payments Spectra Energy Capital could have been required to make under these letters of credit as of December 31, 2006 was approximately $13 million.

In 1999, the Industrial Development Corp of the City of Edinburg, Texas (IDC) issued approximately $100 million in bonds to purchase equipment for lease to Duke Hidalgo (Hidalgo), a subsidiary of Duke Energy. Spectra Energy Capital unconditionally and irrevocably guaranteed the lease payments of Hidalgo to IDC through 2028. In 2000, Hidalgo was sold to Calpine Corporation and Spectra Energy Capital remained obligated under the lease guaranty. In January 2006, Hidalgo and its subsidiaries filed for bankruptcy protection in connection with the previous bankruptcy filing by its parent, Calpine Corporation in December 2005. Gross, undiscounted exposure under the guarantee obligation as of December 31, 2006 is approximately $200 million, including principal and interest payments. Spectra Energy Capital does not believe a loss under the guarantee obligation is probable as of December 31, 2006, but continues to evaluate the situation. Therefore, no reserves have been recorded for any contingent loss as of December 31, 2006. No demands for payment have been made under the guarantee. If losses are incurred under the guarantee, Spectra Energy Capital has certain rights which should allow it to mitigate such loss. Subsequent to the spin-off of Spectra Energy by Duke Energy, this guarantee remained with Spectra Energy Capital. However, Duke Energy indemnified Spectra Energy Capital against any future losses that could arise from payments required under this guarantee.

Spectra Energy Capital has entered into various indemnification agreements related to purchase and sale agreements and other types of contractual agreements with vendors and other third parties. These agreements typically cover environmental, tax, litigation and other matters, as well as breaches of representations, warranties and covenants. Typically, claims may be made by third parties for various periods of time, depending on the nature of the claim. Spectra Energy Capital’s potential exposure under these indemnification agreements can range from a specified amount, such as the purchase price, to an unlimited dollar amount, depending on the nature of the claim and the particular transaction. Spectra Energy Capital is unable to estimate the total potential amount of future payments under these indemnification agreements due to several factors, such as the unlimited exposure under certain guarantees.

At December 31, 2006, the amounts recorded for the guarantees and indemnifications mentioned above are immaterial, both individually and in the aggregate.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

18. Stock-Based Compensation

Effective January 1, 2006, Spectra Energy Capital adopted the provisions of SFAS No. 123(R). SFAS No. 123(R) establishes accounting for stock-based awards exchanged for employee and certain nonemployee services. Accordingly, for employee awards, equity classified stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period. Spectra Energy Capital is allocated stock-based compensation expense from Duke Energy as certain of its employees participate in Duke Energy’s stock-based compensation programs. Prior to the adoption of SFAS 123(R), Spectra Energy Capital applied APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and FIN 44, “Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB Opinion 25)” and provided the required pro forma disclosures of SFAS No. 123. Since the exercise price for all options granted under those plans was equal to the market value of the underlying common stock on the grant date, no compensation cost was recognized in the accompanying Consolidated Statements of Operations.

Spectra Energy Capital elected to adopt the modified prospective application method as provided by SFAS No. 123(R), and accordingly, financial statement amounts from the prior periods presented in this Form 10-K have not been restated. There were no modifications to outstanding stock options prior to the adoption of SFAS 123(R).

Spectra Energy Capital recorded pre-tax stock-based compensation expense included in continuing operations for the years ended December 31, 2006, 2005 and 2004 as follows, the components of which are further described below:

	For the Years Ended December 31,
	2006	2005	2004
	(in millions)
Stock Options	$2	$—	$—
Stock Appreciation Rights	2	1	1
Phantom Stock	7	5	3
Performance Awards	7	6	3
Other Stock Awards	—	—	1

Total	$18	$12	$8

The tax benefit in income from continuing operations associated with the recorded expense for the years ended December 31, 2006, 2005 and 2004 was approximately $7 million, $4 million and $3 million, respectively. Excluded from amounts above are pre-tax stock-based compensation expense of approximately $31 million, $26 million and $14 million for the years ended December 31, 2006, 2005 and 2004, respectively, that is included in Income (Loss) From Discontinued Operations, net of tax, on the Consolidated Statements of Operations. The tax benefit associated with the amounts that are in Income (Loss) From Discontinued Operations, net of tax, for the years ended December 31, 2006, 2005 and 2004 are approximately $11 million, $10 million and $5 million, respectively. There were no material differences in income from continuing operations, income tax expense, net income or cash flows from the adoption of SFAS No. 123(R).

The following table shows what net income (loss) would have been for Spectra Energy Capital if Duke Energy had applied the fair value recognition provisions of SFAS No. 123(R) to all stock-based compensation awards during prior periods.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Pro Forma Stock-Based Compensation

	Year ended December 31, 2005	Year ended December 31, 2004
	(in millions )
Net income (loss), as reported	$674	$(114)
Add: stock-based compensation expense included in reported net income (loss), net of related tax effects	24	14
Deduct: total stock-based compensation expense determined under fair value-based method for all awards, net of related tax effects	(26)	(22)

Pro forma net income (loss), net of related tax effects	$672	$(122)

Duke Energy’s 2006 Long-term Incentive Plan (the 2006 Plan), approved by shareholders in October 2006, reserved 60 million shares of common stock for awards to employees and outside directors. Duke Energy’s 1998 Long-term Incentive Plan, as amended (the 1998 Plan), reserved 60 million shares of common stock for awards to employees and outside directors. The 2006 Plan supersedes the 1998 Plan and no additional grants will be made from the 1998 Plan. Under the 2006 Plan and the 1998 Plan, the exercise price of each option granted cannot be less than the market price of Duke Energy’s common stock on the date of grant and the maximum option term is 10 years. The vesting periods range from immediate to five years. Duke Energy has historically issued new shares upon exercising or vesting of share-based awards.

Upon the acquisition of Westcoast in 2002, Duke Energy converted all stock options outstanding under the 1989 Westcoast Long-term Incentive Share Option Plan to Duke Energy stock options. Certain of these options also provide for share appreciation rights under which the holder of a stock option may, in lieu of exercising the option, exercise the share appreciation right. The exercise price of these options equals the market price on the date of grant and the maximum option term is 10 years. The vesting periods range from immediate to four years.

Stock Option Activity

	Options (in thousands)	Weighted- Average Exercise Price	Weighted- Average Remaining Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at December 31, 2005	19,493	$29
Employee transfers into Spectra Energy Capital, net of transfers out	612	31
Exercised	(3,299)	24
Forfeited or expired	(1,117)	35
Options held by employees transferred to Duke Energy in December 2006	(8,334)	32

Outstanding at December 31, 2006	7,355	28	4.3	$56

Exercisable at December 31, 2006	5,865	$31	3.7	$31

Options Expected to Vest	1,479	$17	6.7	$25

On December 31, 2005 and 2004, Spectra Energy Capital employees had approximately 16 million and 17 million exercisable options, respectively with a $32 weighted-average exercise price. The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was approximately $22 million, $14 million and $6 million, respectively. Cash received by Duke Energy from options exercised during the year ended December 31, 2006 was approximately $79 million, with a related tax benefit to Duke Energy of approximately $8 million. At December 31, 2006, Spectra Energy Capital had less than $1 million of future compensation cost which is expected to be recognized over a weighted-average period of less than one year.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

There were no options granted to Spectra Energy Capital employees during the years ended December 31, 2006, 2005 and 2004.

The 2006 Plan allows for a maximum of 15 million shares of common stock to be issued under various stock-based awards other than options and stock appreciation rights. The 1998 Plan allows for a maximum of 12 million shares of common stock to be issued under various stock-based awards. Payments for cash settled awards during the period were immaterial.

Performance Awards

Stock-based performance awards outstanding under the 1998 Plan generally vest over three years. Vesting for certain stock-based performance awards can occur in three years, at the earliest, if performance is met. Certain performance awards granted in 2006 contain market conditions based on the total shareholder return (TSR) of Duke Energy stock relative to a pre-defined peer group (relative TSR). These awards are valued using a path-dependent model that incorporates expected relative TSR into the fair value determination of Duke Energy’s performance-based share awards with the adoption of SFAS No. 123(R). The model uses three year historical volatilities and correlations for all companies in the pre-defined peer group, including Duke Energy, to simulate Duke Energy’s relative TSR as of the end of the performance period. For each simulation, Duke Energy’s relative TSR associated with the simulated stock price at the end of the performance period plus expected dividends within the period results in a value per share for the award portfolio. The average of these simulations is the expected portfolio value per share. Actual life to date results of Duke Energy’s relative TSR for each grant is incorporated within the model. Other awards not containing market conditions are measured at grant date price. Duke Energy awarded 790,230 shares (fair value of approximately $14 million) to employees of Spectra Energy Capital in the year ended December 31, 2006, 1,005,020 shares (fair value of approximately $27 million, based on the market price of Duke Energy’s common stock at the grant date) to Spectra Energy employees in the year ended December 31, 2005, and 1,442,140 shares (fair value of approximately $31 million, based on the market price of Duke Energy’s common stock at the grant date) to employees of Spectra Energy Capital in the year ended December 31, 2004.

The following table summarizes information about stock-based performance awards outstanding at December 31, 2006:

	Shares	Weighted Average Grant Date Fair Value
Number of Stock-based Performance Awards:
Outstanding at December 31, 2005	2,351,972	$25
Granted	790,230	18
Vested	(114,000)	27
Forfeited	(109,692)	25
Awards held by employees transferred to Duke Energy in December 2006	(1,553,400)	22

Outstanding at December 31, 2006	1,365,110	$25

Stock-based Performance Awards Expected to Vest	1,308,731	$25

The total fair value of the shares vested during the year ended December 31, 2006 and 2005 was approximately $3 million. As of December 31, 2006, Spectra Energy Capital had approximately $8 million of future compensation cost which is expected to be recognized over a weighted-average period of less than one year.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Phantom Stock Awards

Phantom stock awards outstanding under the 1998 Plan generally vest over periods from immediate to five years. Duke Energy awarded 582,040 shares (fair value of approximately $17 million) to Spectra Energy Capital employees based on the market price of Duke Energy’s common stock at the grant dates in the year ended December 31, 2006, 924,170 shares (fair value of approximately $25 million) in the year ended December 31, 2005, and 1,169,090 shares (fair value of approximately $25 million) in the year ended December 31, 2004.

The following table summarizes information about phantom stock awards outstanding at December 31, 2006:

	Shares	Weighted Average Grant Date Fair Value
Number of Phantom Stock Awards:
Outstanding at December 31, 2005	2,009,641	$25
Granted	582,040	29
Vested	(664,583)	25
Forfeited	(88,407)	26
Awards held by employees transferred to Duke Energy in December 2006	(999,543)	26

Outstanding at December 31, 2006	839,148	$28

Phantom Stock Awards Expected to Vest	805,895	$28

The total fair value of the shares vested during the years ended December 31, 2006, 2005 and 2004 was approximately $16 million, $9 million and $6 million, respectively. As of December 31, 2006, Spectra Energy Capital had approximately $7 million of future compensation cost which is expected to be recognized over a weighted-average period of 3.0 years.

Other Stock Awards

Other stock awards outstanding under the 1998 Plan generally vest over periods from three to five years. Duke Energy awarded 41,000 shares (fair value of approximately $1 million) to Spectra Energy Capital employees based on the market price of Duke Energy’s common stock at the grant dates in the year ended December 31, 2006, 47,000 shares (fair value of approximately $1 million) in the year ended December 31, 2005, and 169,160 shares (fair value of approximately $4 million) in the year ended December 31, 2004.

The following table summarizes information about other stock awards outstanding at December 31, 2006:

	Shares	Weighted Average Grant Date Fair Value
Number of Other Stock Awards:
Outstanding at December 31, 2005	122,937	$25
Granted	41,000	29
Vested	(18,630)	24
Forfeited	(10,200)	33
Awards held by employees transferred to Duke Energy in December 2006	(63,680)	28

Outstanding at December 31, 2006	71,427	$27

Other Stock Awards Expected to Vest	66,263	$27

The total fair value of the shares vested during the years ended December 31, 2006, 2005 and 2004 was less than $1 million, less than $1 million and approximately $1 million, respectively. As of December 31, 2006,

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Spectra Energy Capital had less than $1 million of future compensation cost which is expected to be recognized over a weighted-average period of 1.2 years.

Impact of Spin-off on Equity Compensation Awards of Employees of Spectra Energy Capital

As discussed in Note 1, on January 2, 2007, Spectra Energy, consisting principally of the operations of Spectra Energy Capital, was spun-off by Duke Energy to its shareholders. In connection with this transaction, Duke Energy distributed substantially all the shares of common stock of Spectra Energy to Duke Energy shareholders. The distribution ratio approved by Duke Energy’s Board of Directors was one-half share of Spectra Energy common stock for every share of Duke Energy common stock.

Effective with the spin-off, all previously granted Duke Energy long-term incentive plan equity awards were split into Duke Energy and Spectra Energy equity-related awards, consistent with the spinoff conversion ratio. Each equity award (stock option, phantom share, performance share and restricted stock award) was split into two awards: a Duke Energy award (issued by Duke Energy in Duke Energy shares) and a Spectra Energy award (issued by Spectra Energy in Spectra Energy shares). The number of shares covered by the Duke Energy adjusted award equal the number of shares covered by the original award, and the number of shares covered by the adjusted Spectra Energy award equal the number of shares that would have been received in the spinoff by a non-employee shareholder.

Stock option exercise prices were adjusted using a formula approved by the Duke Energy Compensation Committee that was designed to preserve the spread (whether “in the money” or “under water”) of each option.

All equity award adjustments were designed to equalize the fair value of each award before and after the spinoff. Accordingly, no additional compensation expense of significance resulted at the spinoff date as a result of the equity award adjustments.

Spectra Energy Capital’s future stock-based compensation expense will not be significantly impacted by the equity award adjustments that occurred as a result of the spinoff. Stock-based compensation expense recognized in future periods will correspond to the unamortized portion as of the spin-off of the original grant date fair value of the equity awards held by Spectra Energy Capital employees (regardless whether those awards are linked to Duke Energy stock or Spectra Energy stock).

19.	Employee Benefit Plans

Duke Energy U.S. Retirement Plans.    Up until the January 2, 2007 spin-off of the natural gas businesses by Duke Energy, Spectra Energy Capital and its subsidiaries participate in Duke Energy’s qualified non-contributory defined benefit retirement plan. The plan covers most U.S. employees using a cash balance formula. Under a cash balance formula, a plan participant accumulates a retirement benefit consisting of pay credits that are based upon a percentage (which may vary with age and years of service) of current eligible earnings and current interest credits.

Spectra Energy Capital’s policy is to fund amounts on an actuarial basis to provide assets sufficient to meet benefits to be paid to plan participants. Duke Energy did not make any contributions to its defined benefit retirement plan in 2006 or 2005. Duke Energy made voluntary contributions of $250 million in 2004.

Actuarial gains and losses are amortized over the average remaining service period of the active employees. The average remaining service period of the active employees covered by the retirement plan is 11 years. Duke Energy determines the market-related value of plan assets using a calculated value that recognizes changes in fair value of the plan assets over five years. Duke Energy uses a September 30 measurement date for its defined benefit retirement plan.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Effective with the separation from Duke Energy, Spectra Energy established a new non-contributory defined benefit retirement plan in which Spectra Energy Capital and its subsidiaries participate. In accordance with the separation agreement with Duke Energy, plan assets and liabilities associated with the employees and operations of Spectra Energy were transferred to Spectra Energy in January 2007. Benefits provided are substantially the same as those previously provided by Duke Energy.

Qualified Pension Plans

The fair value of Duke Energy’s U.S. plan assets (excluding Cinergy) was $3,022 million as of September 30, 2006 and $2,948 million as of September 30, 2005. The projected benefit obligation of Duke Energy’s U.S. plans (excluding Cinergy) was $2,847 million as of September 30, 2006 and $2,853 million as of September 30, 2005. The accumulated benefit obligation of Duke Energy’s U.S. plans (excluding Cinergy) was $2,719 million as of September 30, 2006 and $2,753 million at September 30, 2005.

Spectra Energy Capital’s pre-tax net periodic pension benefit for the U.S. plans included in continuing operations, as allocated by Duke Energy, was $1 million for 2006, $4 million for 2005 and $6 million for 2004. These amounts exclude pre-tax pension cost of $11 million, $17 million and $22 million for the years ended December 31, 2006, 2005 and 2004, respectively, related to entities transferred to Duke Energy, which are reflected in Income (Loss) From Discontinued Operations, net of tax, in the Consolidated Statements of Operations (see Note 1).

Non-Qualified Pension Plans

Duke Energy maintains, and Spectra Energy Capital participates in, a non-qualified, non-contributory defined benefit retirement plan which covers certain U.S. executives. There are no plan assets. The projected benefit obligation was $84 million as of September 30, 2006 and $86 million as of September 30, 2005.

Spectra Energy Capital’s pre-tax net periodic pension cost for the U.S. plan, as allocated by Duke Energy, was $1 million for 2006, 2005 and 2004, respectively. These amounts exclude pre-tax pension cost of $3 million, $3 million and $4 million for the years ended December 31, 2006, 2005 and 2004, respectively, related to entities transferred to Duke Energy, which are reflected in Income (Loss) From Discontinued Operations, net of tax, in the Consolidated Statements of Operations (see Note 1).

Duke Energy also sponsors, and Spectra Energy Capital participates in, employee savings plans that cover substantially all U.S. employees. Most employees participate in a matching contribution formula where Duke Energy provides a matching contribution generally equal to 100% of before-tax employee contributions, of up to 6% of eligible pay per pay period. Spectra Energy Capital expensed pre-tax employer matching contributions, as allocated by Duke Energy, of $8 million in 2006, $7 million in 2005 and $7 million in 2004. These amounts exclude pre-tax expenses of $14 million for 2006, $13 million for 2005 and $13 million for 2004, related to entities transferred to Duke Energy, which are reflected in Income (Loss) From Discontinued Operations, net of tax, in the Consolidated Statements of Operations.

Westcoast Canadian Retirement Plans.    The Westcoast benefit plans are reported separately due to actuarial assumption differences. Westcoast and its subsidiaries maintain qualified and non-qualified contributory and non-contributory defined benefit (DB) and defined contribution (DC) retirement plans covering substantially all employees of Spectra Energy Capital’s Canadian operations. The DB plans provide retirement benefits based on each plan participant’s years of service and final average earnings. Under the DC plans, company contributions are determined according to the terms of the plan and based on each plan participant’s age, years of service and current eligible earnings. Westcoast also provides non-registered defined benefit supplemental pensions to all employees who retire under a defined benefit registered pension plan and whose pension is limited by the maximum pension limits under the Income Tax Act (Canada).

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Westcoast’s policy is to fund the DB plans on an actuarial basis and in accordance with Canadian pension standards legislation, in order to accumulate assets sufficient to meet benefits to be paid. Contributions to the DC plans are determined in accordance with the terms of the plan. Spectra Energy Capital made contributions to the Westcoast DB plans of approximately $44 million in 2006, $42 million in 2005 and $26 million in 2004. Spectra Energy Capital also made contributions to the DC plans of $4 million in 2006, $3 million in 2005 and $3 million in 2004.

The prior service cost and actuarial gains and losses are amortized over the average remaining service period of the active employees. The average remaining service period of the active employees covered by the qualified DB retirement plans is 10 years. The average remaining service period of the active employees covered by the non-qualified DB retirement plan is 14 years. Westcoast uses a September 30 measurement date for its plans.

Spectra Energy Capital adopted the disclosure and recognition provisions of SFAS No. 158, effective December 31, 2006. The following table describes the total incremental effect of the adoption of SFAS No. 158 on individual line items in the December 31, 2006 Consolidated Balance Sheet, including Accumulated Other Comprehensive Income.

Incremental Effect of the Adoption of SFAS No. 158 on Individual Line Items in the Consolidated Balance Sheet As of December 31, 2006 for Westcoast

	Before Application of SFAS No. 158	Adjustment	After Application of SFAS No. 158
	(in millions)
Accrued pension and other post-retirement liabilities(a)	$(223)	$(69)	$(292)
Intangible Assets	6	(6)	—
Pre-funded pension costs	—	—	—
Regulatory Assets	—	—	—
Deferred income tax assets	32	27	59
Accumulated other comprehensive income, net of tax	61	48	109

Total Recognized	$(124)	$—	$(124)

(a)	Includes approximately $10 million that is reflected in Other within Current Liabilities in the Consolidated Balance Sheets at December 31, 2006.

Qualified Pension Plans

Components of Net Periodic Pension Costs for Westcoast: Qualified Pension Plans—for the years ended December 31,

	2006	2005	2004
	(in millions)
Service cost benefit earned during the year	$13	$9	$8
Interest cost on projected benefit obligation	31	29	26
Expected return on plan assets	(33)	(27)	(24)
Amortization of prior service cost	1	1	—
Amortization of loss	10	4	3
Special termination benefit cost	—	—	1

Net periodic pension costs / (income)	$22	$16	$14

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Reconciliation of Funded Status to Net Amount Recognized for Westcoast: Qualified Pension Plans—as of December 31,

	2006	2005
	(in millions)
Change in Projected Benefit Obligation
Obligation at prior measurement date	$616	$480
Service cost	13	9
Interest cost	31	29
Actuarial losses / (gains)	20	89
Participant contributions	3	3
Benefits paid	(32)	(28)
Obligation assumed from acquisition	—	11
Foreign currency impact	2	23

Obligation at measurement date	$653	$616

Change in Fair Value of Plan Assets
Plan assets at prior measurement date	$475	$362
Actual return on plan assets	32	63
Benefits paid	(32)	(28)
Employer contributions	45	48
Plan participants’ contributions	3	3
Assets received on acquisition	—	10
Foreign currency impact	2	17

Plan assets at measurement date	$525	$475

Funded status	$(128)	$(141)
Unrecognized net experience loss	—	122
Unrecognized prior service cost	—	8
Contributions between measurement date and year end	12	13

Net amount recognized	$(116)	$2

For Westcoast, the accumulated benefit obligation was $588 million at September 30, 2006 and $562 million at September 30, 2005.

Qualified Pension Plans—Amounts Recognized in the Consolidated Balance Sheets for Westcoast Consist of:—as of December 31,

	2006	2005
	(in millions)
Accrued pension liability	$(116)	$(76)
Intangible asset	—	7
Deferred income tax asset	—	25
Accumulated other comprehensive income	—	46

Net amount recognized	$(116)	$2

As a result of the adoption of SFAS No. 158, certain previously unrecognized amounts were recognized in the amounts noted above with an offset to Accumulated Other Comprehensive Income and Deferred Income Taxes as of December 31, 2006. The table below details the components of these balances.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Qualified Pension Plans—Amounts Recognized in Accumulated Other Comprehensive Income for Westcoast Consist of:—as of December 31, 2006 (in millions)

Deferred income tax asset	$(49)
Prior service cost	8
Net actuarial loss	132

Net amount recognized – Accumulated other comprehensive income	$91

At December 31, 2006, approximately $8 million of unrecognized losses and $1 million of unrecognized prior service costs were included in Accumulated Other Comprehensive Income in the Consolidated Balance Sheets that will be recognized in net periodic qualified pension costs in 2007.

Additional Information:

Qualified Pension Plans—Information for Plans with Accumulated Benefit Obligation in Excess of Plan Assets for Westcoast:

	2006	2005
	(in millions)
Projected benefit obligation	$637	$602
Accumulated benefit obligation	576	551
Fair value of plan assets	511	464

Qualified Pension Plans—Assumptions Used for Pension Benefits Accounting for Westcoast

	2006	2005	2004
	(percentages)
Benefit Obligations
Discount rate	5.00	5.00	6.25
Salary increase	3.50	3.25	3.25
Net Periodic Benefit Cost
Discount rate	5.00	6.25	6.00
Salary increase	3.25	3.25	3.25
Expected long-term rate of return on plan assets	7.25	7.50	7.50

For Westcoast the discount rate used to determine the pension obligation is prescribed as the yield on Canadian corporate AA bonds at the measurement date of September 30. The yield is selected based on bonds with cash flows that match the timing and amount of the expected benefit payments under the plan.

Qualified Pension Plan Assets—Westcoast:

	Target Allocation	Percentage of Plan Assets at September 30
Asset Category		2006	2005
Canadian equity securities	30%	29%	42%
U.S. equity securities	15	15	11
EAFE equity securities(a)	15	16	15
Debt securities	40	40	32

Total	100%	100%	100%

(a)	EAFE—Europe, Australasia, Far East

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Westcoast assets for registered pension plans are maintained by a Master Trust. The investment objective of the master trust is to achieve reasonable returns on trust assets, subject to a prudent level of portfolio risk, for the purpose of enhancing the security of benefits for participants. The asset allocation targets were set after considering the investment objective and the risk profile with respect to the trust. Canadian equities are held for their high expected return. Non-Canadian equities are held for their high expected return as well as diversification relative to Canadian equities and debt securities. Debt securities are also held for diversification.

The long-term rate of return of 7.25% as of September 30, 2006 for the Westcoast assets was developed using a weighted-average calculation of expected returns based primarily on future expected returns across classes considering the use of active asset managers. The weighted-average returns expected by asset classes were 2.5% for Canadian equities, 1.3% for U.S. equities, 1.4% for Europe, Australasia and Far East equities, and 2.0% for fixed income securities.

The following benefit payments, which reflect expected future service, as appropriate, as expected to be paid over the next five years and thereafter:

Qualified Pension Plans—Expected Westcoast Benefit Payments

(in millions)
Years Ended December 31,
2007	$31
2008	31
2009	32
2010	33
2011	34
2012 – 2016	201

Non-Qualified Pension Plans

Westcoast also provides non-registered defined benefit supplemental pensions to all employees who retire under a defined benefit registered pension plan and whose pension is limited by the maximum pension limits under the Income Tax Act (Canada).

Components of Net Periodic Pension Costs for Westcoast—for the years ended December 31,

	2006	2005	2004
	(in millions)
Service cost benefit earned during the year	$1	$1	$—
Interest cost on projected benefit obligation	4	4	4
Amortization of loss	1	—	—

Net periodic pension costs / (income)	$6	$5	$4

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Non-Qualified Pension Plans- Reconciliation of Funded Status to Net Amount Recognized for Westcoast: as of and for the Years Ended December 31,

	2006	2005
	(in millions)
Change in Projected Benefit Obligation
Obligation at prior measurement date	$84	$66
Service cost	1	1
Interest cost	4	4
Actuarial losses / (gains)	3	14
Benefits paid	(4)	(3)
Foreign currency impact	—	2

Obligation at measurement date	$88	$84

Change in Fair Value of Plan Assets
Plan assets at prior measurement date	$—	$—
Benefits paid	(4)	(3)
Employer contributions	4	3
Plan assets at measurement date	$—	$—
Funded status	$(88)	$(84)
Unrecognized net experience loss	—	23
Contributions between measurement date and year end	2	1

Accrued pension liability	$(86)	$(60)

For Westcoast, the accumulated benefit obligation was $83 million at September 30, 2006 and $82 million at September 30, 2005.

Non-Qualified Pension Plans—Amounts Recognized in the Consolidated Balance Sheets for Westcoast Consist of:— as of December 31,

	2006	2005
	(in millions)
Accrued pension liability(a)	$(86)	(81)
Accumulated other comprehensive income	—	21

Net amount recognized	$(86)	$(60)

(a)	Includes approximately $6 million recognized in Other within Current Liabilities on the Consolidated Balance Sheets as of December 31, 2006.

As a result of the adoption of SFAS No. 158, certain previously unrecognized amounts were recognized in the amounts noted above with an offset to Accumulated Other Comprehensive Income and Deferred Income Taxes as of December 31, 2006. The table below details the components of these balances.

Non-Qualified Pension Plans—Amounts Recognized Accumulated Other Comprehensive Income for Westcoast Consist of:—as of December 31, 2006

(in millions)
Deferred income tax liability (asset)	$(9)
Net actuarial loss	25

Net amount recognized- Accumulated other comprehensive income	$16

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

At December 31, 2006, approximately $1 million of unrecognized losses was included in Accumulated Other Comprehensive Income in the Consolidated Balance Sheets that will be recognized in net periodic non-qualified pension costs in 2007.

Additional Information:

Non-Qualified Pension Plans—Information for Plans with Accumulated Benefit Obligation in Excess of Plan Assets for Westcoast

	2006	2005
	(in millions)
Projected benefit obligation	$88	$84
Accumulated benefit obligation	83	82

Non-Qualified Pension Plans—Assumptions Used for Pension Benefits Accounting for Westcoast

	2006	2005	2004
	(percentages)
Benefit Obligations
Discount rate	5.00	5.00	6.25
Salary increase	3.50	3.25	3.25
Net Periodic Benefit Cost
Discount rate	5.00	6.25	6.00
Salary increase	3.25	3.25	3.25

For Westcoast the discount rate used to determine the pension obligation is prescribed as the yield on Canadian corporate AA bonds at the measurement date of September 30. The yield is selected based on bonds with cash flows that match the timing and amount of the expected benefit payments under the plan.

Non-Qualified Plans—Expected Westcoast Benefit Payments

Years Ended December 31,	(In millions)
2007	$5
2008	5
2009	5
2010	5
2011	5
2012 – 2016	26

Other Post-Retirement Benefit Plans

Duke Energy U.S. Other Post-Retirement Benefits.    Spectra Energy Capital and most of its subsidiaries, in conjunction with Duke Energy, provide certain health care and life insurance benefits for retired employees on a contributory and non-contributory basis. Employees are eligible for these benefits if they have met age and service requirements at retirement, as defined in the plans.

These benefit costs are accrued over an employee’s active service period to the date of full benefits eligibility. The net unrecognized transition obligation is amortized over approximately 20 years. Actuarial gains and losses are amortized over the average remaining service period of the active employees. The average remaining service period of the active employees covered by the plan is 13 years.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

The fair value of Duke Energy’s plan assets was $237 million as of September 30, 2006 and $242 million as of September 30, 2005. The accumulated post-retirement benefit obligation was $767 million as of September 30, 2006 and $791 million as of September 30, 2005.

Spectra Energy Capital’s pre-tax net periodic post-retirement benefit cost included in continuing operations, as allocated by Duke Energy, was $9 million for 2006, 2005 and 2004, respectively. These amounts exclude pre-tax post retirement benefit cost of $10 million in each of 2006, 2005 and 2004 related to entities transferred to Duke Energy, which are reflected in Income From Discontinued Operations, net of tax, in the Consolidated Statements of Operations (see Note 1).

Westcoast Other Post-Retirement Benefits.    Westcoast provides health care and life insurance benefits for retired employees on a non-contributory basis. Employees are eligible for these benefits if they have met age and service requirements at retirement, as defined in the plans. Effective December 31, 2003, a new plan was implemented for all non bargaining employees and the majority of bargaining employees. The new plan applies for employees retiring on and after January 1, 2006. The new plan is predominantly a defined contribution plan as compared to the existing defined benefit program.

Other post-retirement benefit costs are accrued over an employee’s active service period to the date of full benefits eligibility. Actuarial gains and losses are amortized over the average remaining service period of the active employees covered by the plans. The average remaining service period of the active employees is 18 years.

Other Post-Retirement Benefit Costs—Components of Net Periodic Other Post-Retirement Benefit Costs for Westcoast – for the years ended December 31,

	2006	2005	2004
	(in millions)
Service cost benefit earned during the year	$4	$3	$3
Interest cost on accumulated post-retirement benefit obligation	7	6	5
Amortization of prior service cost	(1)	(1)	(1)
Amortization of loss	2	1	1

Net periodic other post-retirement benefit costs	$12	$9	$8

Other Post-Retirement Benefits Costs—Reconciliation of Funded Status to Accrued Other Post-Retirement Benefit Costs for Westcoast —as of December 31,

	2006	2005
	(in millions)
Change in Benefit Obligation
Accumulated post-retirement benefit obligation at prior measurement date	$117	$86
Service cost	4	3
Interest cost	7	6
Actuarial (gain)/loss	(34)	21
Benefits paid	(4)	(3)
Foreign currency impact	1	4

Accumulated post-retirement benefit obligation at measurement date	$91	$117

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

	2006	2005
	(in millions)
Change in Fair Value of Plan Assets
Plan assets at prior measurement date	$—	$—
Benefits paid	(4)	(3)
Employer contributions	4	3

Plan assets at measurement date	$—	$—

Funded status	$(91)	$(117)
Employer contributions made after measurement date	1	1
Unrecognized net experience loss	—	49
Unrecognized prior service cost	—	(11)

Accrued other post-retirement benefit costs recognized	$(90)	$(78)

Other Post-Retirement Benefit Plans—Amounts Recognized in the Consolidated Balance Sheets for Westcoast Consist of:

	2006	2005
	(in millions)
Accrued other post-retirement liability(a)	$(90)	$(78)

Net amount recognized	$(90)	$(78)

(a)	Includes approximately $4 million recognized in Other within Current Liabilities on the Consolidated Balance Sheets as of December 31, 2006.

As a result of the adoption of SFAS No. 158, certain previously unrecognized amounts were recognized in the amounts noted above with an offset to Accumulated Other Comprehensive Income and Deferred Income Taxes as of December 31, 2006. The table below details the components of these balances.

Other Post-Retirement Benefit Plans—Amounts Recognized in Accumulated Other Comprehensive Income for Westcoast Consist of:—as of December 31, 2006

(in millions)
Deferred income tax asset	$(1)
Prior Service Cost	(11)
Net Actuarial Loss	14

Net amount recognized—Accumulated other comprehensive income	$2

Other Post Retirement Benefit Plans—Amounts in Accumulated Other Comprehensive Income for Westcoast to be Recognized in Net Periodic Other Post-Retirement Benefit Costs in 2007 Consist of (in millions):

Unrecognized Prior Service Cost	$(1)

Net amount to be recognized	$(1)

For measurement purposes, plan assets were valued as of September 30 for Westcoast plans.

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

Other Post-Retirement Benefits—Assumptions Used for Other Post-Retirement Benefits Accounting for Westcoast

	(percentages)
Determined Benefit Obligations	2006	2005	2004
Discount rate	5.00	5.00	6.25
Salary increase	3.50	3.25	3.25

Determined Expense
Discount rate	5.00	6.25	6.00
Salary increase	3.25	3.25	3.25

For Westcoast the discount rate used to determine the post-retirement obligation is prescribed as the yield on Canadian corporate AA bonds at the measurement date of September 30. The yield is selected based on bonds with cash flows that match the timing and amount of the expected benefit payments under the plan.

Assumed Health Care Cost Trend Rates

	2006	2005
Health care cost trend rate assumed for next year	8.0%	7.00%
Rate to which the cost trend is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2010	2008

Sensitivity to Changes in Assumed Health Care Cost Trend Rates Westcoast Plans (millions)

	1-Percentage- Point Increase	1-Percentage- Point Decrease
Effect on total service and interest costs	$2	$(1)
Effect on post-retirement benefit obligation	6	(5)

Westcoast expects to make the future benefit payments, which reflect expected future service, as appropriate. Duke Energy expects to receive future subsidies under Medicare Part D. The following benefit payments and subsidies are expected to be paid (or received) over each of the next five years and thereafter.

Other Post-Retirement Plans—Expected Benefit Payments (in millions)

Westcoast Plans
2007	$4
2008	4
2009	4
2010	4
2011	4
2012 – 2016	23

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

20. Other Income and Expenses, net

The components of Other Income and Expenses, net on the Consolidated Statements of Operations for the years ended December 31, 2006, 2005 and 2004 are as follows:

	For the years ended December 31,
	2006	2005	2004
	(in millions)
Income/(Expense)
Interest income	$32	$41	$37
Foreign exchange gains (losses)	—	(4)	12
AFUDC allowance	11	8	9
Realized and unrealized mark-to-market impact on discontinued hedges	(19)	(64)	—
Other(a)	91	87	163

Total	$115	$68	$221

(a)	Primarily represents a management fee charged by Spectra Energy Capital to an unconsolidated affiliate (see Note 10)

21. Subsequent Events

The spin-off of the natural gas businesses by Duke Energy was effective January 2, 2007. The new natural gas company, which is named Spectra Energy, principally consists of Spectra Energy Capital. Assets and liabilities of entities included in the spin-off of Spectra Energy were transferred from Duke Energy on a historical cost basis on the date of the spin-off transaction. As a result of the spin-off, all of the limited liability interests of Spectra Energy Capital were contributed by Duke Energy to Spectra Energy.

On March 30, 2007, a subsidiary of Spectra Energy Capital filed a Form S-1 with the SEC to register limited partner units of a proposed master limited partnership that would hold certain pipeline and storage assets of Spectra Energy Capital. The assets include a 100% interest in East Tennessee, a 50% interest in the Moss Bluff and Egan storage assets owned through Market Hub Partners, a wholly-owned subsidiary of Spectra Energy Capital, and approximately one-half (24.5%) of Spectra Energy Capital’s 50% ownership interest in Gulfstream.

For information on other subsequent events, see Notes 1, 4, 16, 19 and 23.

22. Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
	(in millions)
2006(a)
Operating revenues	$1,485	$981	$869	$1,197	$4,532
Operating income	385	322	252	286	1,245
Net income	222	320	447	255	1,244
2005(a)
Operating revenues	$3,717	$3,594	$900	$1,243	$9,454
Operating income	345	454	845	209	1,853
Net income (loss)	652	129	(534)	427	674

(a)	Operating revenues and operating income for quarterly periods in 2006 and 2005 have changed from prior filings as a result of the classification of certain operations from continuing operations to discontinued operations for all periods presented (see Note 1).

SPECTRA ENERGY CAPITAL, LLC

(formerly Duke Capital LLC)

Notes to Consolidated Financial Statements — Continued

During the first quarter of 2006, Spectra Energy Capital recorded the following unusual or infrequently occurring item: an approximate $24 million pre-tax gain on the settlement of a customer’s transportation contract (see Note 2).

During the second quarter of 2006, Spectra Energy Capital recorded the following unusual or infrequently occurring items: an approximate $55 million pre-tax other-than-temporary impairment charge related to International Energy’s investment in Campeche, which is included in Income (Loss) From Discontinued Operations, net of tax, on the Consolidated Statements of Operations (see Note 12).

During the third quarter of 2006, Spectra Energy Capital recorded the following unusual or infrequently occurring items: an approximate $250 million pre-tax gain on the sale of an effective 50% interest in the Crescent JV (see Note 12); and an approximate $38 million additional gain on the sale of DENA’s assets to LS Power as a result of LS Power obtaining certain regulatory approvals (see Note 12). Both of these gains are included in Income (Loss) From Discontinued Operations, net of tax, on the Consolidated Statements of Operations.

During the fourth quarter of 2006, Spectra Energy Capital recorded the following unusual or infrequently occurring items: an approximate $100 million pre-tax charge to establish a settlement reserve related to the Citrus litigation (see Note 16); and an approximate $28 million pre-tax impairment charge at International Energy as a result of the pending sale of operations in Bolivia, which is included in Income (Loss) From Discontinued Operations, net of tax, on the Consolidated Statements of Operations (see Note 12).

During the first quarter of 2005, Spectra Energy Capital recorded the following unusual or infrequently occurring items: an approximate $0.9 billion (net of minority interest of approximately $0.3 billion) pre-tax gain on sale of DCP Midstream’s wholly-owned subsidiary, TEPPCO GP (see Note 2); an approximate $100 million pre-tax gain on sale of Spectra Energy Capital’s limited partner interest in TEPPCO LP (see Note 2); an approximate $21 million pre-tax gain on sale of DENA’s partially completed Grays Harbor power plant in Washington State, which is included in Loss (Income) From Discontinued Operations, net of tax, on the Consolidated Statements of Operations (see Note 12); and an approximate $230 million of unrealized pre-tax losses on certain 2005 and 2006 derivative contracts hedging Field Services commodity price risk which were discontinued as cash flow hedges as a result of the anticipated deconsolidation of DCP Midstream by Spectra Energy Capital (see Note 2).

During the third quarter of 2005, Spectra Energy Capital recorded the following unusual or infrequently occurring items: an approximate $1.3 billion pre-tax charge for the impairment of assets and the discontinuance of hedge accounting for certain positions at DENA, as a result of the decision to exit substantially all of DENA’s remaining assets and contracts outside the Midwestern United States and certain contractual positions related to the Midwestern Assets, which is included in Income (Loss) From Discontinued Operations, net of tax, on the Consolidated Statements of Operations (see Note 12); an approximate $575 million pre-tax gain associated with the transfer of 19.7% of Spectra Energy Capital’s interest in DCP Midstream to ConocoPhillips, Spectra Energy Capital’s co-equity owner in DCP Midstream, which reduced Spectra Energy Capital’s ownership interest in DCP Midstream from 69.7% to 50% (see Note 2); an approximate $105 million of unrealized and realized pre-tax losses on certain 2005 and 2006 derivative contracts hedging Field Services commodity price risk which were discontinued as cash flow hedges as a result of the deconsolidation of DCP Midstream by Spectra Energy Capital (see Note 2); and approximately $90 million of gains at Crescent due primarily to income related to a distribution from an interest in a portfolio of office buildings and a large land sale, which is included in Income (Loss) From Discontinued Operations, net of tax, on the Consolidated Statements of Operations (see Note 12).

During the fourth quarter of 2005, Spectra Energy Capital recorded the following unusual or infrequently occurring items: pre-tax gain of approximately $380 million, which reverses a portion of the third quarter DENA impairment, attributable to the planned asset sales to LS Power; and pre-tax losses of approximately $475 million for portfolio exit costs including severance, retention and other transaction costs at DENA, which is included in Income (Loss) From Discontinued Operations, net of tax, on the Consolidated Statements of Operations (see Note 12).

SPECTRA ENERGY CAPITAL LLC

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

		Additions:
	Balance at Beginning of Period	Charged to Expense	Charged to Other Accounts	Deductions(a)	Balance at End of Period
	(In millions)
December 31, 2006:
Allowance for doubtful accounts	$121	$23	$14	$145	$13
Other(b)	708	226	67	765	236

	$829	$249	$81	$910	$249

December 31, 2005:
Allowance for doubtful accounts	$128	$21	$10	$38	$121
Other(b)	710	330	64	396	708

	$838	$351	$74	$434	$829

December 31, 2004:
Allowance for doubtful accounts	$272	$66	$3	$213	$128
Other(b)	978	228	95	591	710

	$1,250	$294	$98	$804	$838

(a)	Principally cash payments and reserve reversals. Also includes transfer of certain operations to Duke Energy in April 2006 and December 2006 as discussed in Note 1.
(b)	Principally insurance related reserves at Bison, litigation and other reserves, included in Other Current Liabilities, or Deferred Credits and Other Liabilities on the Consolidated Balance Sheets.